As filed with the Securities and Exchange Commission on June 30, 2003

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST ADVANTAGE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7375	61-1437565
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

805 Executive Center Drive West

Suite 300

St. Petersburg, Florida 33702

(727) 290-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kenneth D. DeGiorgio, Esq.

Executive Vice President, General Counsel and Assistant Secretary

First Advantage Corporation

1 First American Way

Santa Ana, California 92707-5913

(714) 800-3000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Neil W. Rust, Esq.

White & Case LLP

633 West Fifth Street

Los Angeles, California 90071

(213) 620-7700

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐__________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ __________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Class A common stock, $.001 par value	4,000,000 shares	$16.75	$67,000,000	$5,421

(1)	Pursuant to Rule 416 under the Securities Act, this Registration Statement includes any additional shares of First Advantage’s Class A common stock that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of First Advantage’s outstanding Class A common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices of one share of First Advantage Class A common stock, as reported on the Nasdaq National Market on June 27, 2003.
(3)	Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.0000809 and the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

PROSPECTUS

4,000,000 SHARES OF CLASS A COMMON STOCK

We are offering up to 4,000,000 shares of our Class A common stock, par value $.001 per share, for issuance from time to time as full or partial consideration for the acquisition of businesses, assets or securities of other business entities.

People who receive shares of our Class A common stock in connection with an acquisition may be permitted by us to use this prospectus and a prospectus supplement to resell their shares. You should read the section entitled “Selling Shareholders” to find out more information about resales, if any, including the amount of securities being resold.

The specific terms of each acquisition will be determined at or near the time of the acquisition by negotiations with the owners of the businesses, assets or securities to be acquired. Shares of our Class A common stock issued hereunder will be valued at approximately the market value at the time the terms of the acquisition are tentatively or finally agreed to, when the acquisition is completed, or during a specific period of time before we deliver the shares.

We may be required to provide further information by means of a post-effective amendment to the registration statement of which this prospectus forms a part or a prospectus supplement once we know the actual information concerning a specific acquisition. We urge you to read this prospectus and any accompanying prospectus supplement before you make your investment decision.

We do not expect to receive any cash proceeds from the sale of our Class A common stock pursuant to this prospectus, or to use an underwriter or pay underwriting discounts or commissions with respect to such shares.

Our Class A common stock is listed on the Nasdaq National Market under the trading symbol “FADV.” On June 27, 2003, the closing price of one share of our Class A common stock on the Nasdaq National Market was $16.75.

An investment in First Advantage Class A common stock involves a number of risks.

You should consider the risks specified in the “ RISK FACTORS” section of this prospectus beginning on page 6 before making any investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with this prospectus or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated [            ], 2003.

WHERE YOU CAN FIND MORE INFORMATION

First Advantage has filed a registration statement on Form S-4, of which this prospectus forms a part, to register with the Securities and Exchange Commission the shares of First Advantage Class A common stock to be issued hereunder. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. First Advantage will file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any reports, statements or other information that First Advantage files with the SEC at the SEC’s public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at www.sec.gov.

This information is also available to shareholders and prospective shareholders without charge upon written or oral request to:

First Advantage Corporation

Ken Chin

805 Executive Center Drive West

Suite 300

St. Petersburg, Florida 33702

(727) 290-1000

To obtain timely delivery, you must request the information at least five business days before the date on which you must make a decision on whether to invest in First Advantage.

First Advantage has not authorized anyone to give any information or make any representation about the shares of Class A common stock or our company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

(i)

(ii)

PROSPECTUS SUMMARY

Our Company

First Advantage is a newly created public company. On June 6, 2003, First Advantage’s Class A common stock commenced trading on the Nasdaq National Market under the symbol “FADV”.

Prior to June 5, 2003, First Advantage’s activities were essentially limited to its participation in the business combination transaction contemplated by the Agreement and Plan of Merger dated December 13, 2002 by and among The First American Corporation, US SEARCH.com Inc., First Advantage and Stockholm Seven Merger Corp.

On June 5, 2003, pursuant to the Merger Agreement, HireCheck, Inc., Employee Health Programs, Inc., SafeRent, Inc., Substance Abuse Management, Inc., American Driving Records, Inc. and First American Registry, Inc., each formerly a wholly-owned subsidiary of First American and collectively comprising the First American Screening Technology (FAST) division, and US SEARCH, a public company whose common shares were, until June 5, 2003, traded on the Nasdaq National Market under the symbol “SRCH”, became wholly-owned operating subsidiaries of First Advantage.

Pursuant to the Merger Agreement, on June 5, 2003, First American received First Advantage Class B common stock representing approximately 80% of the economic interest and 98% of the voting interest of First Advantage. The former shareholders of US SEARCH exchanged their outstanding shares of US SEARCH common stock for First Advantage Class A common stock representing, in the aggregate, approximately 20% of the economic interest and 2% of the voting interest in First Advantage.

Through its operating subsidiaries, First Advantage now provides risk management enterprise and consumer screening and risk mitigation services, including employee background screening, occupational health services, motor vehicle reports and tenant screening services. A more complete description of First Advantage’s business is found in the section entitled “INFORMATION ABOUT FIRST ADVANTAGE CORPORATION” beginning on page 14 of this prospectus.

The full name, address and telephone number of our company is:

First Advantage Corporation

805 Executive Center Drive West

Suite 300

St. Petersburg, Florida 33702

(727) 290-1000

About this Prospectus

This prospectus and each prospectus supplement (if any) is part of a registration statement on Form S-4 that we filed with the SEC using a “shelf” registration process. Under the shelf registration process, we may offer and sell, from time to time, in one or more offerings, up to a total of 4,000,000 shares of our Class A common stock for use in connection with acquisitions by us of other businesses, assets or securities of other business entities. The consideration offered by us in such acquisitions, in addition to any shares of Class A common stock offered by this prospectus, may include cash, certain assets and/or assumption by First Advantage of liabilities of the businesses, assets or securities being acquired.

The terms of acquisitions involving the issuance of the Class A common stock covered by this prospectus are expected to be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired. Factors that First Advantage may consider in determining whether to acquire a business include, among other factors, the quality and reputation of the business to be acquired and its management, the strategic market position of the business to be acquired, its proprietary assets, its ability to generate revenues and earnings, its cash flow and growth potential, and the market value of its equity securities when pertinent. It is anticipated that shares of our Class A common stock issued in any such acquisition will be offered at approximately the then current market value of the Class A common stock. The value will be determined either when the terms of the acquisition are tentatively or finally agreed to, when the acquisition is completed, or during a period of time before we deliver the shares.

We do not expect to pay underwriting discounts or commissions, although we may pay finders’ fees from time to time in connection with certain acquisitions. Any person receiving finders’ fees may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of shares of Class A common stock purchased by them may be considered underwriting commissions or discounts under the Securities Act.

This prospectus provides you with a general description of the securities we may sell. If required, each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement or supplements.

We may also permit individuals or entities who have received or will receive shares of our Class A common stock in connection with the acquisitions described above, or their transferees or successors-in-interest, to use this prospectus to cover their resale of such shares. See “Selling Shareholders,” as it may be amended or supplemented from time to time, for a list of those individuals or entities that are authorized to use this prospectus to sell their shares of our Class A common stock.

In making your investment decision, you should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on which it is released by First Advantage.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF US SEARCH AND
 SUMMARY HISTORICAL COMBINED FINANCIAL INFORMATION OF THE FAST DIVISION

Explanatory Note: The information below reflects time periods prior to the consummation of the mergers through which First Advantage acquired US SEARCH and the companies formerly comprising the FAST division of The First American Corporation. The mergers were completed on June 5, 2003. US SEARCH and each of the FAST division companies are now wholly-owned subsidiaries of First Advantage, notwithstanding references below that would suggest that the mergers are pending or that US SEARCH and the FAST division companies are not owned by First Advantage.

The table below presents summary financial information of the FAST division and US SEARCH for each of the years in the five-year period ended December 31, 2002 and the three months ended March 31, 2003 and 2002. This information has been derived from the selected financial data of the FAST division and US SEARCH included in this prospectus. This information is only a summary, and you should read it in conjunction with the audited and unaudited historical financial statements and related notes of the FAST division and US SEARCH attached to this prospectus.

US SEARCH

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Statement of Operations:
Total revenue	$8,079,000	$6,663,000	$30,341,000	$18,399,000	$22,363,000	$19,541,000	$9,245,000
Net loss	(1,811,000)	(2,998,000)	(24,076,000)	(11,937,000)	(29,362,000)	(26,377,000)	(6,788,000)
Net loss attributable to common stockholders	(1,811,000)	(2,998,000)	(24,076,000)	(24,915,000)	(34,443,000)	(26,377,000)	(6,788,000)
Basic and Diluted Net Loss Per Common Share:
Net loss per share attributable to common stockholders	$(0.02)	$(0.11)	$(0.41)	$(1.38)	$(1.93)	$(1.94)	$(0.71)
Balance Sheet:
Total assets	$29,783,000	$32,924,000	$31,299,000	$27,735,000	$12,015,000	$25,650,000	$575,000
Long-term debt, net of current portion	1,105,000	1,854,000	1,417,000	1,810,000	42,000	37,000	343,000
Long-term debt	4,379,000	16,364,000	3,208,000	8,263,000	1,094,000	84,000	4,001,000
Stockholders’ equity (deficit)	17,740,000	9,475,000	19,524,000	10,355,000	(3,141,000)	19,489,000	(7,749,000)

FAST DIVISION

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Income Statement Data:
Service revenues	$31,540,656	$22,647,238	$100,924,598	$49,167,057	$38,582,074	$30,372,638	$23,196,975
Net income (loss)	$395,820	$778,091	$2,702,311	$(579,309)	$50,515	$(336,312)	$1,952,477
Balance Sheet Data:
Total Assets	$165,337,769	$107,056,647	$164,006,580	$62,283,725	$26,628,269	$15,591,881	$5,431,869
Long-term debt, net of current portion	$521,141	$1,031,765	$650,906	$1,158,713	$2,260,899	$1,410,425	$355,406
Stockholders’ equity	$146,952,574	$94,099,375	$145,902,096	$53,075,105	$18,491,766	$12,390,154	$4,372,076

COMPARATIVE HISTORICAL AND PRO FORMA COMBINED PER SHARE DATA

Explanatory Note: The information below reflects time periods prior to the consummation of the mergers through which First Advantage acquired US SEARCH and the companies formerly comprising the FAST division of The First American Corporation. The mergers were completed on June 5, 2003. US SEARCH and each of the FAST division companies are now wholly-owned subsidiaries of First Advantage, notwithstanding references below that would suggest that the mergers are pending or that US SEARCH and the FAST division companies are not owned by First Advantage.

The following table presents the audited basic and diluted earnings per share and book value per share data for US SEARCH on a historical basis and the unaudited basic and diluted earnings per share and book value per share data for First Advantage on a pro forma basis. Historical earnings per share and book value per share data for the FAST division is not presented below because the FAST division is comprised of wholly-owned subsidiaries of First American, which makes per share data not meaningful. The unaudited pro forma combined financial data presented below are not necessarily indicative of the financial position had the transaction occurred on December 31, 2002 or March 31, 2003 or operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented, and such data should not be construed as representative of future financial position or operating results of First Advantage. Neither the FAST division nor US SEARCH declared any cash dividends for the periods presented below. The pro forma combined net loss, pro forma stockholders’ equity and the pro forma number of shares of common stock outstanding used in determining the amounts presented below have been derived from unaudited pro forma combined financial statements included in this prospectus. This information is only a summary and should be read in conjunction with the selected historical financial data of the FAST division and US SEARCH, the unaudited pro forma combined financial statements of First Advantage included in this prospectus, and the separate audited and unaudited historical financial statements of the FAST division and US SEARCH and related notes attached to this prospectus.

	Three Months Ended March 31, 2003	Year Ended December 31, 2002
Historical—US SEARCH(1)
Loss per share:
Basic	$(.02)	$(0.41)
Diluted	(.02)	(0.41)
Book value per share	.18	0.20
Pro forma equivalent—US SEARCH(2):
Loss per share:
Basic	(—)	(0.05)
Diluted	—	(0.05)
Book value per share	.42	0.42
Pro forma for First Advantage(3):
Loss per share:
Basic	(.07)	(1.24)
Diluted	(.07)	(1.24)
Book value per share	10.50	10.46

(1)	The historical loss per share for US SEARCH is calculated by dividing, loss attributable to common stockholders of US SEARCH by the weighted-average number of shares of US SEARCH common stock outstanding for the period. The book value per share is calculated by dividing stockholders’ equity by the number of shares of US SEARCH common stock outstanding as of March 31, 2003 and December 31, 2002.
(2)	The pro forma equivalent loss per share for US SEARCH is calculated by multiplying the pro forma loss per share for First Advantage by the merger exchange ratio of 1 share of Class A common stock of First Advantage for every 25 shares of stock of US SEARCH common stock. The pro forma equivalent book value per share is calculated by multiplying the pro forma book value per share for First Advantage by the merger exchange ratio of 1 share of Class A common stock of First Advantage for every 25 shares of stock of US SEARCH.
(3)	The pro forma combined loss per share and book value per share of First Advantage is computed by dividing pro forma loss and stockholders’ equity of First Advantage by 19,805,195 and 19,803,743 shares of First Advantage common stock calculated on a pro forma basis as of March 31, 2003 and December 31, 2002, respectively.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

Explanatory Note: The information below reflects a time period prior to the consummation of the mergers through which First Advantage acquired US SEARCH and the companies formerly comprising the FAST division. The mergers were completed on June 5, 2003. US SEARCH and each of the FAST division companies are now wholly-owned subsidiaries of First Advantage, notwithstanding references below that would suggest that the mergers are pending or that US SEARCH and the FAST division companies are not yet owned by First Advantage.

The table below presents selected financial data from the unaudited pro forma combined financial statements of First Advantage included in this prospectus. The unaudited pro forma combined financial statements give effect to the proposed combination of the FAST division and US SEARCH as if the combination had been completed on January 1, 2002 for income statement purposes and on March 31, 2003 for balance sheet purposes. The unaudited pro forma combined financial data is based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. First Advantage does not claim or represent that the following summary unaudited pro forma financial information is indicative of the results that would have been reported had the transactions actually occurred on the dates indicated above, nor is it indicative of future results. The unaudited pro forma combined financial data should be read in conjunction with the unaudited pro forma combined financial statements and related notes of First Advantage, as well as the audited and unaudited historical financial statements and related notes of the FAST division and US SEARCH attached to this prospectus.

	Three Months Ended March 31, 2003	Year Ended December 31, 2002
Statement of Operations:
Total revenue	$39,619,656	$155,227,860
Net loss	$(1,406,425)	$(24,469,530)
Loss per share	$(.07)	$(1.24)
Shares used in calculation of earnings per share(1)	19,805,195	19,803,743

At March 31, 2003
Balance Sheet:
Total assets	$238,938,329
Long-term debt, net of current portion	$1,114,307
Working capital	$4,925,174
Stockholder’s equity	$207,900,509

(1)	The estimated number of shares of First Advantage common stock issuable in the mergers does not include options or warrants to purchase shares of First Advantage Class A common stock that will be outstanding immediately following the mergers, including options to purchase Class A common stock to be issued to former executives of the FAST division and First American who will serve as executives of First Advantage.

RISK FACTORS

An investment in First Advantage Class A common stock involves a number of risks. In addition to the other information we include in this prospectus, you should consider the following risk factors in making an investment decision.

The integration of First Advantage’s subsidiaries will be difficult and may result in a failure to realize some of the anticipated potential benefits of the mergers.

The recently completed mergers pursuant to which we acquired our operating subsidiaries necessitate the integration of several businesses that previously operated independently. We cannot assure you that First Advantage will be able to integrate operations of these businesses or any other businesses subsequently acquired by First Advantage without encountering difficulties. Any difficulty in integrating the operations of the businesses successfully could have a material adverse effect on the business, financial condition, results of operations or liquidity of First Advantage, and could lead to a failure to realize the anticipated synergies of the combination. First Advantage’s management will be required to dedicate substantial time and effort to the integration of these businesses. During the integration process, these efforts could divert management’s focus and resources from other strategic opportunities and operational matters.

First Advantage is controlled by First American and as a result other stockholders have little or no influence over stockholders’ decisions.

As a result of the recently completed mergers, First American owns 100% of the First Advantage Class B common stock, which have ten votes per share compared to one vote per share of First Advantage Class A common stock. Consequently, First American has approximately 98% of the total voting power of First Advantage and, therefore, First American has the right to control the outcome of any matter submitted for the vote or consent of First Advantage’s stockholders, unless a separate class vote is required under Delaware law. First American has the voting power to control the election of the First Advantage board of directors and is able to cause the amendment of First Advantage’s certificate of incorporation or bylaws. First American also may be able to cause changes in the business without seeking the approval of any other party. These changes may not be beneficial to First Advantage or in the best interest of First Advantage’s other stockholders. For example, First American has the power to prevent, delay or cause a change in control and could take other actions that might be favorable to First American, but not necessarily to other stockholders. Similarly, subject to restrictions contained in the standstill agreement entered into as part of the merger transactions, First American has the voting power to exercise a controlling influence over First Advantage’s business and affairs and has the ability to make decisions concerning such things as:

•	mergers or other business combinations;

•	purchases or sales of assets;

•	offerings of securities;

•	indebtedness that First Advantage may incur; and

•	payments of any dividends.

First Advantage cannot assure you that First American’s ownership of First Advantage common stock or its relationship with First Advantage will not have a material adverse effect on the overall business strategy of First Advantage or on the market price of First Advantage Class A common stock.

Moreover, under recently proposed Nasdaq corporate governance rules, if a single stockholder holds more than 50% of the voting power of a company, that company is considered a “controlled company.” A controlled company is exempt from the Nasdaq rules requiring that a majority of the company’s board of directors be independent directors, that independent directors must have regularly scheduled executive sessions and that the compensation and nomination committees be comprised solely of independent directors. First American owns more than 50% of the voting power of First Advantage and First Advantage expects to take advantage of such exemptions afforded to controlled companies if the proposed Nasdaq rules are enacted.

First Advantage has very little operating history as an independent company.

Before June 5, 2003, First Advantage had no operating history as a separate public company. Due to this lack of operating history as a separate public company, there can be no assurance that First Advantage’s business strategy will be successful on a long-term basis. Several members of First Advantage’s management team have never operated a stand-alone public company.

The financial statements of the FAST division included in this prospectus cover periods when the FAST division was owned and operated by First American and, accordingly, are not necessarily indicative of the results of operations, financial condition and cash flows that would have been achieved had the FAST division been operated independently during the periods and as of the dates presented. For example, in 2000, 2001 and 2002, First American forgave approximately $6.1 million, $35.2 million and $90.1 million, respectively, in amounts used by the FAST division for working capital and acquisition financing. Furthermore, historical financial statements may not reflect the costs to the FAST division of borrowing funds as a stand-alone entity. Therefore, the historical consolidated financial information of the FAST division included in this prospectus may not reflect First Advantage’s future results of operations, financial position and cash flows. You should consider the prospects of First Advantage based on the risks, expenses and difficulties frequently encountered in the operation of a new public company in a relatively new and evolving industry.

Pursuant to the standstill agreement entered into between First American and First Advantage, a majority of First Advantage’s “disinterested directors” must approve most future transactions between First American and First Advantage. First Advantage may need additional capital in order to finance operations or pursue acquisitions. Accordingly, First Advantage will have to obtain its own financing for operations and perform most of its own administrative functions. There can be no assurance that First Advantage will be able to develop successfully the financial and managerial resources and structure necessary to operate as an independent public company, or that First Advantage’s available financing and anticipated cash flow from operations will be sufficient to meet all of its cash requirements.

Prior to the recently completed mergers, First American performed certain administrative functions of the FAST division. Pursuant to the services agreement entered into in connection with the mergers, First American continues to provide certain of these services to First Advantage. If the services agreement is terminated, First Advantage will have to find alternative sources for these services. Such alternative sources may be more expensive or provide a different quality of services, which may adversely affect First Advantage’s results of operations.

Prior to the recently completed mergers, HireCheck, Employee Health Programs, SafeRent, Substance Abuse Management, American Driving Records and First American Registry were wholly-owned subsidiaries of First American and made up First American’s Screening Technology (FAST) division. These entities comprise a substantial portion of First Advantage’s assets. Prior to the mergers, the FAST division relied on First American for certain financial, administrative and managerial support, including strategic planning, general management support, legal support, treasury administration, insurance, personal property leasing, communications, corporate income tax administration, human resources, benefits, network services, and accounting and financial management services. The FAST division paid First American approximately $1.9 million, $1.4 million and $1.6 million in 2000, 2001 and 2002, respectively, for these support services. First American continues to provide certain of these support services to First Advantage under a services agreement. The initial term of the services agreement is for one year and the agreement will renew for successive six-month periods unless either First American or First Advantage gives 30 days notice of the intent to not renew before the end of any six-month period. Until such time as First Advantage can incur the capital expenditures and operating expenses necessary to support the functions covered by the services agreement, First Advantage intends to allow the agreement to renew automatically. However, there can be no assurance that First American will choose to renew the agreement after the initial one-year term. In the event that First American does not renew the agreement, First Advantage would have to arrange alternative sources for these services.

Other sources may be more expensive or be of a different quality, which could have a material adverse effect on the business and results of operations of First Advantage.

Prior to June 6, 2003, there was no public market for First Advantage Class A common stock and there is no guarantee an active trading market will develop.

First Advantage Class A common stock began trading on the Nasdaq National Market on June 6, 2003. There can be no assurance that an active trading market for First Advantage Class A common stock will develop or, if a trading market does develop, that it will continue. In the absence of such a market, you may be unable to liquidate readily your investment in First Advantage Class A common stock.

First Advantage is dependent on information suppliers. If First Advantage is unable to manage successfully its relationships with a number of these suppliers, the quality and availability of First Advantage’s services may be harmed.

First Advantage obtains some of the data used in its services from third party suppliers and government agencies. If a number of suppliers are no longer able or are unwilling to provide First Advantage with certain data, First Advantage may need to find alternative sources. If First Advantage is unable to identify and contract with suitable alternative data suppliers and integrate these data sources into its service offerings, First Advantage could experience service disruptions, increased costs and reduced quality of its services. Additionally, if one or more of First Advantage’s suppliers terminates First Advantage’s existing agreements, there is no assurance that First Advantage will obtain new agreements with third party suppliers on terms favorable to First Advantage, if at all. Loss of such access or the availability of data in the future due to increased governmental regulation or otherwise could have a material adverse effect on First Advantage’s business, financial condition and results of operations.

First Advantage may be subject to increased regulation regarding the use of personal information.

Certain data and services provided by First Advantage are subject to regulation by various federal, state and local regulatory authorities. Compliance with existing federal, state and local laws and regulations has not had a material adverse effect on the results of operations or financial condition of First Advantage or its subsidiaries to date. Nonetheless, federal, state and local laws and regulations in the United States designed to protect the public from the misuse of personal information in the marketplace and adverse publicity or potential litigation concerning the commercial use of such information may increasingly affect the operations of First Advantage, which could result in substantial regulatory compliance expense, litigation expense and a loss of revenue.

First Advantage faces significant security risks related to its electronic transmission of confidential information.

First Advantage relies on encryption and other technologies to provide system security to effect secure transmission of confidential or personal information. First Advantage may license these technologies from third parties. There is no assurance that First Advantage’s use of applications designed for data security, or that of third-party contractors will effectively counter evolving security risks. A security or privacy breach could:

•	expose First Advantage to liability;

•	increase First Advantage’s expenses relating to resolution of these breaches;

•	deter customers from using First Advantage’s services; and

•	deter suppliers from doing business with First Advantage.

Any inability to protect the security and privacy of First Advantage’s electronic transactions could have a material adverse effect on the business, financial condition or results of operations of First Advantage.

First Advantage could face liability based on the nature of its services and the content of the materials provided which may not be covered by insurance.

First Advantage may face potential liability from individuals, government agencies or businesses for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear or are used in its products or services. Insurance may not be available to cover claims of these types or may not be adequate to cover First Advantage for all risks to which it is exposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of First Advantage’s insurance coverage, could have a material adverse effect on First Advantage’s reputation, business and results of operations.

First Advantage may not be able to pursue its acquisition strategy.

First Advantage intends to grow through acquisitions. First Advantage may not be able to identify suitable acquisition candidates, obtain the capital necessary to pursue its acquisition strategy or complete acquisitions on satisfactory terms. When companies are acquired, First Advantage may not be able to integrate or manage these businesses so as to produce returns that justify the investment.

A number of First Advantage’s competitors also have adopted the strategy of expanding and diversifying through acquisitions. First Advantage likely will experience competition in its effort to execute on its acquisition strategy, and First Advantage expects the level of competition to increase. As a result, First Advantage may be unable to continue to make acquisitions or may be forced to pay more for the companies it is able to acquire.

First Advantage may not be able to realize the entire book value of goodwill from acquisitions.

First Advantage has approximately $166.0 million of goodwill, as of March 31, 2003, including pro forma goodwill attributable to the recently completed business combination transaction. First Advantage has implemented the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” which requires that existing goodwill not be amortized, but instead be assessed annually for impairment or sooner if circumstances indicate a possible impairment. First Advantage will monitor for impairment of goodwill from past acquisitions completed by its subsidiaries and from future acquisitions. In the event that the book value of goodwill is impaired, any such impairment would be charged to earnings in the period of impairment. There can be no assurances that future impairment of goodwill under SFAS 142 will not have a material adverse effect on First Advantage’s results of operations.

First Advantage currently does not plan to pay dividends.

First Advantage intends to retain future earnings, if any, that may be generated from operations to help finance the growth and development of its business. As a result, First Advantage does not anticipate paying dividends to stockholders for the foreseeable future.

First Advantage’s business depends on technology that may become obsolete.

First Advantage expects to use US SEARCH’s DARWIN™ technology and uses other information technology to better serve its clients and reduce costs. These technologies likely will change and may become obsolete as new technologies develop. The future success of First Advantage will depend upon its ability to remain current with the rapid changes in the technologies used in its business, to learn quickly to use new technologies as they emerge and to develop new technology-based solutions as appropriate. If First Advantage is unable to do this, it could be at a competitive disadvantage. First Advantage’s competitors may gain exclusive access to improved technology, which also could put First Advantage at a competitive disadvantage. If First Advantage cannot adapt to these changes, its business may be materially adversely affected.

First American could sell its controlling interest in First Advantage and therefore First Advantage could eventually be controlled by an unknown third party.

Subject to certain restrictions, First American could elect to sell all or a substantial or controlling portion of its equity interest in First Advantage to a third party without offering to First Advantage’s other stockholders the opportunity to participate in the transaction. If another party acquires First American’s interest in First Advantage, that third party may be able to control First Advantage in the same manner that First American is able to control First Advantage. A sale to a third party also may adversely affect the market price of First Advantage’s Class A common stock because the change in control may result in a change in management decisions, business policy and First Advantage’s attractiveness to future investors.

First Advantage Class A common stock will have minimal liquidity due to its small public float.

Although there were approximately 20,000,000 shares of First Advantage common stock outstanding immediately following the mergers, approximately 80% are owned by First American and approximately 11% are held of record by Pequot Private Equity Fund II, L.P. Currently only approximately 9% of First Advantage’s issued and outstanding shares are freely transferable without restriction under the Securities Act. Accordingly, only a minimal number of shares of First Advantage actually trade. As a result, there will likely be less trading volume and therefore less liquidity compared to other companies with similar market capitalization. Consequently, you may have difficulty selling your shares of First Advantage.

Significant stockholders may sell shares of First Advantage common stock which may cause First Advantage’s share price to fall.

Subject to certain restrictions, First American may at any time convert each of its shares of First Advantage Class B common stock into a share of Class A common stock. First American or Pequot Private Equity Fund II, L.P. may transfer shares of First Advantage common stock in a privately-negotiated transaction or to affiliates or shareholders. Any transfers, sales or distributions by First American or Pequot Private Equity Fund II, L.P. of a substantial amount of First Advantage’s Class A common stock in the marketplace, or to shareholders, or the market perception that these transfers, sales or distributions could occur, could adversely affect the prevailing market prices for First Advantage Class A common stock.

Conflicts of interest may arise because certain directors and officers of First Advantage are also directors and officers of First American.

Certain persons associated with First Advantage have a continuing relationship with First American. Parker Kennedy, John Lamson and Kenneth DeGiorgio, Chairman of the Board, Chief Financial Officer and General Counsel, respectively, of First Advantage, also serve as executive officers of First American and its affiliates. Mr. Kennedy also serves as President and a Director of First American. As such they may have great influence on business decisions of First Advantage. These persons, currently associated with First American, were asked to serve as directors and/or officers of First Advantage because of their knowledge of and experience with the business of First Advantage and its operations. All three own stock, and options to acquire stock, of First American.

These affiliations with both First American and First Advantage could create, or appear to create, potential conflicts of interest when these directors and executive officers are faced with decisions that could have different implications for First American and First Advantage. For example, business decisions made by the board of First American regarding its relationship with First Advantage under the services agreement could adversely affect First Advantage.

The stockholders agreement will impact corporate governance.

First Advantage, First American and Pequot Private Equity Fund II, L.P., US SEARCH’s majority stockholder prior to the mergers, have entered into a stockholders agreement pursuant to which First American has agreed to vote as many of its shares in First Advantage as is necessary to ensure that the board of directors of First Advantage has no more than ten members and that a representative of Pequot that meets certain requirements is elected a director of First Advantage or, at Pequot’s request, a board observer of First Advantage. Pequot’s right to designate a board member or observer will continue until such time as Pequot’s and its affiliates’ collective ownership of First Advantage stock is less than 75% of the holdings Pequot received in the mergers. As a result of this arrangement and First American’s dominant ownership position in First Advantage, holders of First Advantage Class A common stock (other than Pequot) will have little or no ability to cause a director selected by such holders to be appointed to the board of directors of First Advantage and, consequently, little or no ability to influence the direction or management of First Advantage.

There may be risks related to the prior use of Arthur Andersen LLP as the auditor of SafeRent

The balance sheet and related statements of operations, owners’ equity and cash flows of SafeRent as of December 31, 2000, and for the year then ended, which have been included in the FAST division financial information in this prospectus, were audited by Arthur Andersen LLP. Despite First Advantage’s reasonable efforts to obtain Andersen’s consent, Andersen has not consented to the inclusion of its report in this prospectus. Under these circumstances, Rule 437a under the Securities Act permits First Advantage to file the registration statement which this prospectus forms a part of without a written consent from Andersen.

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to the registration statement (unless it is proved that at the time of the acquisition the person knew of the untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in the registration statement, report or valuation which purports to have been prepared or certified by the accountant.

As a result of Andersen failing to consent to being named as an expert or to the inclusion of its report in the registration statement of which this prospectus forms a part, you will not be able to recover against Andersen under Section 11(a) of the Securities Act.

The balance sheet and related statements of operations, owners’ equity and cash flows of SafeRent as of December 31, 2001 and for the year then ended were also audited by Andersen, but have subsequently been restated for the classification and accounting for certain mandatorily redeemable preferred stock and, consequently, these financial statements are presented on an unaudited basis.

SELLING SHAREHOLDERS

In general, the persons to whom we issue shares of Class A common stock under this prospectus will be able to resell such shares in the public market without further registration and without being required to deliver a prospectus. However, certain persons who receive our Class A common stock may want to resell those securities in distributions that would require the delivery of a prospectus. With our consent, this prospectus may be used by certain shareholders who wish to sell our Class A common stock. As used in this prospectus, “selling shareholders” may include shareholders who receive our Class A common stock hereunder in connection with an acquisition and donees and pledgees selling shares received from such people. We may limit our consent to a specified time period and subject our consent to certain limitations and conditions, which may vary by agreement.

Selling shareholders may sell our Class A common stock in any combination of the following:

•	through the Nasdaq National Market or any national securities exchange on which our Class A common stock has been approved for listing in the future;

•	directly to purchasers in negotiated transactions;

•	by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchases;

•	in block trades in which the broker or dealer will attempt to sell securities as an agent but may position and resell a portion of the block as principal;

•	in a transaction in which a broker or dealer purchases as principal for resale for its own account; or

•	through underwriters and agents.

Resales by selling shareholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. Shares of our Class A common stock may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. The securities firm may resell the shares through other securities dealers, and commissions or concessions to those other dealers may be allowed. Such selling shareholders may indemnify any securities firm participating in such transactions against certain liabilities, including liabilities under the Securities Act and to reimburse them for any expenses in connection with an offering or sale of securities.

The selling shareholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by them and profit on any resale of such shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

Selling shareholders may also offer shares of Class A common stock covered by this prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales that meet the requirements of Rule 144 or Rule 145(d) under the Securities Act. Selling shareholders should seek the advice of their own counsel about the legal requirements for such sales.

This prospectus will be amended or supplemented, if required by the Securities Act and the rules of the SEC, to disclose identity of the selling shareholders, the number of shares to be sold by the selling shareholders, any material relationship a selling shareholder may have with us, and other details of the resale to the extent appropriate.

We will not receive any part of the proceeds from the resale by the selling shareholders of any shares under this prospectus. We will bear all expenses other than selling discounts and commissions and fees and expenses of the selling shareholders in connection with the registration of the shares being re-offered by the selling shareholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” These forward-looking statements are based on estimates and assumptions made by management and take into account only the information available at the time the forward-looking statements are made. Although we believe our estimates and assumptions are and will be reasonable, forward-looking statements involve risks, uncertainties and other factors that could cause our actual results to differ materially from those suggested in the forward-looking statements. Forward-looking statements include the information concerning future financial performance, anticipated benefits of the mergers, business strategy, projected plans and objectives of First Advantage and its subsidiaries, prospective products, sales and marketing efforts, costs and expenses, liquidity, cost savings and the other forward-looking statements contained in this prospectus, including:

•	pro forma financial data for First Advantage, US SEARCH and the companies formerly comprising the FAST division;

•	the anticipated benefits of the recently completed mergers;

•	the production and expected use of US SEARCH’s DARWIN™ technology; and

•	projected financial results of First Advantage, the companies formerly comprising the FAST division and US SEARCH;

Forward-looking statements are subject to numerous risks and uncertainties. The following are some important factors that could cause First Advantage’s actual results to differ materially from those in forward-looking statements:

•	general volatility of the capital markets and the market price of First Advantage Class A common stock;

•	First Advantage’s ability to successfully raise capital;

•	First Advantage’s ability to identify and complete acquisitions and successfully integrate businesses it acquires (including HireCheck, Employee Health Programs, SafeRent, Substance Abuse Management, American Driving Records, First American Registry and US SEARCH);

•	changes in applicable government regulations;

•	the degree and nature of First Advantage’s competition;

•	an increase in First Advantage’s expenses;

•	continued consolidation among First Advantage’s competitors and customers;

•	technological changes may be more difficult or expensive than anticipated; and

•	other factors described in the section entitled “RISK FACTORS” beginning on page 6.

First Advantage’s actual results, performance or achievement could differ materially from those expressed in, or implied by, forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of First Advantage. The forward-looking statements speak only as of the date they are made. First Advantage does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

INFORMATION ABOUT FIRST ADVANTAGE

First Advantage is a newly created public company. On June 6, 2003, First Advantage’s Class A common stock commenced trading on the Nasdaq National Market under the symbol “FADV”.

Prior to June 5, 2003, First Advantage’s activities were essentially limited to its participation in the business combination transaction contemplated by the Agreement and Plan of Merger dated December 13, 2002 by and among The First American Corporation, US SEARCH.com Inc., First Advantage and Stockholm Seven Merger Corp.

On June 5, 2003, pursuant to the Merger Agreement, HireCheck, Inc., Employee Health Programs, Inc., SafeRent, Inc., Substance Abuse Management, Inc., American Driving Records, Inc. and First American Registry, Inc., each formerly a wholly-owned subsidiary of First American and collectively comprising The First American Corporation Screening Technology (FAST) division, and US SEARCH, then a public company whose common shares were traded on the Nasdaq National Market under the symbol “SRCH”, became wholly-owned operating subsidiaries of First Advantage.

Pursuant to the Merger Agreement, on June 5, 2003, First American received First Advantage Class B common stock representing approximately 80% of the economic interest and 98% of the voting interest of First Advantage. The former shareholders of US SEARCH exchanged their outstanding shares of US SEARCH common stock for First Advantage Class A common stock representing, in the aggregate, approximately 20% of the economic interest and 2% of the voting interest in First Advantage.

The business of First Advantage, operated through its wholly-owned subsidiaries, are the businesses conducted by such entities.

Business of US SEARCH

Overview

First Advantage, through its subsidiary US SEARCH, is an individual locator and risk management services company, which uses its proprietary software platform and web-based systems to supply consumer and business clients with services such as individual location, identity verification, criminal record checks, employment and education verifications. US SEARCH’s wholly-owned subsidiary, Professional Resource Screening, provides employment screening services, including identity verification, criminal record checks, employment and education verifications, professional reference checks, credit and motor vehicle record checks, and drug screening. Professional Resource Screening has more than 500 large business clients, including AT&T Wireless, The AIG Life Companies, Bell South Corporation, Charles Schwab and DHL Worldwide Express.

US SEARCH has developed US SEARCH DARWIN™ patent-pending technology, which automates the data management supply chain by accessing, assimilating, and compiling data from disparate sources. The current applications of the technology focus on individual locator and profile services. US SEARCH has developed the technology’s application to employment screening services and expects that it will be in production for US SEARCH’s business customers in 2003. By automating the fulfillment process for employment screening, US SEARCH believes it will be able to deliver a superior quality product more quickly and more efficiently.

US SEARCH Services

US SEARCH offers a variety of products and services to provide accurate and timely background information. US SEARCH’s services are highly automated—its clients online can conduct many of US SEARCH’s services instantly. US SEARCH also offers assisted searches and screening services, both online and through toll free telephone numbers.

•

Large Business Services. US SEARCH, through its subsidiary Professional Resource Screening, provides large businesses, government agencies and other employers with a variety of employment screening, individual and business background check and risk mitigation products and services via an online, web-based system that enables instant ordering and prompt delivery of results. Employment screening products include Social Security Number Trace, Federal and State Felony and Misdemeanor Record Searches, Employment and Education Verification, Motor Vehicle Records and Credit History. US SEARCH also provides character reference checks and drug screening via third party providers. US SEARCH also offers a Management Services program that provides customers with an outsourced solution to background investigations. Finally, US SEARCH recently developed ApplyDirect™, a web-based application tool designed to reduce recruiting costs and improve time-to-hire by allowing job candidates to electronically complete and sign employment application forms.

•	Small and Medium Business Services. US SEARCH provides small and medium businesses with a variety of services including individual locator, individual and business background checks and employment screening. Small and medium business clients may use US SEARCH’s services to find missing beneficiaries, debtors, alumni, witnesses, shareholders and pension plan participants, perform due diligence on individuals and businesses before entering into a business or financial relationship, research identity fraud, verify property ownership or screen employees before making a hiring decision. US SEARCH’s customers may access a new small and medium business website at www.ussearch.com/business.

•	Consumer Services. US SEARCH provides consumer clients with a single, comprehensive access point to a broad range of information to assist them in locating friends and relatives or learn more information about people in their lives.

Marketing and Brand Awareness

US SEARCH markets its services through a direct sales force, strategic partnerships and Internet advertising featuring the US SEARCH brand. Given the current attention being paid to security issues, US SEARCH intends to develop channel relationships with leading management consultants, systems integrators, HR information systems providers and HR outsourcing companies to make US SEARCH DARWIN™ technology and services available as a component of their offerings.

US SEARCH intends to continue to strengthen its brand through Internet advertising programs, direct mail, e-mail campaigns, and public relations programs. US SEARCH plans to target an increasing portion of marketing and advertising programs and related expenditures toward business and professional clients rather than consumers.

Marketing to Corporate and Professional Clients. US SEARCH has established a direct business sales force and a team of research specialists to promote and increase the marketing of its services to prospective professional and corporate clients and to address the specific needs of each corporate and professional client. US SEARCH is targeting certain industries, such as transportation, retail, healthcare, financial services, and insurance markets for its employment screening services.

Internet Advertising

US SEARCH believes that marketing agreements with Internet search engines and popular websites have increased brand recognition and attracted clients. US SEARCH generates visitors to its website from various forms of Internet advertising, such as banners, buttons, text links and integrated order forms. US SEARCH maintains marketing agreements with leading Internet search engines and popular websites, and has placement on major websites such as AOL.com, Yahoo.com, Google.com, MSN.com, InfoSpace.com, Netscape.com, Lycos.com, Whitepages.com, Classmates.com, and Overture.com. US SEARCH believes that these sites reach a growing base of Internet users that engage in both business and consumer transactions.

US SEARCH plans to continue to use Internet advertising to acquire clients. During 2002, US SEARCH endeavored to negotiate Internet advertising placements that were targeted to achieve customer acquisition and continued to negotiate performance based payment models. In addition, US SEARCH developed lower-cost supplemental client acquisition programs, including its affiliate marketing program that works with a wide variety of smaller websites, commissioning these affiliates on revenue share basis. US SEARCH also intends to develop strategic marketing relationships with other companies based upon traffic patterns, customer profiles and related services, to increase its revenue from the Internet, primarily on a revenue share or other performance basis.

Competition

The data and information service industry is highly competitive and currently fragmented, although there has been a recent trend toward consolidation. US SEARCH’s primary competitors for business services include ADP, ChoicePoint, Inc., Kroll, USIS and TALX. Currently, US SEARCH’s primary competitors in the area of individual locator searches include telephone companies and other third parties, who publish free printed or electronic directories, private investigation firms and KnowX.com.

Third Party Suppliers

US SEARCH does not independently maintain most of the databases from which it gathers information for its current services, but instead relies on a limited number of third party suppliers. If one or more of US SEARCH’s current data suppliers terminates existing agreements, US SEARCH may not be able to obtain new agreements with third party suppliers on favorable terms, if at all. Therefore, US SEARCH continually seeks additional data sources with the goal of adding new products and services and decreasing its dependence on a limited number of suppliers of data for its current products and services.

Technology and Infrastructure

During 2002, US SEARCH implemented its DARWIN™ proprietary software platform, which uses advanced technology to access, assimilate, compile, distribute and present data from disparate public and private databases. US SEARCH’s patent application on this technology was published on December 19, 2002.

During 2002, US SEARCH completed development of the initial phase of its Corporate Services Platform that provides support for customers of its screening services. US SEARCH believes this platform automates many of the activities of the screening business and enhances fulfillment productivity and accuracy. In addition, US SEARCH has further enhanced its eCommerce, Customer Relationship Management and proprietary technology developments which utilize the industry standard J2EE technology platform to enhance the interoperability of its software systems, provide improved scaling capability and provide further efficiencies in the software development group by standardizing on a single development platform. US SEARCH’s XML-based messaging framework enables seamless exchange of data with client-partner systems.

US SEARCH has scaled its hardware infrastructure to accommodate the increased traffic to its sites and has attempted to provide redundancy at all levels of the architecture in an effort to minimize unanticipated processing interruption.

Patents and Trademarks

US SEARCH’s patent application on its US SEARCH DARWIN™ technology was published on December 19, 2002 and is pending issuance. US SEARCH is the owner of registered trademarks for “1-800-USSEARCH”, “The Public Record Portal,” its logo, “Reuniting America Two People at a Time,” “VeroTrust,” “FraudIdentity,” and “TrustIdentity” and has applied for registered trademark status for “US SEARCH.com.” US SEARCH has also registered several domain names, including 1800USSEARCH.com, ussearch.com, prsinet.com and verotrust.com.

Governmental Regulation

Although none of US SEARCH’s products or services require US SEARCH to obtain governmental approvals, US SEARCH is subject to various federal and state regulations that impact its products and services. For example, employment screening is regulated by the federal Fair Credit Reporting Act (FCRA), various state law equivalents, as well as federal and state laws and regulations intended to prevent employment discrimination. US SEARCH’s consumer business is affected by the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 (GLB). Federal preemption of privacy laws has been discussed at the federal level since the passage of the GLB. Presently, however, state legislatures, attorneys general, and state regulatory bodies are responding to a perceived need for increased privacy protection in the absence of strong federal legislation that is preemptive. States have taken increased action on privacy-related legislation.

Research and Development Activities

Over the last three years US SEARCH has spent considerable funds developing its proprietary technology and websites. In fiscal years 2000, 2001 and 2002, respectively US SEARCH spent $6.0 million, $7.8 million and $5.4 million on research and development activities.

Businesses of American Driving Records, SafeRent, First American Registry, HireCheck, Employee Health Programs and Substance Abuse Management (collectively the former FAST division of The First American Corporation)

Services

Motor Vehicle Reports. First Advantage, through its subsidiary American Driving Records, provides automated access to driving records from all 50 states and the District of Columbia. Insurance companies represent the core of the customer base for this product, which they use for underwriting purposes. Employers also utilize the product to manage risk associated with employees that require the use of a vehicle in the performance of their duties. For most customers, American Driving Records receives and fulfills orders through its proprietary software known as Comprise/ZapApp software, which allows the customer to integrate the process of obtaining motor vehicles reports with other processes utilized by the customer. Generally, demand for this product decreases in November and December as a result of seasonal reductions in the insurance and employment markets.

Tenant Screening. First Advantage, through its subsidiaries SafeRent and First American Registry, provides tenant screening services to landlords and managers of multifamily residential properties. These services include reports containing information derived from databases of eviction records, major credit bureaus, provided references and criminal records. Depending on a customer’s needs, reports can draw on any combination of these sources. One of the products, for example, provides customers with a comprehensive report of rental history and eviction filings drawn on First Advantage’s proprietary database. Customers also can order products which assess risk of default by a potential tenant based on a statistical model. Customers generally order and receive the division’s tenant screening products through a secure Internet connection or through software. In these services SafeRent and First American Registry experience moderate seasonality, with a slightly disproportionate share of revenue being generated from March through October.

Employee Background Screening. First Advantage, through its subsidiary HireCheck, provides employee background screening services to thousands of companies in the United States. These services include reports about a prospective employee’s criminal record, motor vehicle violations, credit standing and involvement in civil litigation. First Advantage, through its subsidiary HireCheck also makes inquiries of provided references and former employers, verifies educational credentials and licenses and checks industry specific records. A customer can order any of these and other related services individually or as a package. Depending on a customer’s preference, orders may be placed and fulfilled directly from HireCheck, through a secure Internet connection, via facsimile or through third party vendors. Because of the diverse clientele for the employee background screening products, seasonality is minimal. Generally, First Advantage experiences any lull in the demand for its screening products near year end and during the summer, when employers typically slow their hiring pace.

Occupational Health. First Advantage, through its subsidiaries Employee Health Programs and Substance Abuse Management, also provides its customers with a comprehensive set of occupational health services, which helps employers manage occupational health issues with respect to both prospective and existing employees. Generally, these products involve first the design and implementation of a drug testing program, including provision for the collection and testing of specimens. Through its staff of doctors, Employee Health Programs and Substance Abuse Management then interpret the results. Ultimately, a report is delivered to customers through a secure Internet connection or through other direct means.

First Advantage, through its subsidiary Employee Health Programs, also develops and manages employee assistance programs, which provide troubled employees with access to confidential counseling services. These programs cover a wide range of personal and workplace issues, including alcohol and drug abuse, marital problems, family matters, bereavement management, depression, stress, retirement and downsizing. Employee Health Programs’ employee assistance programs also provide employers with a number of corporate-focused services, including critical incident stress management programs, organizational change consulting and intensive specialty training on issues such as violence in the workplace.

Approximately 75% of First Advantage’s occupational health business is derived from employment screening, with the balance attributable to ongoing drug testing programs and employee assistance programs.

As with its employee background screening products, any seasonality in the demand for First Advantage’s occupational health products generally is attributable to decreases in hiring which occur near year end and during the summer.

First Advantage also owns 100% of the voting and economic interest in First American Indian Holdings LLC, which was contributed by First American to First Advantage as part of the recently completed mergers. First American Indian Holdings and American Driving Records own ZapApp India Private Limited, a company that provides software development services to First Advantage.

Historical Growth of the First American Screening Technology (FAST) Division

Prior to the recently completed mergers, HireCheck, Employee Health Programs, SafeRent, Substance Abuse Management, American Driving Records and First American Registry, now wholly-owned subsidiaries of First Advantage, were wholly-owned subsidiaries of First American and made up The First American Corporation Screening Technology (FAST) division.

In the late 1990s, First American initiated a diversification strategy which called for, among other things, the combination of one of its core competencies—data management and analysis—with businesses that are counter-cyclical to its long-standing real estate related products and services. First American also sought businesses that were complementary to its rapidly growing credit reporting business, First American CREDCO. First American management initially focused on the background screening industry—an information-intensive business with a heavy demand for credit reports and a relatively tangential tie to the real estate market.

Employee Background Screening. In September 1998, First American began its entry into the background screening industry by acquiring HireCheck. HireCheck, headquartered in St. Petersburg, Florida, provides a wide range of employee screening services for a diverse group of companies. Depending on the type of product ordered, the reports generated by HireCheck provide information about a prospective employee from a number of sources, including criminal records, motor vehicle reports, credit reports, civil litigation records, prior employers, educational institutions, licensing authorities, employee references and certain other records specific to the industry in which the customer operates.

Tenant Screening. In September 1998, First American also entered the tenant screening industry by acquiring First American Registry, headquartered in Rockville, Maryland. First American Registry, the largest tenant screening company in the United States, gives property managers and landlords in the multifamily housing industry the tools required to evaluate prospective tenants. These tools include access to First American Registry’s database of landlord-tenant court records, which is the largest of its kind in the United States, and its database of criminal conviction information, which is one of the largest for use in tenant screening in the country. These tools also include access to credit reports, a credit scoring model developed exclusively for the multifamily housing industry and reference checking.

Occupational Health. Continuing its efforts to provide a comprehensive set of risk management tools to its customers, in August 2001, First American entered the occupational health services business by acquiring Milwaukee, Wisconsin-based Substance Abuse Management. This company manages for employers the collection of drug test specimens, the actual testing of the specimens and the interpretation and delivery of results.

Motor Vehicle Reports. Five months later, in January 2002, First American further added to the menu of services offered by the FAST division by acquiring American Driving Records, a Rancho Cordova, California-based provider of motor vehicle reports. One of the largest competitors in its industry, American Driving Records brought to the FAST division not only a formidable player in a key area of the risk management industry, but also enhanced access to the driving records of almost every state in the United States. With American Driving Records, First American purchased ZapApp India Private Limited, a Bangalore, India-based private limited company that provides web development services to American Driving Records.

Consolidation

In an effort to improve the profitability of the companies then comprising the FAST division, in the second quarter of 2001, First American reorganized the division’s management structure by dedicating a single management group to the oversight of all operations. By emphasizing the group as a whole, this reorganization effort positioned the FAST division to pursue cross-selling opportunities, take advantage of mutual supplier relationships and leverage technological developments and resources across the entire division. It also had the effect of focusing management on efforts to improve the division’s operating margins by increasing the volume of transactions performed using the division’s existing systems, whether through internal sales growth or by acquiring businesses with complementary product offerings. In January 2002, First American formally created the FAST division and began reporting it as a segment in its financial statements.

Strategic Acquisitions Following 2001 Reorganization

First American supplemented the division’s employee background screening operations by acquiring Factual Business Information, Inc., headquartered in Miami, Florida, in August 2001 and Pretiem Corporation, headquartered in Princeton Junction, New Jersey, in December of 2001. These acquisitions provided the division with a customer base for employee background screening services in three important employment markets: the Miami metropolitan area, New Jersey and New York State.

In the last quarter of 2002, the FAST division completed acquisitions of Employee Health Programs in October and SafeRent in November.

Employee Health Programs. A competitor of Substance Abuse Management, the Bethesda, Maryland-based Employee Health Programs brought critical volume to the FAST division’s occupational health business. Through the acquisition of Employee Health Programs, the FAST division also expanded the scope of its existing services to include employee assistance programs, which are designed to help troubled employees resolve behavioral and/or emotional problems and achieve their full productive capability.

SafeRent. SafeRent, headquartered in Denver, Colorado, brought many new customers to the FAST division’s leading tenant screening business and increased the division’s penetration in key markets, in particular markets in the western United States.

Customers

First Advantage’s subsidiaries formerly making up the FAST division serve a wide variety of clients throughout the United States, including a substantial percentage of those businesses comprising the Fortune 1000, many major real estate investment trusts and property management companies, a number of the top providers of transportation services, governmental agencies, non-profit organizations and health care providers. Dominant categories of customers vary depending on the type of product. Insurance carriers and agents, for example, purchase a substantial proportion of American Driving Records’ products. Transportation companies are major consumers of the occupational health products. Multifamily housing property management companies and landlords of all sizes are represented in the tenant screening business’ customer base. Larger employers represent the predominant share of the employee background screening business. First Advantage’s subsidiaries formerly making up the FAST division derive a nominal amount of revenue from customers in Canada and Puerto Rico.

First Advantage’s subsidiaries formerly comprising the FAST division have in excess of 10,000 customers. No single customer is responsible for 2 percent or more of the revenue of the entire division.

Suppliers

Data represents a key ingredient of First Advantage’s background screening, tenant screening and driving records products provided by its former FAST division companies. In obtaining such data, First Advantage draws upon a wide variety of sources, including governmental agencies, credit reporting agencies, third parties which compile public record information and on-line search services. Many of First Advantage’s suppliers provide this data in electronic format. First Advantage does not anticipate the termination of any significant relationship with any of its data suppliers. Because First Advantage believes it could acquire necessary data from other sources, First Advantage does not believe that the termination of any supplier relationship would have a material adverse effect on it’s financial condition or operating results.

In connection with its occupational health services, First Advantage depends upon services provided by specimen collection agencies and laboratories. There is significant competition among suppliers of these services and, consequently, First Advantage does not believe the termination of its relationship with any of these suppliers would have a material adverse effect on its financial condition or operating results.

First Advantage’s subsidiaries formerly making up the FAST division have historically relied on First American for certain financial, administrative and managerial support, including strategic planning, general management support, legal support, treasury administration, insurance administration, corporate income tax administration, human resources, benefits, network services, and certain accounting and financial management services. The FAST division paid First American approximately $1.9 million, $1.4 million and $1.5 million in 2000, 2001 and 2002, respectively, for these support services. First American will continue to provide certain of these support services to First Advantage under a services agreement.

Governmental Regulation

Although none of the products or services of the companies making up the former FAST division requires governmental approvals, these companies are subject to various federal and state regulations that may impact their products and services. For example, the federal Fair Credit Reporting Act and various state laws regulate products and services that include disclosure of personal information. Historically, the FAST division has been able to comply with existing laws and regulations without incurring substantial costs or restrictions on it business.

Competition

A number of companies compete with the former FAST division’s product offerings. First Advantage’s most significant national competitors in employee background screening include ChoicePoint, Kroll, U.S. Investigative Services and ADP. A number of local and regional competitors also exist. The tenant screening industry is highly fragmented, with only approximately 10 other companies providing significant competition on a national level. In its occupational health business, First Advantage has one significant nationwide competitor, however, there are a significant number of relatively local and regional companies in the industry. In motor vehicle reports, there are approximately 10 major competitors to First Advantage, the most predominant of which is ChoicePoint. In each of these markets, First Advantage competes foremost on the basis of customer service and secondarily on price and product differentiation.

Intellectual Property

First Advantage’s subsidiaries making up the former FAST division own a number of items of intellectual property, including trademarks, tradenames, copyrights, patents, domain names and unregistered trade secrets. First Advantage is not dependent upon any single item of intellectual property.

The web site of First Advantage is www.fadv.com.

Strategies for Future Growth of First Advantage

First Advantage believes that as the world becomes increasingly risky for individuals and organizations, demand for the risk management products offered by its former FAST division companies and by US SEARCH will grow. These companies’ primary goal is to be well positioned to capture not only a substantial portion of the existing market, but also a substantial share of the expected growth. First Advantage intends to help these companies accomplish this goal in the following manner:

Consolidate Operations. First Advantage intends to continue its aggressive efforts to consolidate the operations of the former FAST division and the operations of US SEARCH. This includes efforts not only to capture synergies by eliminating personnel and systems duplication, but also to exploit cross-selling opportunities by providing a single platform on which First Advantage can offer its entire menu of services to current and prospective customers. In the short term, First Advantage believes these efforts could result in the elimination of up to 5% of the former FAST division’s and US SEARCH’s total employee base.

Pursue Strategic Acquisitions. First Advantage also intends to continue pursuing acquisitions of companies that would enable it to enter new markets as well as increasing its share of those markets in which it is already operating. It will pursue companies with assets that will enhance First Advantage’s ability to fulfill orders, including companies with proprietary databases containing information for use in its products or technology that would make order placement or product delivery more efficient. First Advantage also expects to pursue acquisition opportunities which would enable it to enter into related product fields. The FAST division’s recent acquisitions of Employee Health Programs and SafeRent are examples of the efforts to increase the volume of transactions performed by First Advantage’s existing businesses through strategic acquisitions. The recently completed business transaction with US SEARCH provides an example of First Advantage’s efforts to enhance its technology (through US SEARCH’s DARWIN™ platform) and to enter related product fields (location services) through acquisition.

Overseas Production. To cut costs, First Advantage intends to expand its production efforts overseas. Currently, First Advantage’s operations in Bangalore, India provide a portion of its software development needs. First Advantage plans to expand the software development activities of its Bangalore facility and to examine other potential cost saving opportunities it may provide, such as the performance of certain back office functions and the running of a customer service call center.

Employees

First Advantage employs, through its subsidiaries, over 900 people in the aggregate, most of which are located in the United States. First American Indian Holdings LLC employs 12 people at its development facility in Bangalore, India.

Properties

First Advantage’s principal executive offices are located in 30,000 square feet of leased office space in St. Petersburg, Florida. The lease expires on February 29, 2008 with no option to renew. Monthly rent is approximately $62,000. First Advantage, through HireCheck, First American Registry, Substance Abuse Management, American Driving Records, Employee Health Programs, SafeRent, First American Indian Holdings LLC, US SEARCH and PRSI, maintains 18 other offices in the United States and an office in Bangalore, India. These offices, all of which are leased, comprise a total of approximately 188,500 square feet of space.

Legal Matters

HireCheck, First American Registry, Substance Abuse Management, American Driving Records, Employee Health Programs, SafeRent, US SEARCH and their subsidiaries are involved in litigation from time to time in the ordinary course of their businesses. First Advantage does not believe that the outcome of any pending or threatened litigation involving these entities will have a material adverse effect on its financial position or operating results.

Employee Benefit Plans

First Advantage is honoring all outstanding stock options, stock appreciation rights, limited stock appreciation rights, stock purchase rights and warrants of US SEARCH outstanding before the mergers. First Advantage intends to offer its employees participation in certain of First American’s benefit plans for a period of time following the closing of the mergers. Non-employee directors and certain employees and consultants of First Advantage and its subsidiaries are also eligible to participate in the First Advantage Corporation 2003 Incentive Compensation Plan. Participation in the First Advantage Corporation 2003 Employee Stock Purchase Plan is also offered to eligible employees of First Advantage.

First American Benefit Plans

First Advantage employees may elect to participate in a selection of medical plans to fit their needs as well as a dental plan, a vision plan, various coverage levels of life and disability benefits. Employees are eligible to participate in these plans after completion of 30 days of continuous active service and if such employees are regularly scheduled to work at least 30 hours a week. The First American 401(k) Savings Plan (Restatement effective as of January 1, 2001) (the “401(k) Savings Plan”), a defined contribution plan intended to qualify under Section 401(k) of the United States Internal Revenue Code, is available to employees of First Advantage who complete at least 30 days of continuous active service and are at least 21 years old. Each participant is able to elect to defer from 1% to 15% of the participant’s pretax annual compensation, subject to certain limits, which are prescribed by the Internal Revenue Code and adjusted for inflation periodically. Matching contributions and profit-sharing contributions may be made under the plan. Elective deferral and employer contributions are fully vested at all times. Upon retirement or other termination of employment, a participant’s account balance will be distributable to the participant (or to the participant’s beneficiary) in accordance with the participant’s election. Distributions of a participant’s account balance may be withdrawn during their employment in order to satisfy an immediate and heavy financial need that cannot reasonably be satisfied from other sources. The 401(k) Savings Plan permits participants to borrow a portion of their vested account balances pursuant to a uniform and non-discriminatory loan program.

Employees of First Advantage and its subsidiaries who were participants in First American’s defined benefit pension plan prior to the recently completed mergers and who have become employees of First Advantage in connection with the mergers generally are permitted to continue their participation in the plan, to the extent available to employees of First American. No new participants will be permitted to participate in the defined benefit pension plan.

First American maintains an executive supplemental benefit plan and a management supplemental benefit plan that it believes assists in attracting and retaining highly qualified individuals for upper management positions. Both plans provide retirement benefits for, and pre-retirement death benefits with respect to, certain key management personnel selected by First American’s board of directors, and may include executives of First Advantage at and to the extent selected by First American’s board of directors. Under the executive plan, upon retirement at normal retirement date (the later of age 65 or, unless waived by First American’s board of directors, completion of 10 years of service), a participant receives a joint life and 50% survivor annuity benefit equal to 35% of “final average compensation.” Under the management plan, upon retirement at normal retirement date (the later of age 65 or, unless waived by First American’s board of directors, completion of 10 years of service), a participant receives a joint life and 50% survivor annuity benefit equal to 15% of “final average compensation.” “Final average compensation” under both plans is the average annual compensation, composed of base salary, plus cash and stock bonuses, for those three calendar years out of the last 10 years of employment preceding retirement in which such compensation is the highest. The benefit under the executive plan is reduced by 5% for each year before normal retirement date in which retirement occurs and, until age 70, increased by 5% (compounded in order to approximate the annuitized value of the benefit had retirement occurred at age 65) for each year after such date in which retirement occurs. With respect to such postponed retirement, the executive plan takes into account covered compensation received until age 70, so that the retirement benefit of an executive who retires after normal retirement date is equal to the greater of the annuitized benefit or the benefit calculated using final average compensation until age 70. The retirement benefit under the management plan does not take into account compensation received after the normal retirement date, and no benefit is payable to a participant who retires prior to the normal retirement date unless the participant has been employed by First American or a subsidiary for at least 15 years and the First American board grants consent. To be eligible to receive benefits under the plans, a participant must be at least age 55, have been an employee of First American, or an employee of one of its subsidiaries, for at least 10 years and, unless waived by First American’s board of directors, covered by the plan for at least five years. A pre-retirement death benefit is provided under both plans consisting of 10 annual payments, each of which equals 50% of final average compensation. Vesting of rights under the plan is accelerated in the event of a change in control (as defined in the plan) of First American. Both of the plans are unfunded. First American purchases insurance, of which First American is the owner and beneficiary, on the lives of the participants in the plans. This insurance is designed to recover, over the life of each plan, First American’s costs incurred with respect to the plan. Currently, only 48 employees have been selected by the First American board to participate in the executive plan, and only 61 employees have been selected by the First American board to participate in the management plan.

First American’s deferred compensation plan offers to a select group of management and highly compensated employees of First American and its subsidiaries, including First Advantage, the opportunity to elect to defer portions of salary, commissions and bonuses. A committee appointed by First American’s board is responsible for administering the plan, which became effective January 1, 1998. First American maintains a deferral account for each participating employee on a fully vested basis for all deferrals. Participants can choose to receive cash benefits in one lump sum or in quarterly payments upon termination of employment or death. Subject to the terms and conditions of the plan, participants also may elect to schedule in-service withdrawals of deferred compensation and the earnings and losses attributable thereto. For all participants who joined the plan prior to December 31, 2001, the plan provides a pre-retirement life insurance benefit equal to the lesser of 15 times the amount deferred in a participant’s first year of participation or $2.0 million. The life insurance benefit is reduced beginning at age 61 by 20% per year. Participants who join the plan after December 31, 2001, are not eligible for any life insurance benefit. First American pays the premiums for such life insurance benefits. The plan is unfunded and unsecured.

First Advantage Corporation 2003 Incentive Compensation Plan

The 2003 First Advantage Incentive Compensation Plan is intended to promote the long-term success of First Advantage and increase stockholder value by attracting, motivating, and retaining key employees of First Advantage and its subsidiaries and affiliates, and by motivating consultants who provide significant services to First Advantage and its subsidiaries and affiliates. To achieve this purpose, the plan allows the granting of stock options, stock appreciation rights, restricted stock awards, performance unit awards, performance share awards and cash-based awards to eligible persons.

Subject to adjustment for certain changes in First Advantage’s capitalization, a total of 3.0 million shares of First Advantage Class A common stock are available for issuance under the plan.

The plan is administered by the compensation committee of the board of directors of First Advantage, or another committee appointed by the First Advantage board. The committee has the exclusive discretionary authority to operate, manage and administer the plan in accordance with its terms. Subject to the terms of the plan, the committee has the sole discretion to determine the employees and consultants who will be granted awards, the size and types of such awards, and the terms and conditions of such awards. The committee determines the form and content of award agreements that grant awards under the plan. The committee interprets the plan and award agreements thereunder and has authority to correct any errors, supply any omissions and reconcile any inconsistencies in the plan and/or any award agreements. The committee’s decisions and actions concerning the plan are final and conclusive. Non-employee directors of First Advantage receive automatic grants of a set number of options upon initial election and re-election to the First Advantage board.

Upon the occurrence of a change of control transaction (as defined in the plan), generally all awards under the plan accelerate, all restrictions are lifted and all performance goals are achieved, subject to certain limitations. The committee may provide that any award, the payment of which was deferred under the plan, will be paid or distributed as of, or promptly following, a change of control transaction. The committee may also provide that any awards subject to any such acceleration, payment, adjustment or conversion cannot be exercised after, or will terminate as of, a change of control transaction.

First Advantage Corporation 2003 Employee Stock Purchase Plan

The First Advantage Corporation 2003 Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, allows eligible employees to purchase First Advantage Class A common stock through payroll deductions for 85% of the fair market value of the First Advantage Class A common stock. Participation in the plan is voluntary. Eligible employees may participate by authorizing payroll deductions of up to 15% of their base pay for each payroll period. At the end of each one-month offering period, each participant receives an amount of First Advantage Class A common stock equal to the sum of that participant’s payroll deductions during such period divided by 85% of the fair market value of the common stock at the end of the period. No employee may participate in the plan if such employee owns or would own after the purchase of options under the plan, 5% or more of the voting power of all classes of First Advantage stock. Shares of First Advantage Class A common stock issued under the plan must be held for a period of one year. A total of 1.0 million shares of First Advantage Class A common stock are reserved for issuance under the plan.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

On June 6, 2003, the first day on which First Advantage Class A common stock was listed on the Nasdaq National Market (under the symbol “FADV”) there were approximately 105 holders of record and approximately 3,500 beneficial holders of First Advantage Class A common stock. The average of the high and low sales prices of one share of First Advantage Class A common stock on June 27, 2003 as reported on the Nasdaq National Market was $16.96.

Historical market prices for First Advantage Class A common stock are not available because the Class A common stock was not publicly traded prior to June 6, 2003.

First Advantage has never paid any cash dividends, and does not presently intend to pay dividends in the foreseeable future.

SELECTED HISTORICAL FINANCIAL INFORMATION OF US SEARCH

Explanatory Note: The information below reflects time periods prior to the consummation of the mergers through which First Advantage acquired US SEARCH and the companies formerly comprising the FAST division of The First American Corporation. The mergers were completed on June 5, 2003. US SEARCH and each of the FAST division companies are now wholly-owned subsidiaries of First Advantage, notwithstanding references below that would suggest that the mergers are pending or that US SEARCH and the FAST division companies are not owned by First Advantage.

The selected financial data of US SEARCH has been derived from the consolidated financial statements and related notes of US SEARCH for each of the years in the five-year period ended December 31, 2002 and for the three months ended March 31, 2003 and 2002. This information is only a summary, and you should read it in conjunction with the historical consolidated financial statements of US SEARCH and the related notes attached to this prospectus.

	For the Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Statement of Operations:
Net revenue	$8,079,000	$6,663,000	$30,341,000	$18,399,000	$22,363,000	$19,541,000	$9,245,000
Cost of services	2,693,000	1,988,000	9,450,000	4,494,000	10,392,000	7,293,000	3,149,000
Gross profit	5,386,000	4,675,000	20,891,000	13,905,000	11,971,000	12,248,000	6,096,000
Operating expenses:
Selling and marketing (1)	2,766,000	2,782,000	11,237,000	10,069,000	25,890,000	22,246,000	7,627,000
Information technology	769,000	938,000	3,296,000	4,397,000	3,777,000	1,074,000	—
General and administrative (2)	3,430,000	3,031,000	14,175,000	10,016,000	12,220,000	7,929,000	3,882,000
Charge for warrants issued to majority stockholder	—	—	—	—	—	—	1,190,000
Total operating expenses	6,965,000	6,751,000	28,708,000	24,482,000	41,887,000	31,249,000	12,699,000
Loss from operations	(1,579,000)	(2,076,000)	(7,817,000)	(10,577,000)	(29,916,000)	(19,001,000)	(6,603,000)
Interest expense and amortization of debt issue costs (3)	(230,000)	(935,000)	(16,212,000)	(1,522,000)	(108,000)	(8,099,000)	(197,000)
Interest income	—	—	68,000	167,000	663,000	719,000	—
Other (expense) income, net	—	15,000	(110,000)	—	—	5,000	13,000
Loss before income taxes	(1,809,000)	(2,996,000)	(24,071,000)	(11,932,000)	(29,361,000)	(26,376,000)	(6,787,000)
Provision for income taxes	2,000	2,000	5,000	5,000	1,000	1,000	1,000
Net income (loss) attributable to common stockholders	(1,811,000)	(2,998,000)	(24,076,000)	(24,915,000)	(34,443,000)	(26,377,000)	(6,788,000)
Net loss per-share attributable to common stockholders (4)	(0.02)	(0.11)	(0.41)	(1.38)	(1.93)	(1.94)	(0.71)
Weighted-average shares outstanding used in per-share calculation (4)	97,021,055	26,610,383	58,711,000	18,054,000	17,836,000	13,612,000	9,521,000

	For the Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Balance Sheet:
Cash and cash equivalents	$899,000	$6,721,000	$2,254,000	$3,148,000	$2,831,000	$17,382,000	$99,000
Working capital (deficiency)	(6,570,000)	(9,786,000)	(4,510,000)	(9,117,000)	(3,540,000)	17,013,000	(7,761,000)
Total assets	29,783,000	32,924,000	31,299,000	27,735,000	12,015,000	25,650,000	575,000
Long term debt, net of current portion	1,105,000	1,854,000	1,417,000	1,810,000	42,000	37,000	343,000
Total debt (5)	4,379,000	16,364,000	3,208,000	8,263,000	1,094,000	84,000	4,001,000
Redeemable Series A preferred stock	—	—	—	—	6,209,000	—	—
Total stockholders’ equity (deficit)	17,740,000	9,475,000	19,524,000	10,355,000	(3,141,000)	19,489,000	(7,749,000)

(1)	Includes non-cash charges relating to options and warrants of $627,000 in 1999 and $1,846,000 in 2000.
(2)	Includes non-cash charges relating to options and warrants of $1,442,000 in 1999.
(3)	Included in interest expense for 1999, 2001, and 2002 is approximately $4.6 million, $455,000 and $11,749,000 respectively, relating to beneficial conversion features, and amortization of debt issue costs of $3,098,000, $720,000, and $4,217,000 for 1999, 2001 and 2002, respectively.
(4)	For a description of the method used to compute basic and diluted net loss per share and weighted average number of shares outstanding, see Note 3 of Notes to the Consolidated Financial Statements of US SEARCH.
(5)	Total debt includes $2.6 million and $1.8 million in Professional Resource Screening acquisition obligations at December 31, 2001 and 2002, respectively, and $3.1 million convertible notes payable in conjunction with the December 2001 financing at December 31, 2001.

US SEARCH MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Explanatory Note: The information below reflects a time period prior to the consummation of the mergers through which First Advantage acquired US SEARCH and the companies formerly comprising the FAST division of The First American Corporation. The mergers were completed on June 5, 2003. US SEARCH and each of the FAST division companies are now wholly-owned subsidiaries of First Advantage, notwithstanding references below that would suggest that the mergers are pending or that US SEARCH and the FAST division companies are not owned by First Advantage.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

US SEARCH provides employment screening services to large businesses and a range of location and risk management services to consumers and small and medium sized business clients including identity verification, individual location, criminal record checks, employment and education verifications, professional reference checks, credit and motor vehicle record checks, drug screening, and pre-employment screening services. US SEARCH is able to deliver location verification and screening services through its proprietary web-based applications and patent pending US SEARCH DARWIN ™ technology. US SEARCH’s services can be accessed through its websites, USSEARCH.com, ussearch.com/business or prsinet.com, or by calling toll free telephone numbers, 1-800-USSEARCH for consumers, 1-877-327-2410 for small and medium businesses or 1-800-232-0247 for large businesses.

US SEARCH’s consumer and small and medium business products provide direct (Internet and telephone) individual locator, and other public record searches to consumers and these services and pre-employment screening services to small and medium-sized businesses. US SEARCH’s business product provides employment screening and risk mitigation services to large businesses and organizations.

Due to the high level of automation, certain of US SEARCH’s services can be conducted instantly online. US SEARCH also offers assisted searches and screening services, both online and through a toll free telephone number.

Large Business Services . US SEARCH provides large businesses, government agencies and other large employers with a variety of employment screening, background check and risk mitigation products and services via an online, web-based system that enables instant ordering and prompt delivery of results. Customers can customize their search and decision parameters online using a “drag-and-drop” browser interface. US SEARCH’s employment screening products include social security number traces, federal and state felony and misdemeanor record searches, employment and education verification, and credit histories. US SEARCH also provides character reference checks and drug screening via third party providers. In addition, US SEARCH offers a Management Services program that provides customers with an outsourced solution to background investigations, which includes analysis of developed investigation data, management of Fair Credit Reporting Act communications, legal compliance, and direct applicant contact.

Consumer-Focused Services. US SEARCH provides consumer clients and small and medium sized businesses with a single, comprehensive access point to a broad range of information to assist them in locating individuals or to learn more information about people in their lives or with whom they do business. US SEARCH’s consumer clients can obtain public information including addresses, aliases, phone numbers, property ownership, court records, professional license verification, corporate affiliations and death record information. US SEARCH also offers nanny and contractor background check services for consumers and employment screening for small businesses.

Prices for US SEARCH’s non-instant consumer and small and medium business services have ranged from approximately $20 to $395 per search. Prices for “Instant Searches” range from approximately $10 to $15 per search. Prices for large business services range from $3 to $495. The prices for services vary based on the nature and amount of information and whether or not the search is assisted by a search specialist.

Revenue for US SEARCH’s services is recognized when the results are delivered to the client. The terms of sale do not provide for refunds after services have been delivered, however, in instances where the clients indicate that the initial search result was unsuccessful, US SEARCH may perform another search or provide a refund at the customer’s discretion. In addition, where clients desire additional information they can request to broaden the scope of their “Instant Searches” and US SEARCH applies up to a portion of the cost of the client’s “Instant Searches” towards the cost of the more comprehensive search.

US SEARCH’s cost of services consists primarily of payroll and benefits, data acquisition costs, local and long distance telephone charges associated with providing its services, and payment processing costs. US SEARCH’s cost of services is likely to increase with increasing revenue levels. US SEARCH has entered into an agreement with Confi-Check, Inc., a supplier of online public record data. This agreement, which permits US SEARCH representatives and customers access to Confi-check’s information database, will remain in effect following the close of the merger with the FAST division. It expires in October 2003 and is renewable at US SEARCH’s option for up to five additional one-year periods. At March 31, 2003, the non-cancelable payments under this agreement are $483,000 in 2003.

US SEARCH’s operating expenses consist primarily of selling, marketing, general and administrative expenses and information technology costs. US SEARCH expects operating expenses to increase as it attempts to expand its corporate sales force and product lines.

Selling and marketing expenses are a significant portion of US SEARCH’s operating expenses. Internet advertising expenses are the most significant selling and marketing expense. US SEARCH has several cancelable and non-cancelable distribution and marketing agreements with various Internet companies including Yahoo! Inc. The terms of these agreements provide for varying levels of exclusivity and minimum and maximum fees payable based on the number of banners, buttons and text links displayed on affiliate websites. At March 31, 2003, the minimum non-cancelable payments due under these agreements are approximately $2,475,000 for 2003, and $550,000 for 2004.

US SEARCH expects selling and marketing expenses to increase as it attempts to expand its products and market reach in both the consumer-focused and business services groups.

Information technology expenses consist primarily of the compensation and benefits for employees and consultants involved in development, network administration, planning and maintenance of infrastructure. Certain costs associated with the development of software for internal use are capitalized. Information technology costs are expected to increase with the continuing development of proprietary technology.

General and administrative expenses consist primarily of compensation and related costs for administrative personnel, our occupancy costs and other overhead costs. US SEARCH expects general and administrative costs to remain flat or decrease as it continues to manage the size and growth of its organization.

Interest expense, net of interest income, consists of interest on outstanding short term and long-term debt, and convertible notes payable. Interest expense also includes non-cash charges resulting from beneficial conversion features on US SEARCH’s convertible notes payable, and the amortization of discounts and issuance costs on US SEARCH’s convertible notes payable, vendor notes payable, and bank credit facility. Upon the conversion of all remaining convertible notes payable into US SEARCH’s common stock, US SEARCH recognized all remaining beneficial conversion feature charges and wrote off all remaining discounts and issuance cost related to the convertible notes payable. Consequently, US SEARCH expects interest expense to decrease.

Results of Operations

Comparison of the Three Months Ended March 31, 2003 to the Three Months Ended March 31, 2002

Net Revenues. Net revenues increased from approximately $6.7 million for the three months ended March 31, 2002 to approximately $8.1 million for the three months ended March 31, 2003, representing a 21% increase. Approximately $500,000 of the increase is attributable to our large business services division that added new clients. The remaining $900,000 increase was due to growth in the Company’s consumer-focused business. Through a combination of establishing new channel partnerships, strengthening existing channel partnership relationships, and implementing enhanced search technology, the Company was able to increase internet traffic to its website and improve customer conversion rates for the consumer-focused business.

Gross Profit. Gross profit increased from approximately $4.7 million for the three months ended March 31, 2002, to approximately $5.4 million for the three months ended March 31, 2003, representing a 15% increase. Gross profit as a percentage of net revenues was approximately 67% and 70% for the three month periods ended March 31, 2003 and 2002, respectively. The decrease in gross margin reflects the change in product mix at our large business services division causing an increase in direct labor to fulfill the product sales. Increased automation in our consumer-focused business, which resulted in a reduction in direct labor expense for the consumer-focused business, also contributed to an increase in gross profit, which offset some of the decrease in gross profit from our large business services division.

Selling and Marketing Expenses. Selling and marketing expenses were $2.8 million for the three-month period ended March 31, 2003 as compared to $2.8 million for the 2002 period. Although costs remained unchanged, selling and marketing expenses were 34% of sales for the three months ended March 31, 2003 compared to 42% of sales for the three months ended March 31, 2002. The decrease in the ratio of selling and marketing expenses to sales is a result of the Company’s efforts to reduce customer acquisition costs and to implement more efficient means of marketing by taking steps such as developing better channel partnerships and more efficient monitoring of channel partner performance.

General and Administrative Expenses. General and administrative expenses for the three months ended March 31, 2003 increased by $399,000 compared to the same period in 2002. The change is primarily the result of a $370,000 increase due to merger related costs, a $38,000 increase in accounting fees, a $28,000 increase in bank fees relating to the new credit facility and a $91,000 increase in insurance, partially offset by a $88,000 reduction in legal fees. Additionally, there was a net $40,000 reduction in credit card dispute chargebacks and related chargeback fees. To achieve the reduction in chargebacks, the Company introduced several new credit card authentication procedures to verify credit card transactions.

Information Technology Expenditures. Information technology expenditures decreased by $169,000 for the three-month period ended March 31, 2003 as compared to the 2002 period. The change is the result of a reduction in payroll costs due to a reduction in headcount, and a decrease in consulting costs due to implementation of certain of the Company’s internally developed software and re-negotiation of software maintenance contracts.

Interest Expense, Net. Interest expense, net of interest income, was $230,000 for the three months ended March 31, 2003 as compared to $935,000 for the same period in 2001. The reduction is due to the conversion, in July 2002, of the 8% Convertible Promissory Notes. Included in interest expense for the 2002 period are non-cash interest charges of $611,000 related to the amortization of discounts on the Company’s convertible notes payable. Also included is $275,000 related to the amortization of debt issuance costs incurred in connection with the Company’s bank credit facility. Included in interest expense for the 2003 period are non-cash interest charges of $171,000 primarily related to the amortization of debt issuance costs incurred in connection with the Company’s bank credit facility.

Net Loss. Net loss decreased $1.2 million from $3.0 million for the three months ended March 31, 2002 to $1.8 million for the three months ended March 31, 2003. The decrease in net loss was primarily attributable to an increase in gross profit and a reduction in interest expense described above.

Liquidity and Capital Resources

As of March 31, 2003, cash and cash equivalents totaled $899,000 (excluding $475,000 of restricted cash pledged in part as collateral in connection with US SEARCH’s credit facility with Comerica) as compared with $2.3 million as of December 31, 2002.

Cash used in operations decreased to $1.9 million for the three months ended March 31, 2003 as compared to $3.9 million for the three months ended March 31, 2002. This decrease is primarily attributable to reduced losses from operations, net of non-cash interest expense.

Cash used in investing activities remained constant at approximately $700,000 for both the three months ended March 31, 2003 and March 31, 2002.

Cash provided by financing activities was approximately $1.2 million for the three months ended March 31, 2003 compared to the $8.2 million for the three months ended March 31, 2001. The cash provided in 2003 is primarily attributable to $1.4 million in cash proceeds from a note payable to First American, offset by $150,000 repayment of PRSI acquisition obligation, repayment of $51,000 of bank debt, $100,000 decrease in restricted cash, $45,000 repayment of notes payable and payments of $27,000 relating to capital lease obligations. The cash provided in 2002 is primarily attributable to $10.2 million in cash proceeds from issuance of our convertible notes payable, offset by $490,000 repayment of PRSI acquisition obligation, repayment of $234,000 of bank debt, $1.2 million increase in restricted cash and $81,000 of capital lease obligations.

On March 27, 2002 the Company’s Loan Agreement with the Bank was renewed through March 26, 2003 by Waiver and Amendment Number One. On August 7, 2002 the Loan Agreement was amended to provide a total credit extension of up to $1 million by Waiver and Amendment Number Two. The Loan Agreement was amended again on January 22, 2003 to retroactively reduce the restricted cash requirement to $550,000 at December 31, 2002 by Waiver and Amendment Number Three. Borrowings under this line bear interest at prime plus 2.5%, (6.75% at December 31, 2002). At various times throughout the year the company was in violation of certain of its loan covenants related to minimum EBITDA and Debt/Tangible net worth, all violations of which the banked waived.

On March 18, 2003, the loan agreement was renewed and expanded to a $2.5 million Revolving Loan Facility. Availability under the Facility will be limited to an advance formula of up to 100% on the first $1.5 million of availability and 85% of eligible accounts receivable for amounts advanced in excess of $1.5 million up to $2.5 million. The Facility matures on April 30, 2004. The Facility is collateralized by all of the personal property of US SEARCH, tangible and intangible. Security will include a $450,000 pledged certificate of deposit, considered restricted cash. The borrowing rate is prime plus 1.50% on the first $1.5 million and prime plus 2.50% on amounts above $1.5 million up to $2.5 million. The bank will receive a 7-year warrant to purchase common stock at an exercise price per share equal to the closing price of such common stock on the date of consummation of the merger such that the product of such number of shares multiplied by such exercise price equals $25,000. The Company will have to meet certain operating performance, minimum EBITDA and Debt/Tangible Net Worth covenants on a monthly basis.

In December 2001 and in the first quarter of 2002, US SEARCH received $13.9 million net proceeds from the issuance of convertible notes payable, which were subsequently converted into 27,864,051 shares of common stock of the Company during 2002.

On January 15, 2003, as contemplated in the merger agreement with First American, First American loaned the Company $1.4 million pursuant to a subordinated secured promissory note. The note matures on June 30, 2003 and bears interest at a rate equal to the lesser of 10% or the prime rate plus 4.75%. If an uncured event of default occurs under the note, all principal and accrued interest will become immediately due and payable and the interest rate will increase to the lesser of 10% or prime plus 6.75%. If the merger with First Advantage is not completed by June 30, 2003 or an event of default occurs, there is no assurance that the Company will have sufficient liquidity to repay the loan to First American.

Contractual Obligations and Commercial Commitments. The following table summarizes all significant contractual payment obligations as of March 31, 2003, by payment due date:

	Payments by Period
Contractual Obligation	Total	2003	2004-2005
	($ Thousands)
Bank debt	$1,111	$1,091	$20
Advertising commitments(e)	3,025	2,475	550
Capital lease obligations(d)	142	113	29
Operating lease obligations(c)	3,097	1,173	1,924
Minimum purchase commitments(b)	483	483	—
PRSI payment obligations(a)	1,920	400	1,520
Total	$9,778	$5,735	$4,043

(a)	Includes payment obligations of $1,520,000, payable in equal monthly installments of $127,000 commencing January 2004. These payments may be accelerated commencing July 2002 based on the profitability and cash flows of Professional Resource Screening.
(b)	Includes payment obligations of $483,000 to Conficheck, one of our data suppliers, payable at a rate of $69,000 per month until October 22, 2003.
(c)	Includes real property leases for payments for headquarters offices of US SEARCH and Professional Resource Screening.
(d)	Includes various equipment leases.
(e)	Includes $275,000 minimum monthly payment obligation to Yahoo! until February 29, 2004.

Selected Quarterly Financial Data

The following table sets forth certain unaudited financial data for the eight quarters in the period ended December 31, 2002 and for the three months ended March 31, 2003. This data has been derived from unaudited financial statements that, in the opinion of US SEARCH’s management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information when read in conjunction with US SEARCH’s annual audited financial statements and the notes thereto. Certain reclassifications have been made to prior quarters to conform with current quarter presentations. The operating results for any quarter are not necessarily indicative of the results for any future period.

	Quarter Ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002	March 31, 2003
	(in thousands except per share data)
Net Sales	$6,663	$7,526	$8,427	$7,725	$8,079
Gross Profit	4,675	5,312	5,916	4,988	5,386
Net Loss	(2,998)	(3,714)	(14,572)	(2,792)	(1,811)
Loss per share basic and diluted	(0.11)	(0.14)	(0.18)	(0.03)	(0.02)

	Quarter Ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
	(in thousands except per share data)
Net Sales	$4,941	$5,005	$4,517	$3,936
Gross Profit	3,517	3,952	3,478	2,958
Net Loss	(2,790)	(2,758)	(2,747)	(3,642)

Net Loss attributable to common stockholders	(3,029)	(15,497)	(2,747)	(3,642)
Loss per share basic and diluted	(0.17)	(0.86)	(0.15)	(0.20)

Quantitative and Qualitative Disclosures About Market Risk

US SEARCH considered the provision of Financial Reporting Release No. 48 “Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent In Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments.” US SEARCH had no holdings of derivative financial instruments at December 31, 2002 and its total liabilities as of December 31, 2002 consist primarily of notes payable and accounts payable that have fixed interest rates and were not subject to any significant market risk.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE FAST DIVISION

Explanatory Note: The information below reflects time periods prior to the consummation of the mergers through which First Advantage acquired US SEARCH and the companies formerly comprising the FAST division of The First American Corporation. The mergers were completed on June 5, 2003. US SEARCH and each of the FAST division companies are now wholly-owned subsidiaries of First Advantage, notwithstanding references below that would suggest that the mergers are pending or that US SEARCH and the FAST division companies are not owned by First Advantage.

The selected financial data of the FAST division has been derived from the audited combined financial statements and accompanying notes of the FAST division for the four years ended December 31, 2002, the unaudited combined financial statements of the FAST division for the year ended December 31, 1998 and the unaudited combined financial statements for the three months ended March 31, 2003 and March 31, 2002. This information is only a summary and should be read in conjunction with, and is qualified in its entirety by reference to, the combined financial statements and accompanying notes attached to this prospectus.

	For the Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Statement of Operations:
Total revenue	$31,540,656	$22,647,238	$100,924,598	$49,167,057	$38,582,074	$30,372,638	$23,196,975
Cost of revenue	13,818,968	10,287,766	45,418,967	14,615,322	11,128,306	8,412,157	6,323,396

Gross margin	17,721,688	12,359,472	55,505,631	34,551,735	27,453,768	21,960,481	16,873,579
Selling, general, and administrative expenses	17,019,184	11,120,361	51,004,721	35,007,605	26,856,220	22,293,539	14,406,556

Income (loss) from operations	702,504	1,239,111	4,500,910	(455,870))	597,548	(333,058)	2,467,023

Interest (expense) income:
Interest expense	(18,809)	(16,250)	(228,559)	(241,686)	(312,991)	(262,154)	(37,166)
Interest income	10,726	24,339	59,102	59,349	32,296	21,333	4,222

Total interest (expense) income, net	(8,083)	8,089	(169,457)	(182,337)	(280,695)	(240,821)	(32,944)

Income (loss) before provision (benefit) for income tax	694,421	1,247,200	4,331,453	(638,207)	316,853	(573,879)	2,434,079
Provision (benefit) for income tax	298,601	469,109	1,629,142	(58,898)	266,338	(237,567)	481,602

Net income (loss)	$395,820	$778,091	$2,702,311	(579,309)	50,515	(336,312)	1,952,477

Balance Sheet:
Total assets	$165,337,769	$107,056,647	$164,006,580	$62,283,725	$26,628,269	$15,591,881	$5,431,869
Long-term debt, net of current portion	$521,141	$1,031,765	$650,906	$1,158,713	$2,260,899	$1,410,425	$355,406
Stockholders’ equity	$146,952,574	$94,099,375	$145,902,096	$53,075,105	$18,491,766	$12,390,154	$4,372,076

FAST DIVISION MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Explanatory Note: The information below reflects a time period prior to the consummation of the mergers through which First Advantage acquired US SEARCH and the companies formerly comprising the FAST division of The First American Corporation. The mergers were completed on June 5, 2003. US SEARCH and each of the FAST division companies are now wholly-owned subsidiaries of First Advantage, notwithstanding references below that would suggest that the mergers are pending or that US SEARCH and the FAST division companies are not owned by First Advantage.

The following discussion of results of operations and financial condition should be read in conjunction with the FAST division’s combined financial statements and the related notes attached to this prospectus.

Overview

The FAST division provides business information and related products and services. The FAST division’s principal businesses include tenant screening, employee background checking, occupational health services and motor vehicle reports.

The FAST division earns revenue in the form of fees from the reports generated through its database of information and by searches performed. The FAST division generally enters into agreements with customers under which they pay a fixed fee per report generated. The FAST division recognizes this revenue when reports have been prepared and delivered.

The FAST division’s expenses consist primarily of compensation and benefits costs for employees, data acquisition costs, occupancy and related costs, selling, general and administrative expenses associated with operating its business, income taxes and debt service obligations. The FAST division’s expenses are likely to increase with increasing revenue levels.

Critical Accounting Policies and Estimates

The FAST division’s discussion and analysis of financial condition and results of operations are based upon its combined financial statements, which have been prepared in accordance with generally accepted accounting principles. The FAST division believes the following are the more critical accounting policies that impact its financial statements, some of which are based on management’s best estimates available at the time of preparation. Other accounting policies also have a significant effect on the FAST division’s combined financial statements, and some of these policies also require the use of estimates and assumptions. Although the FAST division believes that its estimates and assumptions are reasonable, actual results may differ.

Revenue Recognition

Revenue is recognized at the time of delivery of the reports as the FAST division has no ongoing obligation after delivery.

Allowance for Uncollectible Receivables

The allowance for all probable uncollectible receivables is based on a combination of historical data, cash payment trends, specific customer issues, write-off trends, general economic conditions and other factors. These factors are continuously monitored by management to arrive at the estimate for the amount of accounts receivable that may be ultimately uncollectible. In circumstances where the FAST division is aware of a specific customer’s inability to meet its financial obligations, the FAST division records a specific allowance for bad debts against amounts due to reduce the net recognized receivable to the amount it reasonably believes will be collected. This analysis requires making significant estimates, and changes in facts and circumstances could result in material changes in the allowance for uncollectible receivables.

Capitalized Software Development Costs

The FAST division capitalizes costs associated with developing software for internal use, which costs primarily include salaries of developers. Direct costs incurred in the development of software are capitalized once the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose are probable. The FAST division ceases capitalization of development costs once the software has been substantially completed and is ready for its intended use.

Database Development Costs

Database development costs represents expenditures associated with the FAST division’s databases of information for customer usage. The costs are capitalized from the time technological feasibility is established until the information is ready for use.

Impairment of Intangible and Long-Lived Assets

Through December 31, 2002, the FAST division evaluated goodwill and intangibles for impairment based on undiscounted projected future cash flows and determined that no adjustment was necessary. However, if future actual results do not meet expectations, the FAST division may be required to record an impairment charge, the amount of which could be material to results of operations.

In August 2001, the FASB issued SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinuance of operations. SFAS 144 superseded Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed of and APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary Unusual and Infrequently Occurring Events and Transactions. The provisions of SFAS 144 are effective in fiscal years beginning after December 15, 2001, with early adoption permitted and, in general, are to be applied prospectively.

Purchase Accounting

In June 2001, the Financial Accounting Standards Board, or the FASB, issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The FAST division adopted the provisions of each statement applying to goodwill and intangible assets acquired prior to June 30, 2001 on January 1, 2002. These new requirements impacted net income by an amount equal to the discontinued goodwill amortization. Future periods may also be impacted by goodwill impairment charges and adjusted for any differences between the old and new rules for defining intangible assets on future business combinations.

In June 2001, the FASB issued SFAS No. 141 Business Combinations and SFAS No. 142 Goodwill and Other Intangible Assets. SFAS No. 141 requires business combinations initiated after June 30, 2001, to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Adoption of these standards did not have a significant impact on the operations or cash flows of the FAST division. Intangible assets consist mainly of non-compete agreements, trademarks and customer lists.

New Accounting Pronouncements

In July 2001, the FASB issued SFAS 143 Accounting for Asset Retirement Obligations, which requires that companies recognize a liability for retirement obligations of long lived assets in the period the liability occurs. This pronouncement is effective for fiscal years beginning after June 15, 2002. The FAST division does not anticipate any significant impact on financial results from adoption of this standard.

In June 2002, the FASB issued SFAS 146 Accounting for Costs Associated with Exit or Disposal Activities. This pronouncement addresses financial accounting and reporting for costs associated with exit or disposal activities not covered under SFAS 144 and also nullifies EITF 94-3. This pronouncement is effective for activities initiated after December 31, 2002. We do not anticipate any significant impact on financial results from adoption of this standard.

Results of Operations

Through several strategic acquisitions during 2002 and 2001, the FAST division was further able to expand service capabilities and geographic coverage. The FAST division intends to continue providing these services and to expand upon existing customer relationships by providing supplementary services as well as increasing the operations in existing markets.

The following table sets forth, for the periods indicated, the percentages that certain items of income and expenses bear to revenue for such periods. Interim results are not necessarily indicative of results for a full year:

	For the three months ended March 31,		For the year ended December 31,
	2003	2002	2002	2001	2000
Service revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of service revenues	43.8%	45.4%	45.0%	29.7%	28.8%

Gross margin	56.2%	54.6%	55.0%	70.3%	71.2%
Selling, general, and administrative expenses	54.0%	49.1%	50.5%	71.2%	69.6%

Income (loss) from operations	2.2%	5.5%	4.5%	(0.9)%	1.5%

Other (expense) income:
Interest expense	(0.1)%	(0.1)%	(0.2)%	(0.5)%	(0.8)%
Interest income	0.0%	0.1%	0.1%	0.1%	0.1%

Total interest expense, net	0.0%	0.0%	(0.2)%	(0.4)%	(0.7)%

Income (loss) before provision (benefit) for income tax	2.2%	5.5%	4.3%	(1.3)%	0.8%
Provision (benefit) for income tax	.9%	2.1%	1.6%	(0.1)%	0.7%

Net income (loss)	1.3%	3.4%	2.7%	(1.2)%	0.1%

Three Months Ended March 31, 2003 Compared to Three Months Ended March 31, 2002

Service Revenues

Service revenues for the three months ended March 31, 2003 increased $8.9 million or 39.3% to $31.5 million from $22.6 million during the same period in 2002. The increase is primarily due to strategic acquisitions made in late 2002. The acquisitions accounted for approximately $6.8 million of total service revenues during the quarter ended March 31, 2003. Service revenues at existing operations increased approximately $2.1 million due to additional volumes of business in response to expanded marketing efforts. The FAST division continues to see an expansion of operations as businesses continue to expand their use of employment and residential screening.

Cost of Revenues

Cost of revenues for the three months ended March 31, 2003 increased $3.5 million or 34.3% to $13.8 million from $10.3 million during the same period in 2002. The increase is due to the effect of acquisitions made in late 2002. Cost of revenues as a percentage of service revenues decreased from 45.4% to 43.8%.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended March 31, 2003 increased $5.9 million or 53.0% to $17.0 million from $11.1 million during the same period in 2002. Approximately $3.2 million of this increase is due to additional personnel, facilities and operating expenses associated with the acquisitions noted above. The remaining increase was due to additional personnel and facilities expense in relation to the expanded sales efforts at existing operations.

Income Taxes

Provision for income taxes for the three months ended March 31, 2003 was $299,000 compared to a provision of $469,000 during the same period in 2002. This change is due to the changes in income from operations related to the operating factors discussed above.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Service Revenues

Service revenues for the year ended December 31, 2002 increased $51.8 million or 105.3% to $100.9 million from $49.2 million during the same period in 2001. The increase is primarily due to strategic acquisitions made during 2002 and in late 2001. The acquisitions accounted for approximately $47.0 million of total service revenues during the year ended December 31, 2002. Service revenues at existing operations increased approximately $4.8 million due to additional volumes of business in response to expanded marketing efforts. The FAST division continues to see an expansion of operations as businesses continue to expand their use of employment and residential screening.

Cost of Revenues

Cost of revenues for the year ended December 31, 2002 increased $30.8 million or 210.8% to $45.4 million from $14.6 million during the same period in 2001. The increase is due to the effect of acquisitions made during the beginning of 2002 and in late 2001. Cost of revenues as a percentage of service revenues increased from 29.7% to 45.0%. This increase is primarily due to the acquisition of American Driving Records, Inc. in January 2002 and the inclusion in cost of revenue of fees charged by states for motor vehicle records.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for year ended December 31, 2002 increased $16.0 million or 45.7% to $51.0 million from $35.0 million during the same period in 2001. Approximately $13.2 million of this increase is due to additional personnel, facilities and operating expenses associated with the acquisitions noted above. The remaining increase was due to additional personnel and facilities expense in relation to the expanded sales efforts at existing operations.

Income Taxes

Provision for income taxes for the year ended December 31, 2002 was $1.6 million compared to a benefit of $59,000 during the same period in 2001. This change is due to the changes in income from operations related to the operating factors discussed above.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Service Revenues

Service revenues for the year ended December 31, 2001 increased $10.6 million or 27.4% to $49.2 million from $38.6 million during the same period in 2000. The increase was primarily due to a strategic acquisition made during 2001. The acquisition accounted for approximately $7.5 million of total service revenues during the year ended December 31, 2001. Service revenues at existing operations increased approximately $2.8 million due to additional volumes of business in response to expanded marketing efforts. The FAST division continued to see an expansion of operations as businesses continued to expand their use of employment and residential screening.

Cost of Revenues

Cost of revenues for the year ended December 31, 2001 increased $3.5 million or 31.3% to $14.6 million from $11.1 million during the same period in 2000. Cost of revenues as a percentage of service revenues increased from 28.8% to 29.7%. The increase was due to a strategic acquisition made in 2001.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for year ended December 31, 2001 increased $8.2 million or 30.4% to $35.0 million from $26.9 million during the same period in 2000. Approximately $3.2 million of this increase was due to additional personnel and facilities associated with the acquisition noted above. The remaining increase was due to additional personnel and facilities expense in relation to the expanded sales efforts at existing operations.

Income Taxes

Benefit for income taxes for the year ended December 31, 2001 was $59,000 compared to a provision of $266,000 during the same period in 2000. This change was due to the changes in income from operations related to the operating factors discussed above.

Liquidity and Capital Resources

The FAST division’s primary source of liquidity is cash flow from operations and contributions from its parent, First American. As of March 31, 2003, cash and cash equivalents have increased to $6.7 million from $6.5 million as of December 31, 2002.

Cash provided by operations was $1.0 million for the three months ended March 31, 2003 as compared to $3.8 million for the same period in 2002. Cash provided by operations was $10.2 million, $2.5 million and $1.6 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Cash used in investing activities was $1.2 million for the three months ended March 31, 2003 as compared to $3.3 million for the same period in 2002. Cash used in investing activities was $9.4 million, $7.1 million and $4.7 million for the years ended December 31, 2002, 2001 and 2000, respectively. Cash was used primarily to purchase computer hardware, software and database development costs.

Cash provided by financing activities was $427,000 for the three months ended March 31, 2003 as compared to $3.5 million for the same period in 2002. Cash provided by financing activities was $4.5 million, $3.0 million and $4.0 million for the years ended December 31, 2002, 2001 and 2000, respectively. The cash provided is primarily attributable to the contributions from First American. Cash used in financing operations is the repayment of term notes.

First American contributed cash of approximately $655,000 during the three months ended March 31, 2003 and $3.5 million for the same period in 2002. Contributions from First American were $5.7 million, $4.8 million and $3.0 million during the years ended December 31, 2002, 2001 and 2000, respectively. In accordance with the merger agreement, First American is expected to provide an additional cash contribution such that as of the closing of the mergers, First Advantage will have cash of $15.0 million less merger related costs such as legal, accounting and financial advisor fees. Although First American has provided contributions in the past to support acquisitions and operations of First Advantage, there can be no assurance of future contributions. Pursuant to a standstill agreement to be entered into between First American and First Advantage, a majority of disinterested directors of First Advantage must approve of all transactions between First American or its affiliates and First Advantage, except for loans of up to $1.0 million. The services agreement does not prevent First American and First Advantage from agreeing to a loan by First American to First Advantage in excess of $1.0 million so long as it is approved by a committee of disinterested directors of First Advantage.

During fiscal 1999, the FAST division made a term note in favor of First American Real Estate Solutions LLC, an 80% owned subsidiary of First American, for approximately $3.0 million as consideration for a tenant screening business then owned by that company. This note calls for annual principal payments of $750,000 and quarterly interest payments with a rate equal to the prime lending rate. Approximately $110,870 is outstanding at December 31, 2002 on this note. As part of the acquisition of Factual Business Information in 2000, a term note was issued to the former owner of Factual Business Information for approximately $1.5 million. Monthly payments on this note are approximately $30,415, which includes interest at 8%. Approximately $898,273 is outstanding at December 31, 2002 on this note. The FAST division has entered into various capital leases which have varying payments and interest rates. Approximately $181,170 is outstanding at December 31, 2002 relating to capital leases. In accordance with the merger agreement, as of the closing date of the mergers, the FAST division will have no acquisition-related debt and no debt owed to First American or its affiliates, except for amounts owed in respect of certain services performed and employee related costs incurred.

The FAST division also leases certain office facilities, automobiles and equipment under operating leases, which, for the most part, are renewable. The majority of these leases also provide that the FAST division will pay insurance and taxes.

First Advantage and First American have entered into a services agreement pursuant to which First American will provide certain financial, administrative and managerial support services to First Advantage. Human resources systems and payroll systems and support, network services and financial systems will be provided at an annual cost of $150,000, $100,000 and $50,000, respectively. Legal and tax support, human resources support, investor relations and corporate communications support, accounting and financial management support, strategic planning and general management support will be provided at an aggregate annual cost of $600,000 plus reasonable out of pocket expenses. In addition, certain other services including pension and 401(k) expenses, corporate and medical insurance, personal property leasing and company car programs will be provided at actual cost. Pursuant to the services agreement, First American may make one or more loans to First Advantage on mutually agreeable terms without first obtaining the approval of a majority of disinterested directors of First Advantage; provided that the interest rate on the loans may not exceed prime plus 2.75% and the aggregate amount of the loans may not exceed $1.0 million. The services agreement will commence on the effective date of the mergers and continue for one year. The services agreement will continue for successive six-month periods thereafter unless either First Advantage or First American advises the other in writing, no later than 30 days before the expiration of a six-month period, that the services agreement will not be extended.

In connection with the merger agreement, on January 15, 2003, First American loaned US SEARCH $1.4 million pursuant to a subordinated secured promissory note. The note bears interest at a rate equal to the lesser of 10% and the prime rate plus 4.75%. The obligations evidenced by the note are secured by all real and personal property of US SEARCH. If an event of default occurs, the loan and related interest will become immediately due and payable. In accordance with the merger agreement, at the closing date, First Advantage will have a cash balance of $15.0 million less merger related costs. In addition, at the closing of the mergers, the principal and related interest balances outstanding on this loan will be deducted from the additional cash infusion to be provided by First American.

The FAST division has historically sought to acquire other businesses as part of its program of strategic growth. The FAST division continues to evaluate acquisitions in order to capitalize on the consolidation occurring in the industry and expects to fund such acquisitions from available sources of liquidity.

While uncertainties within the FAST division’s industry exist, management is not aware of any trends or events likely to have a material adverse effect on liquidity or the accompanying financial statements. The FAST division believes that based on current levels of operations and anticipated growth, the FAST division’s cash flow from operations, together with available sources of liquidity, will be sufficient to fund operations, anticipated capital expenditures, make required payments of principal and interest on debt, and satisfy other long-term contractual commitments. The following is a schedule of long-term contractual commitments (as of December 31, 2002) over the periods in which they are expected to be paid.

	2003	2004	2005	2006	2007	Thereafter	Total
Operating leases	$2,814,951	$1,847,416	$1,467,544	$1,029,671	$850,179	$136,321	$8,146,082
Long-term indebtedness	539,406	370,272	278,151	2,483	—	—	1,190,312

Total	$3,354,357	$2,217,688	$1,745,695	$1,032,154	$850,179	$136,321	$9,336,394

Quantitative and Qualitative Disclosures about Market Risk

The FAST division considered the provision of Financial Reporting Release No. 48 “Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent In Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments.” The FAST division had no holdings of derivative financial instruments at December 31, 2002 and its total liabilities as of December 31, 2002 consist primarily of notes payable and accounts payable that have fixed interest rates and were not subject to any significant risk.

The FAST division’s fixed rate debt consists primarily of unsecured term notes, and its variable rate debt relates to borrowings with related parties. A 1% increase in interest rates due to increased rates nationwide would not result in a significant amount of additional interest payments by the FAST division.

Selected Quarterly Financial Data

The following table sets forth certain unaudited combined financial data of the FAST division for the nine quarters in the period ended March 31, 2003. This data has been derived from unaudited combined financial statements of the FAST division that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the information when read in conjunction with the FAST division’s audited combined financial statements and the notes thereto. The operating results for any quarter are not necessarily indicative of the results for any future period.

	Quarter Ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002	March 31, 2003
	(in thousands except per share data)
Net Sales	$22,647,238	$24,714,663	$26,913,747	$26,648,950	$31,540,656
Gross Profit	$12,359,472	$14,423,944	$14,479,959	$14,242,256	$17,721,688
Net Income (Loss)	$778,091	$1,495,101	$976,096	$(546,977)	$395,820

	Quarter Ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
Net Sales	$10,260,596	$11,042,194	$14,352,495	$13,511,772
Gross Profit	$7,409,318	$8,126,100	$9,962,998	$9,053,319
Net Income (Loss)	$(256,079)	$169,996	$680,869	$(1,174,095)

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Explanatory Note: The financial statements below and the accompanying notes were prepared prior to, and reflect time periods prior to, the consummation of the mergers through which First Advantage acquired US SEARCH and the companies formerly comprising the FAST division of The First American Corporation. The mergers were completed on June 5, 2003. US SEARCH and each of the FAST division companies are now wholly-owned subsidiaries of First Advantage, notwithstanding references below that would suggest that the mergers are pending or that US SEARCH and the FAST division companies are not yet owned by First Advantage.

The following unaudited pro forma combined financial statements have been prepared to give effect to the proposed merger of the FAST division and US SEARCH using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to unaudited pro forma combined financial statements.

The table that follows presents unaudited pro forma financial data for the FAST division and US SEARCH for the three months ended March 31, 2003 and for the year ended December 31, 2002 as if the mergers had been completed on January 1, 2002 for income statement purposes and on March 31, 2003 for balance sheet purposes. The pro forma information is based upon the historical combined financial statements of the FAST division, the historical consolidated financial statements of US SEARCH and the assumptions, estimates and adjustments described in the notes to the unaudited pro forma combined financial information. The assumptions, estimates and adjustments are preliminary and have been made solely for purposes of developing such pro forma information.

The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations of First Advantage that would have been reported had the mergers occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of First Advantage at any future date or the consolidated results of operations for any future period. Furthermore, no effect has been given in the unaudited pro forma combined statements of operations for synergistic benefits or cost savings that may be realized through the combination of the FAST division and US SEARCH or costs that may be incurred in integrating their operations. The FAST division and US SEARCH currently are developing plans to integrate the operations of the companies, which will involve costs including, among others, severance and settlement of operating and capital commitments, which may be material. The unaudited pro forma combined financial information should be read in conjunction with the historical financial statements and related notes and management’s discussion and analysis of financial condition and results of operations of the FAST division and US SEARCH included in this prospectus.

FIRST ADVANTAGE CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

At March 31, 2003

	FAST Division Historical	US SEARCH Historical	Pro Forma Adjustments		First Advantage Pro Forma
Assets
Current assets:
Cash and cash equivalents	$6,681,152	$1,374,000	$221,848	(A)	$8,277,000
Trade accounts receivable	15,971,654	1,944,000	—		17,915,654
Prepaid expenses and other current assets	1,254,206	1,045,000	—		2,299,206

Total current assets	23,907,012	4,363,000	221,848		28,491,860
Property and equipment, net	11,944,993	9,070,000	2,326,000	(B)	23,340,993
Goodwill, net	112,448,491	13,529,000	40,041,712	(B)	166,019,203
Other intangible assets, net	10,356,541	2,572,000	1,228,000	(B)	14,156,541
Database development costs, net	6,509,161	—	—		6,509,161
Other assets	171,571	249,000	—		420,571

Total assets	$165,337,769	$29,783,000	$43,817,560		$238,938,329

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$2,407,377	$5,307,000	—		$7,714,377
Accrued liabilities	8,573,519	2,352,000	—		10,925,519
Income taxes payable	1,634,340	—	—		1,634,340
Current portion of long-term debt and capital leases	441,991	3,274,000	(423,541	)(C)	3,292,450

Total current liabilities	13,057,227	10,933,000	(423,541)		23,566,686
Long-term debt and capital leases, net of current portion	521,141	1,105,000	(511,834	)(C)	1,114,307
Deferred taxes	4,429,254	—	—		4,429,254
Other liabilities	377,573	5,000	1,545,000	(D)	1,927,573

Total liabilities	18,385,195	12,043,000	609,625		31,037,820

Commitments and contingencies

Stockholder’s equity:
Common stock	—	97,000	(77,195	)(E)	19,805
Additional paid in capital	142,144,701	118,048,000	(57,119,870	)(E)	203,072,831
Retained earnings	4,807,873	(100,405,000)	100,405,000	(E)	4,807,873

Total stockholder’s equity	146,952,574	17,740,000	43,207,935		207,900,509

Total liabilities and stockholder’s equity	$165,337,769	$29,783,000	$43,817,560		$238,938,329

See the accompanying notes to the unaudited pro forma combined financial information.

FIRST ADVANTAGE CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

Year Ended December 31, 2002

	FAST Division Historical	Past Acquisitions(F)	FAST Division As Adjusted	US SEARCH Historical		Pro Forma Adjustments		First Advantage Pro Forma
Service revenues	$100,924,598	$23,962,262	$124,886,860	$30,341,000		$—		$155,227,860
Cost of revenues	45,418,967	9,385,128	54,804,095	9,450,000		—		64,254,095

Gross margin	55,505,631	14,577,134	70,082,765	20,891,000		—		90,973,765
Selling, general, and administrative expenses	51,004,721	18,949,453	69,954,174	28,818,000		61,667	(D)	98,833,841

Income (loss) from operations	4,500,910	(4,372,319)	128,591	(7,927,000)		(61,667)		(7,860,076)

Interest (expense) income:
Interest expense	(228,559)	(1,069,115)	(1,297,674)	(16,212,000)		226,296	(C)	(17,283,378)
Interest income	59,102	118,579	177,681	68,000		—		245,681

Total interest expense, net	(169,457)	(950,536)	(1,119,993)	(16,144,000)		226,296		(17,037,697)

Income (loss) before provisions for income tax	4,331,453	(5,322,855)	(991,402)	(24,071,000)		164,629		(24,897,773)
Provision (benefit) for income tax	1,629,142	(2,129,142)	(500,000)	5,000		66,757	(G)	(428,243)

Net income (loss)	$2,702,311	$(3,193,713)	$(491,402)	$(24,076,000)		$97,872		$(24,469,530)

Per share data:
Basic and diluted (loss) earnings per share				(0.41	)(H)			$(1.24	)(H)

Basic and diluted weighted average shares outstanding				58,711,000				19,803,743	(I)

See the accompanying notes to the unaudited pro forma combined financial information.

FIRST ADVANTAGE CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2003

	FAST Division Historical	US SEARCH Historical		Pro Forma Adjustments		First Advantage Pro Forma
Service revenues	$31,540,656	$8,079,000		$—		$39,619,656
Cost of revenues	13,818,968	2,693,000		—		16,511,968

Gross margin	17,721,688	5,386,000		—		23,107,688
Selling, general, and administrative expenses	17,019,184	6,965,000		4,217	(D)	23,988,401

Income (loss) from operations	702,504	(1,579,000))		(4,217)		(880,713)

Interest (expense) income:
Interest expense	(18,809))	(230,000)		18,809	(C)	(230,000)
Interest income	10,726	—		—		10,726

Total interest expense, net	(8,083))	(230,000)		18,809		(219,274)

Income (loss) before provisions for income tax	694,421)	(1,809,000)		14,592		(1,099,987)
Provision (benefit) for income tax	298,601)	2,000		5,837	(G)	306,438)

Net income (loss)	$395,820)	$(1,811,000)		$8,755		$(1,406,425)

Per share data:
Basic and diluted (loss) earnings per share		(0.02	)(H)			$(0.07	)(H)

Basic and diluted weighted average shares outstanding		97,021,055				19,805,195	(I)

FIRST ADVANTAGE CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(A)	In accordance with the merger agreement, at the closing date, First Advantage will have additional cash of $15.0 million less merger related costs and fees such as legal, accounting and financial advisor fees, estimated to be approximately $6.6 million, amounts due under a loan made to US SEARCH by First American, and the amount of the FAST division’s current cash balance. This additional cash infusion is to be provided by First American. The net amount of the additional cash infusion is estimated as follows:

Minimum cash per the merger agreement	$15,000,000
Less: Estimated merger closing costs	(6,650,000)
Less: Cash loaned to US SEARCH	(1,447,000)
Less: Cash balance of the FAST division as of March 31, 2003	(6,681,152)

Estimated cash infusion by First American	$221,848

(B)	The estimated purchase price of US SEARCH for purposes of preparing these unaudited pro forma financial statements is $60.0 million. This is based upon an estimate of the fair value of the net assets of the FAST division contributed by First American to First Advantage in the mergers and estimated direct costs of the mergers. The allocation of the purchase price is based upon preliminary estimates of the assets and liabilities acquired in accordance with SFAS 141. The acquisition of US SEARCH is based on management’s consideration of US SEARCH’s past and expected future performance as well as the potential strategic fit of US SEARCH with the long-term goals of First Advantage. The expected long-term growth, market position of US SEARCH and expected synergies to be generated by inclusion of US SEARCH are the primary factors which gave rise to an acquisition price which resulted in the recognition of goodwill. A full determination of the purchase price allocation will be made within twelve months of the effective acquisition date upon receipt of a final valuation analysis of tangible and intangible assets. It is anticipated that the final purchase price allocation will not differ materially from the preliminary allocations.

The estimated purchase price was determined as follows:

Fair value of FAST Division net assets	$173,000,000

Fair value of 20% of the FAST Division net assets contributed	$34,600,000
Net cash infusion from First American	221,848
Estimated merger related closing costs	6,650,000
Cash loaned to US SEARCH by First American	1,447,000

Total consideration paid by First American for 80% of US SEARCH	$42,918,848

Value of 100% of US SEARCH	$53,648,560
Value of vested options and outstanding warrants of US SEARCH	6,364,000	*

Purchase price	$60,012,560

*	Due to the fact that there currently is no quoted market price for First Advantage’s Class A common stock, for purposes of this analysis, the fair value of vested options and outstanding warrants is based upon the quoted market price of US SEARCH common stock on December 16, 2002. The final purchase accounting adjustments will be based upon the quoted price of First Advantage Class A common stock.

FIRST ADVANTAGE CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION—(Continued)

The allocation of the purchase price is estimated as follows:

Goodwill	$53,570,712
Net cash infusion from First American	221,848
Identifiable intangibles assets	3,800,000
Reserve for fair value of operating leases	(1,545,000)
Technology	8,700,000
Net assets acquired	(4,735,000)

$60,012,560

The estimated fair value of the net assets of the FAST division was determined by First American after the date of the merger agreement based on the actual purchase price paid by First American for each of Employee Health Programs, Inc. and SafeRent, Inc. in the fourth quarter of 2002 and a valuation of the remaining FAST division companies undertaken as part of impairment testing required by SFAS 142.

The pro forma adjustment to goodwill and other intangibles is based upon the purchase price allocation, less amounts previously recorded by US SEARCH as follows:

	Goodwill	Other Intangibles	Technology
Purchase price allocation	$52,570,712	$3,800,000	$8,700,000
Less: US SEARCH balances	(13,529,000)	(2,572,000)	(6,374,000)

Pro forma adjustment	$40,041,712	$1,228,000	$2,326,000

Useful lives	—	3 to 10	5

(C)	In accordance with the merger agreement, the FAST division will not have any debt related to acquisitions and intercompany debt, except for intercompany debt for services rendered and employee related costs incurred before closing. Adjustment reflects the effects on the balance sheet and statements of operations relating to the assumption of these debt obligations by First American as if they had occurred as of January 1, 2002.

(D)	Adjustment reflects the effects of the mergers on rent expense and amortization of the pro forma adjustment for other intangible assets and technology assets as described in Note B, which are included in selling, general and administrative expenses in the statements of operations. The adjustment to rent expense reflects the impact of two lease commitments at US SEARCH which are considered to be above current market prices by approximately 50% and 25%, respectively. Approximately $1.5 million has been recorded as additional liabilities in the purchase accounting adjustments in Note B above relating to adverse lease commitments. A summary of the adjustment is as follows:

	Year Ended December 31, 2002	Three Months Ended March 31, 2003
Reduction in rent expense	$(750,000)	$(187,500)
Amortization of other intangibles	301,667	75,417
Amortization of technology	510,000	116,300

Total	$61,667	$4,217

At the close of the mergers, First American and First Advantage will enter into a services agreement pursuant to which First American will provide certain financial, administrative and managerial support services and overhead services to First Advantage. No pro forma adjustment has been made in the

FIRST ADVANTAGE CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION—(Continued)

accompanying unaudited pro forma combined financial statements for the services agreement as the historical financial statements of the FAST division includes actual charges from First American for similar services.

(E)	Adjustment reflects the elimination of the stockholders’ equity of US SEARCH and the issuance of shares of First Advantage common stock with a par value of $.001 per share in the mergers. The estimated number of shares issuable in accordance with the merger agreement is as follows:

	Year Ended December 31, 2002	Three Months Ended March 31, 2003S
Shares outstanding of US SEARCH	97,018,716	97,025,978
Exchange ratio per merger agreement	0.04	0.04

Shares of First Advantage Class A common stock issuable to US SEARCH stockholders	3,880,749	3,881,039
Shares of First Advantage Class B common stock issuable to First American
(Four times the number of shares issuable to US SEARCH stockholders plus an assumed 400,000 additional shares)	15,922,994	15,924,156

Total shares of First Advantage common stock issuable in mergers	19,803,743	19,805,195

The estimated number of shares of First Advantage common stock issuable in the mergers does not include options or warrants to purchase shares of First Advantage Class A common stock that will be outstanding immediately following the mergers, including options to purchase Class A common stock to be issued to former executives of the FAST division and First American who will serve as executives of First Advantage. The estimated number of shares of First Advantage common stock issuable in the mergers also does not include any additional shares of First Advantage Class B common stock that would be issuable to First American if US SEARCH indebtedness exceeds $4.4 million at closing, US SEARCH issues new options or warrants to purchase US SEARCH common stock between signing and closing of the merger agreement, or outstanding options or warrants to purchase US SEARCH Common Stock are exercised between signing and closing of the merger agreement.

(F)	Adjustments reflect the pro forma impact of the acquisitions of Employee Health Programs and SafeRent (both acquired in the fourth quarter of 2002) as if they had occurred as of January 1, 2002:

	Employee Health Programs, Inc.	SafeRent, Inc.	Pro forma Adjustment	Total
Service revenues	$13,082,137	$10,880,125	$—	$23,962,262
Cost of revenues	7,038,585	2,346,543	—	9,385,128

Gross margin	6,043,552	8,533,582	—	14,577,134
Selling, general and administrative expenses	7,337,888	10,798,565	813,000	18,949,453

(Loss) from operations	(1,294,336)	(2,264,983)	(813,000)	(4,372,319)

Other (expense) income:
Interest expense	(2,747)	(1,066,368)	—	(1,069,115)
Interest income	—	118,579	—	118,579

Total interest expense, net	(2,747)	(947,789)	—	(950,536)
Accretion of mandatory feature of preferred stock	—	(1,290,278)	1,290,278	—

(Loss) before benefit for income tax	(1,297,083)	(4,503,050)	477,278	(5,322,855)
(Benefit) for income tax	—	—	(2,129,142)	(2,129,142)

Net (loss) income	$(1,297,083)	$(4,503,050)	$2,606,420	$(3,193,713)

FIRST ADVANTAGE CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION—(Continued)

Adjustment to selling, general and administrative expenses reflects the amortization of customer lists, covenants not to compete, and software over their estimated useful lives of 3 to 10 years. Adjustment relating to the benefit for income taxes reflects the impact if taxes were calculated on a separate return basis.

(G)	Adjustment reflects the effect of the merger on the provision for income taxes. The impact is estimated to be a benefit of $66,757 for the year ended December 31, 2002 and $5,837 for the three months ended March 31, 2003.

(H)	Basic and diluted earnings (loss) per share is calculated as net (loss) to common stockholders divided by the weighted average shares outstanding for the period. Weighted average shares outstanding used in the calculation of pro forma loss per share is based upon the estimated shares to be issued in connection with the mergers as discussed in note (E) above. The calculation of basic and diluted loss per share is as follows:

	Year ended December 31, 2002		Three Months ended March 31, 2003
	US SEARCH Historical	First Advantage Pro Forma	US SEARCH Historical	First Advantage Pro Forma
Net (loss) attributable to common stockholders	$(24,076,000)	$(24,469,530)	$(1,811,006)	$(1,406,425)
Divided by:
Weighted average shares outstanding	58,711,000	19,803,743	97,021,055	19,805,195

Basic and diluted (loss) earnings per share	$(.41)	$(1.24)	$(.02)	$(.07)

(I)	Weighted average shares outstanding used in the calculation of loss per share is based upon the estimated number of shares to be issued in connection with the mergers as discussed in note (E) above.

DESCRIPTION OF FIRST ADVANTAGE CAPITAL STOCK

The following description of the terms of First Advantage’s capital stock does not purport to be complete and is qualified in its entirety by reference to First Advantage’s certificate of incorporation and bylaws, which are included in the Registration Statement of which this prospectus is a part.

General

First Advantage’s authorized capital stock consists of:

•	75,000,000 shares of Class A common stock, par value $0.001 per share;

•	25,000,000 shares of Class B common stock, par value $0.001 per share; and

•	1,000,000 shares of preferred stock, par value $0.001 per share.

Class A Common Stock

Holders of First Advantage Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of holders of First Advantage common stock. Subject to preferences that may be applicable to any outstanding preferred stock, holders of First Advantage Class A common stock are entitled to dividends as may be declared from time to time by the First Advantage board of directors out of funds legally available for that purpose. Holders of First Advantage Class A common stock have no preemptive, redemption, conversion or sinking fund rights. Upon a liquidation, dissolution or winding up of the affairs of First Advantage, the holders of First Advantage Class A common stock are entitled to share equally and ratably, together with the holders of First Advantage Class B common stock, in the assets of First Advantage, if any, remaining after the payment of all debts and liabilities of First Advantage and the liquidation preference of any First Advantage preferred stock then outstanding.

Class B Common Stock

Except as otherwise described as follows, the rights, preferences and privileges of the Class B common stock are identical to those of the Class A common stock described above. Holders of First Advantage Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote of holders of First Advantage common stock.

The First Advantage Class B common stock is convertible into shares of First Advantage Class A common stock at a one-to-one conversion ratio as follows:

•	the holder of any share of First Advantage Class B common stock may elect at any time, and at such holder’s sole option, to convert such share into one fully paid and nonassessable share of First Advantage Class A common stock;

•	if at any time First American and its affiliates collectively own less than 28% of the total number of issued and outstanding shares of capital stock of First Advantage, each issued and outstanding share of First Advantage Class B common stock will automatically be converted into one share of Class A common stock; or

•	upon the transfer of any share of First Advantage Class B common stock to a person other than First American or an affiliate of First American (excluding certain permitted transfers), such share will automatically be converted into one fully paid and nonassessable share of Class A common stock.

Notwithstanding the foregoing, First American may transfer shares of Class B common stock (without conversion into Class A common stock) if such transfer is effected as part of a distribution by First American of shares of Class B common stock to its shareholders in a tax-free “spinoff” under Section 355(a) of the Internal Revenue Code of 1986, as amended, and any subsequent transfer of such shares will not cause such shares to convert into Class A common stock.

Preferred Stock

First Advantage’s certificate of incorporation allows its board of directors to issue shares of preferred stock in one or more series without stockholder approval. First Advantage’s board of directors will have discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption rights and liquidation preferences of each series of preferred stock.

The purpose of authorizing First Advantage’s board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with stockholder approval of specific issuances. First Advantage has no present plans to issue any of its authorized but unissued shares of preferred stock.

Warrants to Purchase Class A Common Stock

As a part of the recently completed mergers, First Advantage assumed the obligations of US SEARCH contained in all warrants to purchase common stock of US SEARCH outstanding on the closing date of the mergers. Pursuant to the merger agreement and the terms of the warrants, after the closing of the mergers the holders of the warrants were entitled to receive upon exercise thereof 0.04 of a share of First Advantage Class A common stock for each share of US SEARCH common stock such warrant holder would have been entitled to receive pursuant to the warrant prior to the closing of the mergers. As of May 31, 2003, US SEARCH had outstanding warrants to purchase up to 8,657,019 shares of its common stock at a weighted average exercise price of $0.87 per share. Following the mergers, such warrants were converted into warrants to purchase 346,280 shares of First Advantage Class A common stock at a weighted average exercise price of $21.75 per share.

Registration Rights Relating to Class A Common Stock

Holders of certain US SEARCH warrants have the right to cause First Advantage to register the resale of the shares of Class A common stock underlying such warrants. First Advantage may be required to register the resale of up to 346,280 shares of Class A common stock underlying these warrants. Pequot Private Equity Fund II, L.P. also has the right to require First Advantage to register the resale of shares of Class A common stock held by it under circumstances specified in the stockholders agreement entered into in connection with the mergers.

Transfer Agent

The transfer agent and registrar of the First Advantage Class A common stock is Wells Fargo Shareowner Services. First Advantage acts as transfer agent and registrar of the First Advantage Class B common stock.

EXPERTS

The consolidated financial statements of US SEARCH as of March 31, 2003, December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in this prospectus, have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of the FAST division as of March 31, 2003, December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, the financial statements of Employee Health Programs as of December 31, 2001 and 2000 and for each of the years then ended, the financial statements of Substance Abuse Management as of December 31, 2000 and for the year then ended and the financial statements of American Driving Records as of December 31, 2001 and 2000 and for each of the years then ended included in this prospectus have been so included in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The balance sheets and related statements of operations, owners’ equity and cash flows of SafeRent, one of the FAST division companies, for the year ended December 31, 2000, have been included in the FAST division financial information and were audited by Arthur Andersen LLP. We have not been able to obtain, after reasonable efforts, the written consent of Andersen to our naming it in this prospectus as having certified the foregoing financial statements for the fiscal year ended December 31, 2000. Accordingly, Andersen will not be liable under Section 11(a) of the Securities Act for any false or misleading statements or omissions with respect to this prospectus, including the financial statements that Andersen has audited.

The balance sheet and the related statements of operations, owners’ equity and cash flows of SafeRent as of December 31, 2001 and for the year then ended were audited by Arthur Andersen LLP. However, such financial statements have subsequently been restated for the classification and accounting for certain mandatorily redeemable preferred stock and, consequently, such financial statements are presented on an unaudited basis. Such restatement resulted in:

•	The following changes to the balance sheet: (a) reclassification of the balance of $17,595,737 out of owners’ equity and into the mezzanine section of the balance sheet and (b) a new subtotal for owners’ (deficit)/equity of ($5,948,545).

•	The following changes to the statements of operations: (a) inclusion of the accretion of $763,995 related to the mandatorily redeemable preferred stock as a component of other income (expense) and (b) revised net loss of ($7,919,500).

•	The following changes to owners’ equity: (a) elimination of the line item reflecting the accretion on the mandatorily redeemable preferred stock and (b) restatement of the net loss for the year ended December 31, 2001 to the amount previously noted.

•	The following changes to the statement of cash flows: (a) restatement of the net loss amount shown for the year ended December 31, 2001 and (b) inclusion of the accretion as a separate component of cash flows from operations.

LEGAL MATTERS

The legality of the First Advantage Class A common stock offered by this prospectus will be passed upon for First Advantage by its counsel, White & Case LLP, Los Angeles, California.

INDEX TO FINANCIAL STATEMENTS

Explanatory Note: The financial statements and notes thereto referenced below reflect time periods prior to the consummation of the mergers through which First Advantage acquired US SEARCH and the companies formerly comprising the FAST division. The mergers were completed on June 5, 2003. US SEARCH and each of the FAST division companies are now wholly-owned subsidiaries of First Advantage, notwithstanding references in the financial statements and notes thereto below that would suggest that the mergers are pending or that US SEARCH and the FAST division companies are not yet owned by First Advantage.

FIRST ADVANTAGE CORPORATION

BALANCE SHEETS

(unaudited)

	March 31, 2003	December 31, 2002
ASSETS:
Current assets:
Cash and cash equivalents	$1,000	$1,000

Total assets	$1,000	$1,000

LIABILITIES AND STOCKHOLDER’S EQUITY:
Stockholder’s equity:
Common stock $0.001 par value; 1,000 shares authorized; 1 share issued and outstanding as of March 31, 2003 and December 31, 2002	—	—
Additional paid-in capital	1,000	1,000
Retained Earnings	—	—

Total stockholder’s equity	1,000	1,000

Total liabilities and stockholder’s equity	$1,000	$1,000

The accompanying notes are an integral part of these statements.

FIRST ADVANTAGE CORPORATION

NOTES TO FINANCIAL STATEMENTS

(unaudited)

1. Organization and Business:

FIRST ADVANTAGE CORPORATION (the “Company”) is a new, wholly owned holding company formed by The First American Corporation on December 12, 2002. The Company currently has no operations.

2. Pending Merger

An Agreement and Plan of Merger dated as of December 13, 2002 has been entered into by and among the Company, The First American Corporation, US SEARCH.com, Inc.(US SEARCH), and Stockholm Seven Merger Corp. (the “Merger Agreement”). Pursuant to the Merger Agreement, the Company will acquire US SEARCH and the six subsidiaries of First American that comprise the First American Screening Technologies (FAST) division. In connection with the transactions contemplated by the Merger Agreement, the stockholders of US SEARCH will receive shares of First Advantage Class A common stock representing approximately 20% of the outstanding equity of the Company, and First American will receive shares of First Advantage Class B common stock representing approximately 80% of the outstanding equity of the Company. The Class A common stock will have one vote per share and the Class B common stock will have ten votes per share on matters presented to the Company stockholders for a vote.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of US SEARCH.com Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of US Search.com Inc. and its subsidiary at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2, the Company has incurred significant operating losses and negative cash flows from operations since inception and has negative working capital at December 31, 2002. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    PricewaterhouseCoopers LLP

Los Angeles, California

March 24 , 2003 except for the subsequent events in Note 16 as to which the date is April 1, 2003

US SEARCH.COM INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2001	December 31, 2002
ASSETS:
Current assets:
Cash and cash equivalents	$3,148,000	$2,254,000
Restricted cash	750,000	575,000
Accounts receivable, less allowance for doubtful accounts of $24,000 (2001) and $72,000 (2002)	696,000	1,864,000
Prepaids and other current assets	1,854,000	1,150,000

Total current assets	6,448,000	5,843,000
Property and equipment, net	9,409,000	9,028,000
Goodwill	8,648,000	13,529,000
Intangible assets, net	2,960,000	2,650,000
Other assets	270,000	249,000

Total assets	$27,735,000	$31,299,000

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$7,182,000	$5,604,000
Accrued liabilities	1,930,000	2,958,000
PRSI acquisition obligations, current portion	902,000	474,000
Bank debt, current portion	1,375,000	1,142,000
Notes payable, current portion	3,896,000	50,000
Capital lease obligations, current portion	280,000	125,000

Total current liabilities	15,565,000	10,353,000
PRSI acquisition obligations	1,654,000	1,370,000
Bank debt, net of current portion	—	20,000
Capital lease obligation, net of current portion	156,000	27,000
Other non-current liabilities	5,000	5,000

Total liabilities	17,380,000	11,775,000
Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 1,000,000 shares; 203,113 and 0 issued and outstanding as of December 31, 2001 and 2002, respectively	—	—
Common stock, $0.001 par value; authorized 300,000,000 shares; issued and outstanding 26,183,058 as of December 31, 2001 and 97,018,716 as of December 31, 2002	26,000	97,000
Additional paid-in capital	84,847,000	118,021,000
Accumulated deficit	(74,518,000)	(98,594,000)

Total stockholders’ equity	10,355,000	19,524,000

Total liabilities and stockholders’ equity	$27,735,000	$31,299,000

The accompanying notes are an integral part of these consolidated financial statements.

US SEARCH.COM INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For The Years Ended December 31,

	2000	2001	2002
Net revenues	$22,363,000	$18,399,000	$30,341,000
Cost of services	10,392,000	4,494,000	9,450,000

Gross profit	11,971,000	13,905,000	20,891,000
Operating expenses:
Selling and marketing	25,890,000	10,069,000	11,237,000
General and administrative	12,220,000	10,016,000	14,175,000
Information technology	3,777,000	4,397,000	3,296,000

Total operating expenses	41,887,000	24,482,000	28,708,000

Loss from operations	(29,916,000)	(10,577,000)	(7,817,000)
Interest expense (includes non-cash charges relating to warrants, beneficial conversion features, and amortization of debt issuance costs of $1,165,000 in 2001 and $15,966,000 in 2002)	(108,000)	(1,522,000)	(16,212,000)
Interest income	663,000	167,000	68,000
Other expense, net	—	—	(110,000)

Loss before income taxes	(29,361,000)	(11,932,000)	(24,071,000)
Provision for income taxes	1,000	5,000	5,000

Net loss	(29,362,000)	(11,937,000)	(24,076,000)
Beneficial conversion feature on preferred stock	(1,029,000)	—	—
Deemed dividend on exchange of preferred stock	—	(12,575,000)	—
Accretion of discount on preferred stock	(156,000)	(203,000)	—
Accrued preferred stock dividends	(142,000)	(200,000)	—

Net loss attributable to common stockholders before cumulative effect of accounting change	(30,689,000)	(24,915,000)	(24,076,000)
Cumulative effect of accounting change on beneficial conversion feature on preferred stock	(3,754,000)	—	—

Net loss attributable to common stockholders	$(34,443,000)	$(24,915,000)	$(24,076,000)

Basic and diluted net loss per share:
Net loss per share attributable to common stockholders before cumulative effect of accounting change	$(1.72)	$(1.38)	$(0.41)
Cumulative effect of accounting change on beneficial conversion feature on preferred stock	(0.21)	—	—

Net loss per share attributable to common stockholders	$(1.93)	$(1.38)	$(0.41)
Weighted-average shares outstanding used in per share calculation	17,836,000	18,054,000	58,711,000

The accompanying notes are an integral part of these consolidated financial statements.

US SEARCH.COM INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Series A-1 Preferred Stock		Common Stock		Additional Paid-In Capital	Unearned Deferred Compensation	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, December 31, 1999	—	$—	17,421,644	$17,000	$53,790,000	$(1,099,000)	$(33,219,000)	$19,489,000
Amortization of unearned compensation	—	—	—	—	—	418,000	—	418,000
Issuance of warrants to third parties	—	—	—	—	2,179,000	—	—	2,179,000
Accretion of discount on preferred stock	—	—	—	—	(156,000)	—	—	(156,000)
Accrued preferred dividends	—	—	—	—	(142,000)	—	—	(142,000)
Forfeiture of stock options	—	—	—	—	(1,622,000)	681,000	—	(941,000)
Amendment of terms of stock options to former employee	—	—	—	—	220,000	—	—	220,000
Allocation of relative fair value to warrants issued with Series A preferred stock	—	—	—	—	3,552,000	—	—	3,552,000
Exercise of stock options	—	—	516,600	1,000	1,601,000	—	—	1,602,000
Net loss	—	—	—	—	—	—	(29,362,000)	(29,362,000)

Balance, December 31, 2000	—	—	17,938,244	18,000	59,422,000	—	(62,581,000)	(3,141,000)
Modification of employee stock options	—	—	—	—	68,000	—	—	68,000
Issuance of warrants in conjunction with bank financing	—	—	—	—	1,189,000	—	—	1,189,000
Issuance of warrants to vendors	—	—	—	—	216,000	—	—	216,000
Allocation of relative fair value to warrants issued with notes payable	—	—	—	—	250,000	—	—	250,000
Conversion of notes payable and accrued interest to Series A-1 preferred stock	103,113	—	—	—	10,311,000	—	—	10,311,000
Exchange of Series A preferred stock and cancellation of warrant for Series A-1 preferred stock	100,000	—	—	—	18,935,000	—	—	18,935,000
Deemed dividend on exchange of preferred stock	—	—	—	—	(12,575,000)	—	—	(12,575,000)
Accretion of preferred dividends and discount to preferred stock	—	—	—	—	(403,000)	—	—	(403,000)
Beneficial conversion feature on convertible notes payable	—	—	—	—	445,000	—	—	445,000
Allocation of relative fair value to warrants issued with convertible Series A-1 preferred stock	—	—	—	—	452,000	—	—	452,000
Stock issued in conjunction with acquisition of PRSI	—	—	8,148,148	8,000	6,492,000	—	—	6,500,000
Exercise of stock options	—	—	96,666	—	45,000	—	—	45,000
Net loss	—	—	—	—	—	—	(11,937,000)	(11,937,000)

Balance, December 31, 2001	203,113	—	26,183,058	26,000	84,847,000	—	(74,518,000)	10,355,000
Issuance of warrants in conjunction with Bank financing	—	—	—	—	48,000	—	—	48,000
Issuance of warrants to vendors	—	—	—	—	180,000	—	—	180,000
Allocation of relative fair value to warrants issued with convertible notes payable	—	—	—	—	1,937,000	—	—	1,937,000
Conversion of Series A-1 preferred stock to common stock	(203,113)	—	42,107,303	42,000	(42,000)	—	—	—
Conversion of notes payable and accrued interest to common stock	—	—	27,864,051	28,000	14,718,000	—	—	14,746,000
Beneficial conversion feature on convertible notes payable	—	—	—	—	11,749,000	—	—	11,749,000
Adjustment to purchase consideration	—	—	—	—	4,500,000	—	—	4,500,000
Additional stock issued in conjunction with acquisition of PRSI	—	—	651,852	1,000	(1,000)	—	—	—
Exercise of stock options	—	—	212,452	—	85,000	—	—	85,000

Net loss	—	—	—	—	—	—	(24,076,000)	(24,076,000)

Balance, December 31, 2002	—	$—	97,018,716	$97,000	$118,021,000	$—	$(98,594,000)	$19,524,000

The accompanying notes are an integral part of these consolidated financial statements.

US SEARCH.COM INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31,

	2000	2001	2002
Cash flows from operating activities:
Net loss	$(29,362,000)	$(11,937,000)	$(24,076,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	903,000	1,468,000	3,039,000
Provision for doubtful accounts	81,000	24,000	48,000
Loss on disposal of property and equipment	149,000	—	—
Compensation charge for modification of options	—	68,000	—
Charge for warrants issued to third parties	2,179,000	12,000	—
Non-cash interest expense and beneficial conversion feature	—	1,165,000	15,966,000
Credit of unearned compensation	(303,000)	—	—
Related-party charges	—	161,000	—
Change in assets and liabilities:
Accounts receivable	9,000	(86,000)	(1,216,000)
Accounts payable and accrued expenses	2,758,000	250,000	(514,000)
Prepaid and other assets	2,525,000	4,000	104,000

Net cash used in operating activities	(21,061,000)	(8,871,000)	(6,649,000)

Cash flows from investing activities:
Additions to property and equipment	(4,798,000)	(3,740,000)	(2,348,000)
PRSI acquisition costs	—	—	(220,000)
Cash payments to PRSI	—	(470,000)	—

Net cash used in investing activities	(4,798,000)	(4,210,000)	(2,568,000)

Cash flows from financing activities:
Decrease in restricted cash	800,000	450,000	175,000
Proceeds from line of credit	—	1,418,000	—
Repayments of lines of credit	—	(600,000)	—
Repayments of bank debt	—	—	(233,000)
Repayments of third party notes payable	(373,000)	(805,000)	(723,000)
Repayments of PRSI acquisition obligation	—	—	(930,000)
Repayments of capital lease obligations	(184,000)	(354,000)	(284,000)
Proceeds from notes payable, net	—	13,500,000	10,233,000
Issuance costs relating to preferred stock	—	(256,000)	—
Proceeds from sale of Series A convertible preferred stock, net of issuance costs of $537,000	9,463,000	—	—
Proceeds from exercise of stock options	1,602,000	45,000	85,000

Net cash provided by financing activities	11,308,000	13,398,000	8,323,000

Net increase (decrease) in cash and cash equivalents	(14,551,000)	317,000	(894,000)
Cash at beginning of period	17,382,000	2,831,000	3,148,000

Cash at end of period	$2,831,000	$3,148,000	$2,254,000

The accompanying notes are an integral part of these consolidated financial statements.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business:

US SEARCH.com Inc. (the “Company”) provides individual reference services and background information about individuals. The Company was formed as a California S Corporation in 1994, and reincorporated as a Delaware corporation in April 1999. On December 28, 2001 the Company acquired all of the outstanding stock of Professional Resource Screening, Inc. (“PRSI”), which provides pre-employment screening services primarily to Fortune 500 companies in the United States.

2. Management’s Plans:

The accompanying financial statements have been prepared assuming the Company will continue as a going concern and contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The Company has incurred net losses of $29.4 million in 2000, $11.9 million in 2001 and $24.1 million in 2002, and has used cash in operations of $21.1 million in 2000, $8.9 million in 2001 and $6.6 million in 2002. At December 31, 2002, the Company has cash and cash equivalents of $2.3 million, a working capital deficiency of $4.5 million, an accumulated deficit of $98.6 million and stockholders’ equity of $19.5 million.

In December 2002, the Company entered into an Agreement and Plan of Merger with The First American Corporation (see Note 18).

On March 18, 2003, the Company amended its loan and security agreement with the bank to increase its revolving credit limit (see Note 16).

Based on the Company’s current operating plans, management believes existing cash resources, including the proceeds available from the amended loan and security agreement and cash forecasted by management to be generated by operations will be sufficient to meet working capital and capital requirements through December 31, 2003. Also, management’s plans to attain profitability and generate additional cash flows include, increasing revenues from enterprise and consumer services, focusing on cost reductions and operational efficiencies to be derived from further deployment of the Company’s technologies, and the launch of additional products. There is no assurance that management will be successful with these plans. However, if events and circumstances occur such that the Company does not meet its current operating plan as expected, is unable to raise additional financing, or the merger with The First American Corporation is not consummated, the Company may be required to reduce certain discretionary spending, which could have a material adverse effect on the Company’s ability to achieve its intended business objectives and continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies:

Principles of Consolidation

The financial statements include the accounts of US SEARCH.com Inc. and its wholly owned subsidiary. All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Restricted Cash

At December 31, 2002 and 2001, the Company had $575,000, and $750,000, respectively, in restricted cash principally related to deposits pledged as collateral in conjunction with the Company’s credit facility with the bank.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets. Leasehold improvements and equipment under capital leases are amortized over the shorter of the estimated useful life or the life of the lease. Depreciation and amortization periods by asset category are as follows:

Computer and office equipment and software	3-10 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of useful life or lease term
Equipment under capital leases	Shorter of useful life or lease term

Maintenance and repairs are charged to expense as incurred while renewals and improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation, with any resulting gain or loss included in the Statement of Operations.

Software Developed For Internal Use

The Company capitalizes costs of software, consulting services, hardware and payroll related costs incurred to purchase and develop internal-use software relating primarily to the Company’s Web site. The Company expenses costs incurred during the preliminary project assessment, research and development, reengineering, training and application maintenance phases. As of December 31, 2001 and 2002, the Company had capitalized internal-use software totaling $3,780,000, and $5,560,000 respectively. As of December 31, 2001 and 2002, accumulated depreciation on internal-use software was $68,000, and $552,000 respectively. The Company expensed $3,777,000, $4,397,000, and $3,296,000 of Web site development costs in 2000, 2001 and 2002, respectively.

Long-Lived Assets

The Company identifies and records impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded.

Fair Value of Financial Instruments

The estimated fair value of accounts receivable, accounts payable, accrued liabilities and notes payable approximate cost because of the short-term maturity of these instruments.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Net Loss Per Common Share

Basic net loss per common share is computed using the weighted-average number of shares of common stock and diluted net loss per common share is computed using the weighted average number of shares of common stock and common equivalent shares outstanding. Common equivalent shares related to convertible preferred stock, convertible notes payable, stock options and warrants are excluded from the computation when their effect is anti-dilutive.

The following summarizes the stock options, warrants and convertible preferred stock excluded from the weighted-average number of shares because their effect is anti-dilutive:

	2000	2001	2002
Stock options	8,089,958	17,011,903	19,820,345
Common stock warrants	1,750,000	5,132,013	10,407,019
Preferred stock warrants	75,000	—	—
Convertible preferred stock	5,882,353	42,107,303	—

Comprehensive Income

Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income” establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income generally represents all changes in stockholders’ equity (deficit) during the period except those resulting from investments by, or distributions to, stockholders. The Company has no other comprehensive income items and accordingly net income (loss) equals comprehensive income (loss).

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference on the date of grant, between the fair value of the Company’s common stock and the grant price.

The Company accounts for stock-based awards to non-employees in accordance with SFAS No. 123 and EITF 96-18. An expense is recognized for common stock, warrants, or stock options issued for services rendered by non-employees based on the estimated fair value of the security exchanged.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following table illustrates the effect on net loss and loss per share if compensation cost for all outstanding and unvested stock options and other stock-based employee compensation awards had been determined based on their fair values at the grant date, consistent with the method prescribed by SFAS No. 123:

	Year Ended December 31,
	2000	2001	2002
Net Loss
As reported	$(29,362,000)	$(11,937,000)	$(24,076,000)
Stock-based credit included in reported net loss	(303,000)	—	—
Additional stock-based compensation expense determined under the fair value method	(3,029,000)	(3,990,000)	(6,391,000)

Pro forma	$(32,694,000)	$(15,927,000)	$(30,467,000)

Loss per share—basic and diluted
As reported	$(1.93)	$(1.38)	$(0.41)
Proforma	$(2.12)	$(1.60)	$(0.52)

SFAS No. 123 requires the use of option pricing models that were not developed for use in valuing employee stock options. The Black-Scholes option-pricing model was developed for use in estimating the fair value of short-lived exchange traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options. See Note 13 for a discussion of the assumptions used in the option-pricing model and estimated fair value of employee stock options.

Because additional stock options are expected to be granted each year, the pro forma disclosures above are not representative of pro forma effects on reported financial results for future years.

Segment Reporting

The Company determines and discloses its segments in accordance with SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” which uses a “management” approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. SFAS No. 131 also requires disclosures about products or services, geographic areas, and major customers. The Company’s management reporting structure provided for only one segment in 2000 and 2001, and accordingly, information for one segment, consumer-focused services, is presented for 2000 and 2001. Due to the acquisition of PRSI on December 28, 2001, the Company adopted a management reporting structure that provides for two segments in 2002: large business services and consumer-focused services, and accordingly, information for the Company’s two segments for 2002 is presented in Note 17. In addition, the Company operates only in the United States and no single customer accounts for more than 10% of revenues for any period presented.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Revenue Recognition

The Company generates revenues by performing various information search services for customers. Revenue is recognized when the results of the search services are delivered to clients and after credit card authorization is obtained. The Company provides for estimated losses resulting from refunds and chargebacks resulting from disputes and complaints. The Company accrues for such estimated losses and classifies refunds as a reduction of revenues and chargebacks as a bad debt. The Company provides for estimated losses at the time of sale based on historical data that reflects known trends in the Company’s actual experience with chargebacks under the Company’s Merchant Card Agreements.

PRSI generates revenues by performing various background and pre-employment screening services for customers. PRSI’s services include reference checks, drug testing, credit checks, pre-employment and background checks through the use of publicly available information. Revenue is recognized upon the delivery of the results of the background and pre-employment checks, by mail, fax, and/or online, to the customer’s final site and the completion of related PRSI obligations, if any, provided that persuasive evidence of an arrangement exists, the fee is fixed and determinable and collectability is deemed probable.

Advertising Costs

Advertising production costs are expensed the first time the advertisement is run. Media costs are expensed in the month the advertising appears. Advertising expense was $21,836,000 for 2000 (including a non-cash charge of $2,179,000 related to warrants granted in connection with the restructuring of an on-line advertising agreement), $5,723,000 for 2001, and $6,910,000 for 2002.

Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets”, which became effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires companies to complete a transitional goodwill impairment assessment. In conjunction with the December 28, 2001 acquisition of PRSI, the Company recorded $2,960,000 of intangibles and $8,648,000 in goodwill. As discussed more fully in note 10, during 2002, goodwill increased by $4,881,000 to $13,529,000 at December 31, 2002. Approximately $4,500,000 of additional goodwill was recorded upon the resolution of PRSI purchase price contingencies, and an additional $381,000 of goodwill was recorded to reflect adjustments to the fair values of PRSI assets acquired and liabilities assumed and additional acquisition related costs. The Company performed an initial review of goodwill and other intangibles in 2002 and plans to perform an annual impairment review thereafter. No goodwill impairment was indicated in connection with the annual valuation in accordance with SFAS 142, since the fair value of the PRSI reporting unit was determined to be greater than the carrying value of goodwill and other intangibles.

In August 2001, the FASB issued SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets,

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

including discontinuance of operations. SFAS 144 superseded Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed of and APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The provisions of SFAS 144 are effective in fiscal years beginning after December 15, 2001, with early adoption permitted and, in general, are to be applied prospectively. The adoption of SFAS 144 did not have a significant impact on the financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 nullifies EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when it is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Under SFAS No. 146, an entity may not restate its previously issued financial statements. The Company does not expect the adoption of SFAS No. 146 to have a material impact on its financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation— Transition and Disclosure, an amendment of SFAS No. 123.” SFAS No. 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to that statement’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provision of SFAS No. 123 and APB No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies about the method of accounting for stock-based compensation and the effects of the method on reported net income and earnings per share in annual and interim financial statements. The transition and disclosure provisions of this statement are effective for financial statements for fiscal years ending after December 15, 2002. The Company has continued to use the intrinsic value method of accounting for stock-based compensation in accordance with APB Opinion No. 25. The Company has made certain disclosures required by SFAS No. 148 in the consolidated financial statements for the year ended December 31, 2002 and will begin making the additional disclosures required by SFAS No. 148 in the first quarter of 2003. Accordingly, adoption of SFAS No. 148 will not impact the Company’s financial position or results of operations.

Reclassifications

Certain reclassifications have been made to prior years to conform with current year presentation.

4. Concentrations of Risk:

Credit Risk

Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various domestic financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. From time to time, the Company’s cash balances with any one financial institution may exceed Federal Deposit Insurance Corporation (FDIC) insurance limits.

The Company’s customers are concentrated in the United States. The Company extends different levels of credit to customers, does not require collateral, and maintains reserves based upon the expected collectability of accounts receivable. The financial loss, should a customer be unable to meet its obligation to the Company, would be equal to the recorded accounts receivable. As of December 31, 2001 and 2002 no customer represented

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NOTES TO FINANCIAL STATEMENTS—(Continued)

10% or more of gross accounts receivable. For the years ended December 31, 2000, 2001, and 2002 no single customer exceeded 10% of net revenues of the Company.

Business Risk

The Company provides services to its customers using internal and external computer systems. Operations are susceptible to varying degrees of physical and electronic security as well as varying levels of internal support. A disruption in security or internal support could cause a delay in the Company’s performance of services that would adversely affect operating results.

The Company is dependent on a limited number of third party database and other information suppliers. If one or more of the Company’s suppliers terminates our existing agreements, the Company might not be able to obtain new agreements with third party suppliers on terms favorable to the Company or at all, which would adversely affect operating results.

5. Prepaids and other current assets:

Prepaids and other current assets are comprised of the following:

	December 31,
	2001	2002
Debt issuance costs, net of accumulated amortization of $367,000 (2001) and $1,021,000 (2002)	$733,000	$127,000
Prepaid insurance	255,000	342,000
Prepaid maintenance services	333,000	116,000
Prepaid advertising	250,000	345,000
Other	283,000	220,000

Total	$1,854,000	$1,150,000

6. Property and Equipment:

Property and equipment is comprised of the following:

	December 31,
	2001	2002
Computer and office equipment	$4,372,000	$4,589,000
Purchased software	2,358,000	2,630,000
Internally developed software	3,780,000	5,560,000
Furniture and fixtures	359,000	412,000
Leasehold improvements	1,002,000	1,011,000

	$11,871,000	$14,202,000
Less: accumulated depreciation, including capital lease amortization of $447,000 (2001) and $802,000 (2002)	2,462,000	5,174,000

Property and equipment, net	$9,409,000	$9,028,000

Included in property and equipment is equipment purchases under capital leases totaling $1,391,000 in 2001 and 2002. Depreciation expense totaled $903,000, $1,468,000, and $2,712,000 for 2000, 2001, and 2002, respectively.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

7. Accrued Liabilities:

Accrued liabilities are comprised of the following:

	December 31,
	2001	2002
Sales and payroll taxes	$57,000	$277,000
Accrued vacation and payroll	914,000	959,000
Accrued bonuses		900,000
Accrued professional fees	43,000	135,000
Severance	198,000	16,000
Litigation	100,000	160,000
Other accrued expenses	618,000	511,000

	$1,930,000	$2,958,000

8. Notes Payable:

As of December 31, 2001 and 2002, notes payable comprised of the following:

	December 31,
	2001	2002
Convertible notes payable to Pequot Private Equity Fund II, L.P.; issued February and March 2001; converted June 2001	$—	$—
Convertible notes payable to Pequot Private Equity Fund II, L.P.; issued December 2001; converted July 2002	3,031,000
Other convertible notes payable	100,000	—
Convertible notes payable to various investors; issued January 2002; converted July 2002	—	—
Convertible notes payable to various investors; issued March 2002: converted July 2002	—	—
Notes payable to various individuals bearing interest at 10% per annum and repayable in full on demand	50,000	50,000
Note payable to vendor net of discount of $74,000. The note bore interest at a rate of prime +1% (5.75% at December 31, 2001). Note was payable in monthly installments of $100,000 beginning July 2002.	500,000	—
Vendor financing notes payable	215,000	—

Total notes payable	3,896,000	50,000
Less current portion	3,896,000	50,000

Notes payable, net of current portion	$—	$—

In February 2001 and March 2001, Pequot Private Equity Fund II, L.P. (“Pequot”) advanced the Company an aggregate of $10,000,000 from the issuance of $10,150,000 of promissory notes that were convertible into Series A-1 Convertible Preferred Stock. The promissory notes bore interest at a rate of seven percent (7%) per annum. On June 5, 2001, the promissory notes and accrued interest and a previously issued Series A Preferred Stock were converted to 203,113 shares of Series A-1 Preferred Stock with a conversion price of $0.48237 per common share. The Company recorded as additional interest expense a non-cash charge of $445,000 for a contingent beneficial conversion feature (“BCF”) relating to the March 2001 note. The BCF was computed based

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

on the difference between the effective conversion price per share and the fair value of the common stock on the commitment date of the March 30, 2001 note, multiplied by the most beneficial number of shares into which the promissory note was convertible. On June 5, 2001, to induce Pequot to advance the purchase price of the Series A-1 Convertible Preferred Stock in the form of the promissory notes, the Company agreed to issue to Pequot a warrant to purchase up to 5,000 shares of the Series A-1 Convertible Preferred Stock at an initial purchase price of $100 per share. In accordance with Accounting Principles Board (APB) Opinion No. 14 “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”, the relative fair value of the warrants of $250,000 was recorded as additional debt issuance costs in the second quarter of 2001.

In December 2001, the Company issued, to Pequot, a $3,500,000 promissory note and a warrant to purchase 1,117,497 shares of common stock at an exercise price of $1.044 per share. The promissory note bore interest at a rate of eight percent (8%) per annum and, if not previously converted into common stock, was due and payable on December 20, 2002. The note and accrued interest were converted on approval by the shareholders in July 2002 into 6,922,399 shares of common stock. The conversion price was the lower of (a) $0.783 or (b) 90% of the 10-day average closing bid price of the Company’s common stock prior to the date the Company received approval from its stockholders for the transaction ($0.5292). In connection with the conversion of this note, the Company issued to Pequot a warrant to purchase an additional 223,499 shares of common stock at an exercise price of $1.044 per share. On August 5, 2002, the Company issued to Pequot a warrant to purchase an additional 52,275 shares of common stock at an initial exercise price of $1.044 per share, in satisfaction of the Company’s obligations under the Registration Rights Agreement, dated as of December 20, 2001, between the Company and Pequot. The warrants expire on December 20, 2005. The Company recorded legal expenses of the offering of approximately $40,000 as a discount to the note.

In January 2002, the Company issued, to various unaffiliated investors, 8% Convertible Promissory Notes due January 17, 2003 in the aggregate principal amount of $4,651,000 and four year warrants to purchase up to an aggregate of 1,782,176 shares of common stock at an initial exercise price of $1.044 per share. These notes and accrued interest automatically converted into 9,143,181 shares of common stock at the conversion price of $0.5292 on approval of the shareholders on July 18, 2002.

In March 2002, the Company issued, to various unaffiliated investors, 8% Convertible Promissory Notes due December 20, 2002 in the aggregate principal amount of $6,075,000 ($5,700,000 in proceeds net of issuance costs) and five year warrants to purchase up to an aggregate of 2,144,118 shares of our common stock at an initial exercise price of $1.044 per share. The Company also issued warrants to purchase 714,706 shares of common stock at an exercise price of $0.85 per share to the principals of the offering placement agent. These notes and accrued interest automatically converted into 11,798,470 shares of common stock on approval of the shareholders on July 18, 2002. In July 2002, the Company issued additional warrants to purchase 142,464 shares of common stock at an exercise price of $1.044 per share to the investors in the convertible notes payable.

In accordance with APB Opinion No. 14, the Company allocated the relative fair value of the warrants issued in conjunction with the December, January and March notes (the “Notes”) of $452,000 and $730,000 and, $892,000, respectively as a discount on the notes payable. Warrants issued to the placement agent had a fair value of $315,000. The discounts were recorded as interest expense over the terms of the notes. During 2001 and 2002, the Company recorded $14,000 and $2,375,000 as additional interest expense.

In July 2002, upon the conversion of the 8% Convertible Promissory Notes with an aggregate principal amount of $14,226,000, the Company recorded as additional interest expense a non-cash charge of $11,749,000 for a beneficial conversion feature (BCF) relating to the Notes. The BCF was computed based on the difference between the effective conversion price per share and the fair value of the common stock on the commitment date,

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

multiplied by the number of shares into which the promissory notes were convertible, limited to the amount of proceeds allocated to the notes at the commitment date.

The terms of a note payable to a vendor, with a carrying value of $500,000 at December 31, 2001, provided that in the event that the Company closed a financing, as defined, in excess of $10,000,000, the then outstanding balance became due within 90 days after the financing. In connection with the renegotiation of this debt, the Company issued a ten-year warrant to purchase 80,000 shares of common stock at an exercise price of $0.01 per share. The Company recorded the fair value of the warrants of $74,000 as a discount to the note payable. During the year ended December 31, 2002, the Company obtained financing in excess of $10,000,000, and entered into an agreement to settle the note payable for $525,000. The settlement agreement resulted in a gain of $61,000 which was recorded in the accompanying statement of operations during the year ended December 31, 2002.

9. Bank Debt:

In September 2001, the Company entered into a loan and security agreement (“Loan Agreement”) with a bank. On March 27, 2002 the company’s Loan Agreement with the bank was renewed through March 26, 2003 by Waiver and Amendment Number One. On August 7, 2002 the Loan Agreement was amended to provide a total credit extension of up to $1 million by Waiver and Amendment Number Two. The Loan Agreement was amended again on January 22, 2003 to retroactively reduce the restricted cash requirement to $550,000 at December 31, 2002 by Waiver and Amendment Number Three. Borrowings under this line at December 31, 2002 totaled $1,162,000 and bore interest at prime plus 2.5%, (6.75% at December 31, 2002). At various times throughout the year the Company was in violation of certain of its loan covenants related to minimum EBITDA and Debt/Tangible Net Worth, all violations of which the banked waived. As of December 31, 2002, the line was fully utilized.

The Company was in compliance with or had received a bank waiver of covenants at December 31, 2002.

On March 18, 2003, the loan was renewed and expanded to a $2.5 million Revolving Loan Facility. Availability under the Facility will be limited to an advance formula of up to 100% on the first $1.5 million of availability and 85% of eligible accounts receivable for amounts advanced in excess of $1.5 million up to $2.5 million. The Facility matures on April 30, 2004. The Facility is collateralized by all of the personal property of US SEARCH, tangible and intangible. Security will include a $450,000 pledged certificate of deposit, considered restricted cash. The borrowing rate is prime plus 1.50% on the first $1.5 million and prime plus 2.50% on amount above $1.5 million up to $2.5 million. The bank will receive a 7-year warrant to purchase common stock at a price per share exercise price equal to the closing price of such common stock on the date of consummation of the merger such that the product of such number of shares multiplied by such exercise price equals $25,000. The company will have to meet certain operating performance, minimum EBITDA and Debt/Tangible Net Worth covenants on a monthly basis.

In connection with the Loan Agreement, during 2001, the Company issued the bank a warrant to purchase 3,750 shares of the Company’s Series A-1 Convertible Preferred Stock with an exercise price of $100 per share. On conversion of the Series A-1 Convertible Preferred Stock to common stock in July 2002, the bank warrant converted to a warrant to purchase 777,412 shares of the Company’s common stock at a price of $0.48237 per share. The warrant expires on September 12, 2008.

During 2001, in connection with a forbearance agreement, the Company also issued the bank a warrant to purchase 121,328 shares of the Company’s common stock with an exercise price of $0.783 per share. As a result of the issuance of the warrant, the Company recorded a non-cash charge of $89,000 which is included in interest expense for 2001. The warrant expires on December 28, 2008.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

In connection with an amendment to the loan and security agreement in April 2002, the Company agreed to issue the bank a warrant to purchase 55,487 shares of the Company’s common stock at an exercise price of $0.85 per share. The warrant expires on March 14, 2007. As a result of the issuance of the warrant, the Company recorded a non-cash charge of $48,000, which is included in debt issuance costs for the period ended December 31, 2002.

As a result of the issuance of warrants, the Company recorded debt issuance costs of $4.1 million and $48,000 during 2001 and 2002, respectfully, which are being amortized over the life of the facility. For the years ended December 31, 2001 and 2002, debt issuance costs of $367,000 and $655,000, respectfully, were amortized.

10. Acquisition of Professional Resource Screening, Inc.:

On December 28, 2001, the Company acquired 100% of the securities of PRSI, a privately held background screening company. The acquisition was accounted for under the purchase method of accounting. The purchase price of $14,353,000 consisted of the present value of future installment obligations made to the selling shareholders, common stock and advances made to PRSI. The PRSI Merger Agreement (the “PRSI Merger Agreement”) also provided for an earn out whereby the selling shareholders of PRSI may be eligible for up to $1,500,000 in additional consideration after meeting certain profitability and revenue targets during the fiscal years 2002, 2003, and 2004. For the fiscal year ended December 31, 2002, the revenue and profitability targets were not met and, consequently, no amounts have been recorded for the earn out contingency.

In accordance with the PRSI Merger Agreement, on December 28, 2001, the Company issued 8,148,148 shares of common stock to the selling shareholders. The Company was also required to issue additional stock consideration on January 30, 2002, in the event that the Company’s share price was below $1.35. On January 31, 2002, the Company issued an additional 651,852 shares of common stock. The fair value of the stock consideration of $11,000,000 was determined in accordance with EITF 97-15 “Accounting for Contingency Arrangements Based on Security Prices in a Purchase Business Combination” based on an amount equal to the lower of the target value of $11,000,000 and the maximum number of shares that could have been issued multiplied by the fair value per share at the date of acquisition. A total of 2,050,587 of the 8,148,148 shares issued on December 28, 2001, and all of the 651,852 shares issued on January 31, 2002 were placed into escrow pending finalization of the revenue contingency discussed below.

At December 28, 2001, the purchase price of $14,353,000 was reduced by the portion of the stock consideration that was considered to be conditionally issued pending the outcome of a revenue contingency. The PRSI Merger Agreement provided that in the event PRSI fiscal year 2002 net revenues, as defined, were less than $9,000,000, the selling shareholders would be required to return $500,000 plus any shortfall in revenues below $9,000,000 in cash or company stock. In accordance with SFAS No. 141, the Company did not record $4,500,000 of the purchase price representing that portion of the purchase price which was deemed contingent. As of December 28, 2001, management determined that achieving a revenue threshold above $5,000,000 could not be determined beyond a reasonable doubt, as specified in SFAS No. 141. During the year ended December 31, 2002, PRSI achieved the $9,000,000 revenue threshold, as defined, and, upon the resolution of this contingency, the Company increased goodwill by $4,500,000.

During the year ended December 31, 2002, the Company also recorded additional goodwill of $381,000 to reflect adjustments to the fair values of assets acquired and liabilities assumed in connection with PRSI acquisition and additional purchase costs. No goodwill from the acquisition of PRSI is deductible for tax purposes.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

As discussed in Note 16, on February 28, 2003 the Company and Professional Resource Screening agreed to amend the PRSI Merger Agreement to, among other things, eliminate the $1,500,000 earn out contingency and release all amounts held in escrow at December 31, 2002 to the selling shareholders.

The purchase price was determined as follows at December 28, 2001:

Fair value of US Search common stock	$11,000,000
Installment payments (principal of $3,000,000 less imputed interest of $444,000)	2,556,000
Cash advances from US Search to PRSI in the form of notes payable	470,000
Acquisition-related costs	327,000

Purchase price	14,353,000
Less, contingent portion of purchase consideration	(4,500,000)

Net purchase price recorded at closing	$9,853,000

The fair value of assets and liabilities assumed was as follows:

Current assets	$664,000
Property and equipment	577,000
Other assets	80,000
Current liabilities	(2,920,000)
Non-current liabilities	(156,000)
Intangible assets	2,960,000
Goodwill	8,648,000

Net purchase price	$9,853,000

Identifiable intangible assets are comprised of customer lists of $2,900,000 and a covenant not to compete of $60,000, which are being amortized on a straight-line basis over a 10 and 3-year period, respectively. Amortization expense for the year ended December 31, 2002 was $310,000. The expected aggregate amortization of unamortized intangible assets is $310,000 (2003), $310,000 (2004), $290,000 (2005), $290,000 (2006) $290,000 (2007) and $1,160,000 thereafter.

In connection with the PRSI Merger Agreement, the Company will make installment payments totaling $3,000,000. The installment obligations of $3,000,000 bear no interest, and was discounted by $444,000. Principal reductions of approximately $930,000 were made during 2002, and the remaining installment obligations mature as follows:

Years Ending December 31,
2003	$550,000
2004	1,520,000

Total	2,070,000
Less amount representing interest	(226,000)

1,844,000
Less current portion	474,000

Non-current portion	$1,370,000

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Installment obligations of $1,520,000 may be accelerated in the event of PRSI achieving certain profitability and cash flow milestones.

The results of operations of PRSI have been included in the Company’s consolidated results from the acquisition date, which for administrative purposes was as of December 31, 2001. The following unaudited pro forma information presents a summary of the consolidated results of the Company and PRSI had the acquisition occurred on January 1, 2001:

2001
Net revenues	$26,382
Net loss	$(12,910)
Net loss attributable to common stockholders	$(25,888)
Loss per share attributable to common stockholders	$(0.96)

These unaudited pro forma results have been prepared for comparative purposes only and include material adjustments, such as amortization of identifiable intangible assets and interest on installment obligations. The results do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 2001, or of future results of operations of the consolidated company.

11. Related-Party Transactions:

As discussed in Note 10, in accordance with the terms of the Merger Agreement, on December 28, 2001, the Company issued 8,148,148 shares of common stock to the former shareholders of PRSI. Pursuant to the terms of the Merger Agreement, on January 31, 2002 the Company issued an additional 651,852 shares of common stock to the former shareholders of PRSI.

As discussed in Note 10, in connection with the acquisition of PRSI, the Company recorded discounted acquisition obligations of $2,556,000, representing the present value of future installment obligations to be made to the selling shareholders. During the year ended December 31, 2002, the Company made installment payments of $930,000 to the former shareholders of PRSI. Following the merger, the selling shareholders became employees of the Company.

A member of the Board of Directors of the Company is Managing Director of Pequot Capital Management, the investment manager of Pequot Private Equity Fund II, L.P. (“Pequot”), a significant stockholder of the Company’s outstanding common stock.

As discussed in Note 8, on July 18, 2002, Pequot, the holder of the 203,113 shares of Series A-1 Convertible Preferred Stock, elected to convert all of its Series A-1 Convertible Preferred Stock into common stock. The conversion price of the Series A-1 Convertible Preferred Stock was $0.48237 per share, which resulted in the issuance of an aggregate of 42,107,303 shares of common stock upon conversion of the Series A-1 Convertible Preferred Stock.

As discussed in Note 8, on December 20, 2001, the Company sold to Pequot for $3,500,000 an 8% Convertible Promissory Note due December 20, 2002 in the principal amount of $3,500,000, and a four year warrant to purchase up to an aggregate of 1,117,497 shares of common stock at an initial exercise price of $1.044 per share. On July 18, 2002, these notes automatically converted into common stock pursuant to the terms of the underlying agreement. The conversion price of these notes was $0.5292 per share, which resulted in the issuance of an aggregate 6,922,399 shares of common stock upon conversion of these notes and the related accrued interest. In connection with the conversion of the 8% Convertible Promissory Note, on July 18, 2002, the Company

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

issued to Pequot a warrant to purchase an additional 223,499 shares of common stock at an initial exercise price of $1.044 per share.

On August 5, 2002, the Company issued to Pequot a warrant to purchase an additional 52,275 shares of common stock at an initial exercise price of $1.044 per share, in satisfaction of the Company’s obligations under the Registration Rights Agreement, dated as of December 20, 2001, between the Company and Pequot.

A director of the Company is a partner at a law firm that provides legal services to the Company. The Company incurred legal fees of $351,000, $301,000 and $1,090,000 to the law firm during the years ended December 31, 2000, 2001, and 2002, respectively. As of December 31, 2001 and 2002, liabilities of $459,000 and $819,000, respectively, are due to the law firm.

A director of the Company was the Executive Vice President of an internet search provider which provided advertising services to the Company. During the years ended December 31, 2001 and 2002, the Company incurred $12,000 and $291,000, respectively, in costs to the internet search provider. As of December 31, 2001 and 2002, no amounts were due to this entity

A director of the Company is a partner at a consulting firm that provides consulting services to the Company. During the year ended December 31, 2002, the Company incurred costs of $138,000 for consulting services from this consulting firm. As of December 31, 2002, $138,000 was due to this consulting firm.

An executive vice president of the Company is on the Board of Advisors of a web traffic monitoring service, and is the owner of 20,000 options to purchase stock at an exercise price of $0.90 per share in this entity. During the year ended December 31, 2002, the Company incurred costs of $4,200 to this entity for web traffic monitoring services. At December 31, 2002, liabilities of $4,200 are due to this entity.

12. Commitments and Contingencies:

Operating and Capital Lease Commitments

The Company leases its Los Angeles, California headquarters under an operating lease that expires November 30, 2004, if not renewed. The Company has an option to renew the lease for a term of 60 months. The Company also leases office space in Northern California, where PRSI is located. The lease expires October 31, 2005. The Company has operating lease agreements for other office equipment. The Company also has entered into capital lease agreements for their telephone system and other office and computer equipment.

Rent expense pertaining to all operating leases for the years ended December 31, 2000, and 2001 and 2002 was approximately $937,000, $1,050,000, and $1,600,000, respectively.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The future minimum lease payments under capital leases and noncancellable operating leases at December 31, 2002, are as follows:

Years Ending December 31,	Capital Leases	Operating Leases
2003	$148,000	$1,540,000
2004	25,000	1,484,000
2005	4,000	392,000

Total minimum obligations	177,000	$3,416,000

Less interest	(25,000)

Present value of minimum obligations	152,000
Less current portion	125,000

Non-current obligations at December 31, 2002	$27,000

Employment Agreements

The Company has entered into employment agreements with certain key management. The agreements provide for base salaries ranging from $100,000 to $400,000, eligibility for options, performance bonuses and severance payments. In the year ended December 31, 2001, in connection with the termination of a key executive, the Company modified the terms of an option agreement. In connection with the modification, the Company recorded a non-cash charge of $68,000 in the accompanying statement of operations during 2001.

Pursuant to the terms of the employment agreements, for the year ended December 31, 2002, the Company accrued performance bonuses of $900,000 for certain executives.

Strategic Alliance Commitments

The Company has several cancelable and non-cancelable distribution and marketing agreements with various Internet companies. Terms of these agreements provide for varying levels of exclusivity and minimum and maximum fees payable based on the number of banners, buttons and text links displayed on affiliate web sites. The Company’s minimum non-cancelable payments under these agreements is $3,300,000 for the year ending December 31, 2003 and $550,000 for the year ending December 31, 2004.

Purchase Commitments

The Company has entered into an agreement with a supplier of online public record data. The minimum non-cancelable payments under this agreement are $690,000 in 2003. In connection with this agreement, the Company issued a five-year warrant to purchase 250,000 shares of common stock at an exercise price of $0.84 per share.

Litigation

In May 2001, ChoicePoint, Inc., the successor entity to DBT Online, Inc., our former data supplier, served the Company with a complaint filed in Palm Beach County, Florida alleging breach of contract, fraudulent misrepresentation, unjust enrichment, quantum meruit and breach of the implied covenant of good faith and fair dealing. ChoicePoint sought approximately $1.5 million relating to disputed invoices, as well as interest and attorneys’ fees. The Company removed this action to the United States District Court for the Southern District of

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Florida. The United States District Court for the Southern District of Florida ordered the matter to arbitration. In arbitration the Company alleged that ChoicePoint breached the contract by providing inferior data. The arbitration was concluded in April 2002 and in June 2002 the arbitrator found that ChoicePoint had provided inferior data and awarded the Company a credit of $297,671 to be deducted from invoices of $1,418,731. ChoicePoint filed a motion to confirm the Arbitration Award and the Company filed a motion to modify and correct the Arbitration Award to provide additional credits because of a calculation error by the Arbitrator. The Company is awaiting rulings on these motions. The Company has paid ChoicePoint $300,000 of the award. At December 31, 2002 the Company has approximately $780,000 accrued for this liability in accounts payable.

On June 25, 2002, a complaint seeking $434,000 in damages was filed against Professional Resource Screening, Inc. in Superior Court of California, county of Contra Costa, styled Wood Warren & Co. v. Professional Resource Screening, Inc., No. C02-01816, alleging breach of an oral agreement relating to fees for investment banking services in connection with the merger of Professional Resource Screening and US SEARCH, negligent misrepresentation, promissory estoppel, equitable estoppel and quantum meruit. Plaintiff Wood Warren admits that there was no written contract for investment banking services between Wood Warren and Professional Resource Screening in effect at the time of the merger. Professional Resource Screening denies that there was any oral agreement. Although it is too early to predict the outcome, the Company believes it has meritorious defenses to plaintiff’s claims.

From time to time, the Company has been party to other litigation and administrative proceedings relating to claims arising in the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

13. Capitalization:

Preferred Stock

The board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock, $0.001 par value, in one or more series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series.

Series A Preferred Stock

On September 7, 2000, the Company issued 100,000 shares of Series A mandatorily redeemable preferred stock (“Series A Preferred Stock”), stated value $100 per share, and warrants to purchase 75,000 of Series A Preferred Stock to an investor for gross proceeds of $10 million. The warrants were exercisable for $100 per share at any time from the date of issuance through September 2005. The investor was also required to purchase in a second tranche an additional 100,000 shares of Series A Preferred Stock for $100 per share in the event the Company met certain performance metrics and other requirements. In February and March 2001, the net proceeds of the second tranche totaling $10 million were received by the Company in the form of convertible notes payable. The notes were converted into Series A-1 convertible preferred stock in June 2001 as discussed below.

In connection with the offering the Company incurred legal, accounting and other offering expenses of approximately $537,000. The net proceeds of the offering of $9,463,000 were allocated, based on an estimated relative fair value, between the issuance of Series A Preferred Stock ($5,911,000) and the warrants and right to

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

invest in the second tranche ($3,552,000). The amount ascribed to the warrants and the right to invest in the second tranche was accreted to the carrying value of the Series A Preferred Stock over the redemption period. Accretion for the period from issuance to December 31, 2000 and for the year ended December 31, 2001 was approximately $156,000 and $203,000, respectively.

During the third quarter ended September 30, 2000, the Company recorded a non-cash charge to the net loss attributable to common stockholders of $1,029,000 relating to a beneficial conversion feature (“BCF”). The beneficial conversion feature was computed based on the difference between the fair market value of the stock on the date of close of the agreement ($1.875 on September 9, 2000) and the conversion price of $1.70, multiplied by the number of shares into which the preferred stock is convertible.

During the fourth quarter of 2000, the EITF issued EITF Abstract No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” which included guidance on the computation of BCFs. Pursuant to EITF 00-27, the Company was required to record as a cumulative adjustment in the fourth quarter an additional BCF of $3,754,000 as a charge to net loss attributable to common stockholders for a change in the accounting for the computation of BCFs. Under the revised guidance of EITF 00-27, the BCF was computed based on the difference between the fair market value of the stock on the date of close and the effective conversion price multiplied by the most beneficial number of common shares into which the Series A Preferred Stock is convertible. The effective conversion price is determined by dividing the relative fair value allocated to the Series A Convertible Preferred Stock by the most beneficial number of shares on the closing date of the preferred stock that the preferred stock was convertible into.

Series A-1 Convertible Preferred Stock

On June 5, 2001 the Company issued 203,113 shares of the Company’s newly issued Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred”) and a warrant to purchase an additional 5,000 shares of Series A-1 Preferred (the “Series A-1 Warrant”). The Series A-1 Preferred and the Series A-1 Warrant (collectively, the “Securities”) were issued pursuant to a Preferred Stock Exchange and Purchase Agreement by and between the Company and Pequot (the “Agreement”). The Series A-1 Convertible Preferred Stock had a stated value of $100 per share, a par value of $0.001 per share and was convertible into common stock of the Company at $0.48237 per share of common stock.

Pursuant to the Agreement, Pequot exchanged all of the outstanding shares of Series A Preferred Stock it purchased in September 2000, delivered to the Company for cancellation the Series A Warrant to purchase up to 75,000 additional shares of Series A Preferred Stock that was issued in connection with the September transaction, and converted two promissory notes bearing interest at an annual rate of 7% in the aggregate amount of $10.150 million for 203,113 shares of Series A-1 Preferred.

As a result of the exchange of the Series A Preferred Stock for the Series A-1 Preferred Stock, the Company recorded in the second quarter ended June 30, 2001, a deemed dividend on the exchange of $12.6 million, representing the excess of the fair value of the Series A-1 Preferred over the carrying value of the Series A Preferred Stock, the cancelled the Series A warrants and a portion of the beneficial conversion feature recorded in September 2000.

The Series A-1 Preferred were subject to certain non-cumulative dividend preferences through September 7, 2003 and cumulative dividend preferences after September 7, 2003, certain liquidation preferences, optional redemption rights, voting rights, approval rights and preemptive rights.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

On July 18, 2002, Pequot, the holder of all 203,113 shares of Series A-1 Convertible Preferred Stock outstanding on that date, elected to convert all of its Series of A-1 Convertible Preferred Stock into 42,107,303 shares of common stock.

Stock Incentive Plans

The Company has three stock-based option and incentive plans in order to attract and retain employees (including officers and employee directors), directors and independent contractors, and consultants to the Company. An aggregate of 26,818,023 shares of common stock, subject to adjustment for stock splits, stock dividends and similar events, has been authorized for issuance upon exercise of options, stock appreciation rights (“SARs”), restricted stock awards (“restricted awards”), and performance share awards (“performance awards”).

The Plans provide for the issuance of nonqualified and incentive stock options to employees, (including officers and employee directors), directors and independent contractors, and consultants to the Company. Incentive stock options may not be granted at less than 100% of the fair market value of the Company’s common stock on the date of grant (110% if granted to an employee who owns 10% or more of the common stock). Options vest in accordance with the award agreement and generally expire 10 years after the award date (5 years if granted to an employee who owns 10% or more of the common stock).

The Plans provide for the issuance of SARs concurrently or independently with the grant of options. SARs granted concurrently with an option vest according to the option terms. SARs granted independently of any option vest according to the award agreement.

The Plans provide for the issuance of restricted awards or performance awards. Participants of restricted awards are entitled to receive dividends and vote whether or not vested. Restricted awards are nontransferable until vested and the terms of the restricted awards are determined on the grant date. The terms of performance awards are determined at the date of grant.

In the event a holder of an option, SAR, restricted award, or performance award ceases to be employed by the Company: all unvested options and SARs are forfeited, all vested options and SARs may be exercised within a period not to exceed 12 months, all vested SARs granted independently of options are exercisable in accordance with the award agreement, all unvested restricted and performance awards are forfeited, and all vested restricted and performance awards are exercisable in accordance with the award agreement. No SARs or restricted stock were granted as of December 31, 2002 and 2001.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

A summary of the changes in the Company’s stock options for the three years ended December 31, 2002 is presented below:

	Shares	Weighted-Average Exercise Price
Outstanding at December 31, 1999	1,699,873	5.19
Granted	7,868,735	3.08
Exercised	(516,600)	3.10
Forfeited	(962,050)	5.01

Outstanding at December 31, 2000	8,089,958	3.30
Granted	12,039,692	0.72
Exercised	(96,666)	0.47
Forfeited	(3,021,081)	1.45

Outstanding at December 31, 2001	17,011,903	1.78
Granted	4,361,778	0.98
Exercised	(212,451)	0.39
Forfeited	(1,340,885)	1.07

Outstanding at December 31, 2002	19,820,345	1.68
Options exercisable at December 31, 2002	8,681,698	1.97
Options exercisable at December 31, 2001	4,733,166	2.43
Options exercisable at December 31, 2000	1,526,746	3.94
Options available for future grant	6,997,688

The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of exercise prices	Number Outstanding	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Number Outstanding	Weighted- Average Exercise Price
Under $3.00	17,835,205	8.6	$1.00	7,591,771	$1.17
$3.00-5.00	253,592	6.9	3.82	215,741	3.85
$5.00-10.00	1,731,548	7.1	8.41	874,186	8.41

	19,820,345	8.4	$1.68	8,681,698	$1.97

Fair Value Disclosures

The Company has elected to account for its employee stock options in accordance with APB No. 25. The impact of accounting for its employee stock options using the fair value methodology prescribed by SFAS No. 123 is disclosed in Note 3. The fair value of the options were determined using the Black-Scholes option pricing model with the following assumptions: expected volatility of 80%, risk free interest rate ranges of 4.3% to 4.86%, expected life of 3.5 years and no expected dividend yield. The weighted average fair value of options granted in 2000, 2001 and 2002 was $1.83, $0.38 and $0.61 per share.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Warrants

The following warrants to purchase common stock are outstanding at December 31, 2002:

Description	Number	Exercise Price Per Share	Expiration Date
Vendor warrants	1,967,143	$0.01	September 2010 to December 2011
Pequot warrants	1,036,549	$0.48237	June 2011
Pequot warrants	1,393,271	$1.044	December 2005
Bank warrants	55,487	$0.85	March 2007
Bank warrants	121,328	$0.783	December 2008
Bank warrants	777,412	$0.48237	September 2008
Vendor warrants	250,000	$0.84	October 2006
Investor warrants	2,165,558	$1.044	March 2007
Investor warrants	1,850,565	$1.044	January 2006
Vendor warrants	75,000	$1.175	February 2007
Placement agent warrants	714,706	$0.85	March 2007

	10,407,019

14. Income Taxes:

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred taxes consisted of the following at December 31, 2001 and 2002:

	December 31,
	2001	2002
Deferred tax assets:
Net operating loss carryforwards	$24,565,000	$27,044,000
Allowance for doubtful accounts	—	29,000
Accrued liabilities	143,000	170,000
Accrued bonuses	—	359,000
Vacation accrual	122,000	171,000

Total deferred tax assets	24,830,000	27,773,000
Less, Valuation allowance	(23,231,000)	(26,375,000)

Net deferred tax assets	1,599,000	1,398,000

Deferred tax liabilities:
Depreciation and amortization	(1,599,000)	(1,398,000)

Net deferred tax liabilities	(1,599,000)	(1,398,000)

Net deferred tax	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Based upon the level of historical losses and projections of future taxable income over the periods in which the deferred tax assets are deductible, a full valuation allowance has been provided, as management believes that it is more likely than not based upon available evidence that the deferred tax assets will not be realized.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

As of December 31, 2002 the Company had federal and state net operating loss carryforwards of approximately $72.8 million and $39.2 million, respectively. The federal net operating loss carryforwards will begin to expire in 2017, and the state net operating loss carryforwards will begin to expire in 2003. The Company’s ability to utilize net operating loss carryforwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, occurs in the future.

The Company’s effective tax rate for the years ended December 31, 2000, 2001, and 2002 differ from the statutory federal income tax rate as follows:

	2000	2001	2002
Tax provision at the statutory rate	(34.0)%	(34.0)%	(34.0)%
State taxes, net of federal benefit	(2.8)%	(2.4)%	(1.1)%
Change in valuation allowance	34.7%	29.1%	13.0%
Stock Options and warrants	2.1%	7.3%	22.1%

	—	—	—

15. Supplemental Cash Flow Disclosure:

Supplemental cash flow disclosure is comprised of:

	2000	2001	2002
Cash paid during the year for:
Interest	$108,000	$68,000	$122,000
Income taxes	1,000	1,000	51,000
Non-cash investing and financing activities:
Conversion of notes payable to convertible preferred stock	—	10,000,000	—
Issuance of warrants to bank and vendor	—	1,189,000	228,000
Issuance of warrants in connection with convertible notes payable and Series A-1 preferred stock	—	702,000	1,937,000
Inception of capital leases	596,000	—	—
Conversion of trade payable to Note payable	971,000	451,000	—
Conversion of notes payable and accrued interest to common stock	—	—	14,746,000
Beneficial conversion feature	—	445,000	11,749,000
Goodwill recorded on resolution of purchase price contingencies	—	—	4,500,000

16. Subsequent Events:

On March 18, 2003, the Company’s bank agreement (see Note 9) was renewed and expanded to a $2.5 million Revolving Loan Facility. Availability under the Facility will be limited to an advance formula of up to 100% on the first $1.5 million of availability and 85% of eligible accounts receivable for amounts advanced in excess of $1.5 million up to $2.5 million. The Facility matures on April 30, 2004. The Facility is collateralized by all of the personal property of US SEARCH, tangible and intangible. Security will include a $450,000 pledged certificate of deposit, considered restricted cash. The borrowing rate is prime plus 1.50% on the first $1.5 million and prime plus 2.50% on amounts above $1.5 million up to $2.5 million. The bank will receive a 7-year warrant to purchase common stock at a price per share exercise price equal to the closing price of such common stock on

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

the date of consummation of the Company’s merger with the First American Corporation (see Note 18) such that the product of such number of shares multiplied by such exercise price equals $25,000. The Company will have to meet certain operating performance, minimum EBITDA and Debt/Tangible Net Worth covenants on a monthly basis. Borrowings under the facility are guaranteed by Pequot for up to $1,500,000 of the obligation.

As discussed in Note 10, on February 28, 2003, the Company and the selling shareholders agreed to amend the terms of the PRSI Merger Agreement. Based on the amended PRSI Merger Agreement, the Company has agreed to forego any demands on the selling shareholders for purchase price adjustments, and to allow the escrow properties to be distributed to the selling shareholders. In consideration for the Company forfeiting its rights to purchase price adjustments, the selling shareholders agreed to forfeit their rights to future potential earn outs as originally provided in the PRSI Merger Agreement.

On March 31, 2003, US SEARCH received a written notice from The First American Corporation, which alleged that US SEARCH had breached the merger agreement. The notice of breach concerned US SEARCH’s award of bonuses to certain executive officers of US SEARCH for services performed in 2002. Representatives of US SEARCH and First American discussed the concerns raised in First American’s notice and reached agreement as to how and when such bonuses will be paid during the pendency of the merger agreement. On April 1, 2003, US SEARCH and First American entered into a letter agreement relating to such bonuses and pursuant to which First American formally withdrew its notice of breach.

Pursuant to the letter agreement, the executives receiving bonuses will be paid their bonuses  1/2 in cash and  1/2 in shares of US SEARCH common stock. The shares of common stock issuable in respect of the stock portion of such bonuses will be issued pursuant to the Company’s 1998 Stock Incentive Plan, as amended, and the number of shares issued will be determined by dividing the amount of the stock portion of such bonuses by the average closing price for US SEARCH common stock for the five trading days prior to and ending March 31, 2003. The cash and stock portions of such bonuses will be paid shortly following the date on which US SEARCH mails its proxy statement related to the merger agreement to US SEARCH stockholders.

17. Segment Information:

The Company’s management reporting structure provided for only one segment in 2000 and 2001, and accordingly, information for one segment, consumer-focused services, is presented for 2000 and 2001. Due to the acquisition of PRSI on December 28, 2001, the Company adopted a management reporting structure that provides for two segments in 2002: large business services and consumer-focused services, and accordingly, has presented segment information for the Company’s two segments.

Large Business Services. Through this segment, the Company provides large businesses, government agencies and other large employers with a variety of employment screening, background check and risk mitigation products and services via an online, web-based system that enables instant ordering and prompt delivery of results. The Company’s employment screening products include social security number traces, federal and state felony and misdemeanor record searches, employment and education verification, and credit histories. The Company also provides character reference checks and drug screening via third party providers. In addition, the Company offers a Management Services program that provides customers with an outsourced solution to background investigations, which includes analysis of developed investigation data, management of Fair Credit Reporting Act communications, legal compliance, and direct applicant contact.

Consumer-Focused Services. Through this segment, the Company provides consumer clients and small and medium sized businesses with a single, comprehensive access point to a broad range of information to assist them in locating individuals or to learn more information about people in their lives or with whom they do

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

business. The consumer clients can obtain public information including addresses, aliases, phone numbers, property ownership, court records, professional license verification, corporate affiliations and death record information. The Company also offers nanny and contractor background check services for consumers and employment screening for small businesses.

Segment information is presented in accordance with SFAS 131, Disclosures about Segments of an Enterprise and Related Information. This standard is based on a management approach, which requires segmentation based upon the Company’s internal organization and disclosure of revenue and operating results based upon internal accounting methods. The Company’s financial reporting systems present various data for management to run the business, including internal operating profit and loss statements prepared on a basis not necessarily in conformity with U.S. generally accepted accounting principles. The company uses shared-resources, including its IT infrastructure, for both segments. Therefore, a considerable amount of cost is shared by both of the company’s segments. These costs represent support functions such as Accounting and Finance, Legal, Human Resources, and other personnel and operating costs. For internal profit and loss statements, shared expenses are recorded on the financial statements of the consumer-focused services segment, and are not allocated to the large business segment. In addition, intercompany revenues and expenses are not recorded for internal management reporting. The consumer focused services segment also includes all IT development costs used by both segments.

Management evaluates segment performance based on segment operating profit or loss. Selected financial information about the Company’s operations by segment for the year ended December 31, 2002 is as follows:

December 31, 2002	Consumer-focused Services	Large Business Services	Consolidated
Revenue	$21,479,000	$8,862,000	$30,341,000
Operating Loss	6,893,000	924,000	7,817,000
Depreciation and Amortization	2,262,000	777,000	3,039,000
Interest Expense	16,160,000	52,000	16,212,000
Interest Income	68,000	—	68,000
Total Assets, all in USA	30,563,000	736,000	31,299,000
Goodwill	—	13,529,000	13,529,000
Identifiable Intangibles	—	2,650,000	2,650,000
Total expenditures on long lived assets	2,259,000	89,000	2,348,000

18. Pending Merger:

The First American Corporation, the nation’s leading diversified provider of business information and related products and services, and US Search have signed a definitive agreement to merge their background screening businesses and form a new company that will apply for listing on the NASDAQ National Market System. The Agreement and Plan of Merger (pending merger agreement) dated as of December 13, 2002, sets forth the terms and conditions of the mergers. Among other things, the pending merger agreement restricts the business conduct of the parties before the closing of the merger, contains representations and warranties of the parties to the agreement, prohibits US SEARCH from soliciting competing offers and provides for adjustments of the exchange ratio in certain circumstances. Under certain specified terms in the merger agreement either First American or US Search may terminate the merger agreement, however, the agreement provides for the payment of a termination fee of $2,800,000 by US Search if the merger agreement is terminated for certain reasons. The parties have agreed to pay all of their own expenses relating to the mergers, including the fees and expenses of their financial advisers.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The merger, which will combine US Search’s consumer location and large business background screening services with First American’s Screening Information group, is scheduled to close during the second quarter of 2003. The combination of these businesses will create a new publicly held company that will be named First Advantage Corporation. First Advantage will be approximately 80 percent owned by The First American Corporation, with the remainder owned by the shareholders of US Search.

Completion of the merger is subject to customary closing conditions that include, among other things, receipt of required approvals from a majority of the outstanding shares of US SEARCH common stock, and receipt of required regulatory approvals. Only holders of record of US SEARCH common stock at the close of business on the record date of February 1, 2003 are entitled to vote. The transaction, while expected to close in the first half of calendar year 2003, may not be completed if any of the aforementioned conditions are not satisfied.

Pequot has entered into a voting agreement with First American, pursuant to which Pequot has agreed to vote the Company’s shares of common stock held by it in favor of the merger. Accordingly, approval of the merger by the stockholders of US SEARCH is assured as long as the voting agreement remains in effect and the parties perform their obligations thereunder.

The Subordinated Secured Promissory Note

In connection with the merger agreement, on January 15, 2003, First American loaned the Company $1.4 million pursuant to a subordinated secured promissory note. The note matures on June 30, 2003 and bears interest at a rate equal to the lesser of 10.0% and the prime rate plus 4.75%. If an event of default occurs under the note, all principal and accrued interest will become immediately due and payable and the interest rate will increase to the lesser of 10.0% and the prime rate plus 6.75%.

US SEARCH.COM INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

As of March 31, 2003 and December 31, 2002

	March 31, 2003	December 31, 2002
ASSETS:
Current assets:
Cash and cash equivalents	$899,000	$2,254,000
Restricted cash	475,000	575,000
Accounts receivable, net of allowance for doubtful accounts of $72,000 as of March 31, 2003 and December 31, 2002	1,944,000	1,864,000
Prepaids and other current assets	1,045,000	1,150,000

Total current assets	4,363,000	5,843,000
Property and equipment, net	9,070,000	9,028,000
Goodwill	13,529,000	13,529,000
Intangible assets, net	2,572,000	2,650,000
Other assets	249,000	249,000

Total assets	$29,783,000	$31,299,000

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$5,307,000	$5,604,000
Accrued liabilities	2,352,000	2,958,000
PRSI acquisition obligations, current portion	647,000	474,000
Bank debt, current portion	1,111,000	1,142,000
Notes payable, current portion	1,405,000	50,000
Capital lease obligations, current portion	111,000	125,000

Total current liabilities	10,933,000	10,353,000
PRSI acquisition obligations	1,091,000	1,370,000
Bank debt, net of current portion	—	20,000
Capital lease obligation, net of current portion	14,000	27,000
Other non-current liabilities	5,000	5,000

Total liabilities	12,043,000	11,775,000
Commitments and contingencies (Note 4)
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2003 and December 31, 2002	—	—
Common stock, $0.001 par value; 300,000,000 shares authorized; 97,025,978 and 97,018,716 shares issued and outstanding as of March 31, 2003 and December 31, 2002, respectively	97,000	97,000
Additional paid-in capital	118,048,000	118,021,000
Accumulated deficit	(100,405,000)	(98,594,000)

Total stockholders’ equity	17,740,000	19,524,000

Total liabilities and stockholders’ equity	$29,783,000	$31,299,000

The accompanying notes are an integral part of these consolidated financial statements.

US SEARCH.COM INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

For The Three Months Ended March 31,

	2003	2002
Net revenues	$8,079,000	$6,663,000
Cost of services	2,693,000	1,988,000

Gross profit	5,386,000	4,675,000
Operating expenses:
Selling and marketing	2,766,000	2,782,000
General and administrative	3,430,000	3,031,000
Information technology	769,000	938,000

Total operating expenses	6,965,000	6,751,000

Loss from operations	(1,579,000)	(2,076,000)
Interest expense (includes non-cash charges relating to amortization of debt issuance costs of $171,000 and $886,000 for the three months ended March 31, 2003 and 2002, respectively)	(230,000)	(935,000)
Other income, net	—	15,000

Loss before income taxes	(1,809,000)	(2,996,000)
Provision for income taxes	2,000	2,000

Net loss	(1,811,000)	(2,998,000)
Net loss per share	$(0.02)	$(0.11)

Weighted-average shares outstanding used in per share calculation	97,021,055	26,610,383

The accompanying notes are an integral part of these consolidated financial statements.

US SEARCH.COM INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

For The Three Months Ended March 31,

	2003	2002
Cash flows from operating activities:
Net loss	$(1,811,000)	$(2,998,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	732,000	830,000
Provision for doubtful accounts		48,000
Non-cash interest expense	171,000	886,000
Change in assets and liabilities:
Accounts receivable	(80,000)	(670,000)
Prepaid and other assets	3,000	(126,000)
Accounts payable and accrued expenses	903,000	(1,912,000)

Net cash used in operating activities	(1,888,000)	(3,942,000)

Cash flows from investing activities:
Purchase of property and equipment	(696,000)	(505,000)
PRSI acquisition costs	—	(158,000)

Net cash used in investing activities	(696,000)	(663,000)

Cash flows from financing activities:
Increase (Decrease) in restricted cash	100,000	(1,250,000)
Repayments of third party notes payable	(45,000)	—
Repayments of PRSI acquisition obligation	(150,000)	(490,000)
Repayment of bank debt	(51,000)	(234,000)
Repayments of capital lease obligations	(27,000)	(81,000)
Proceeds from notes payable, net	1,400,000	10,233,000
Proceeds from stock option exercises	2,000	—

Net cash provided by financing activities	1,229,000	8,178,000

Net (decrease) increase in cash and cash equivalents	(1,355,000)	3,573,000
Cash at beginning of period	2,254,000	3,148,000

Cash at end of period	$899,000	$6,721,000

Supplemental cash flow disclosure is comprised of:
Cash paid for interest	29,000	—
Non-cash investing and financing activities:
Issuance of warrants in connection with convertible notes payable	—	1,937,000
Issuance of warrants to bank	25,000	—
Issuance of warrants to third parties	—	180,000

The accompanying notes are an integral part of these consolidated financial statements.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS

(unaudited)

1. Organization and Business:

US SEARCH.com Inc. (the “Company”) provides individual reference services and background information about individuals. The Company was formed as a California S Corporation in 1994, and reincorporated as a Delaware corporation in April 1999. On December 28, 2001 the Company acquired all of the outstanding stock of Professional Resource Screening, Inc. (“PRSI”), which provides pre-employment screening services primarily to large corporations, including Fortune 1000 companies in the United States.

Management’s Plans

The accompanying financial statements have been prepared assuming the Company will continue as a going concern and contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. Since inception, the Company has experienced negative cash flows from operations. At March 31, 2003, the Company has cash and cash equivalents of $0.9 million, a working capital deficiency of $6.6 million, an accumulated deficit of $100.4 million and stockholders’ equity of $17.7 million.

In December 2002, the Company entered into an Agreement and Plan of Merger with The First American Corporation (see Note 7).

On March 18, 2003, the Company amended its loan and security agreement with the bank to increase its revolving credit limit (see Note 3).

Based on the Company’s current operating plans, including the consummation of the merger with First American, management believes existing cash resources, including the proceeds available from the amended loan and security agreement and cash forecasted by management to be generated by operations will be sufficient to meet working capital and capital requirements through March 31, 2004. Also, management’s plans to attain profitability and generate additional cash flows include, increasing revenues from large business services and consumer-focused services, focusing on cost reductions and operational efficiencies to be derived from further deployment of the Company’s technologies, and the launch of additional products. There is no assurance that management will be successful with these plans. However, if events and circumstances occur such that the Company does not meet its current operating plan as expected, is unable to raise additional financing, or the merger with The First American Corporation is not consummated, the Company may be required to reduce certain discretionary spending, which could have a material adverse effect on the Company’s ability to achieve its intended business objectives and continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies:

Basis of Presentation

These unaudited financial statements and accompanying notes prepared in accordance with instructions to Form 10-Q have been condensed and, therefore, do not contain certain information included in the Company’s annual financial statements and accompanying notes. Therefore, you should read these unaudited condensed financial statements in conjunction with the Company’s annual financial statements included in the annual report on Form 10-K.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The unaudited condensed financial statements reflect, in the opinion of management, all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial position of the Company as of March 31, 2003, and the results of its operations for the three-month periods ended March 31, 2003 and 2002. Interim results are not necessarily indicative of results to be expected for a full fiscal year.

Principles of Consolidation. The financial statements include the accounts of US SEARCH.com Inc. and its wholly owned subsidiary. All material inter-company accounts and transactions have been eliminated in consolidation.

Net Loss Per Share

Basic net loss per common share is computed using the weighted-average number of shares of common stock outstanding and diluted net loss per common share is computed using the weighted average number of shares of common stock and common equivalent shares outstanding. Common equivalent shares related to convertible preferred stock, convertible notes payable, stock options and warrants are excluded from the computation when their effect is anti-dilutive.

The following summarizes the stock options, warrants and convertible preferred stock excluded from the weighted-average number of shares because their effect is anti-dilutive:

	March 31,
	2003	2002
Stock options	19,785,849	17,734,287
Common stock warrants	10,407,019	10,209,427
Convertible preferred stock	—	42,107,303

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference on the date of grant, between the fair value of the Company’s common stock and the grant price.

The Company accounts for stock-based awards to non-employees in accordance with SFAS No. 123 and EITF 96-18. An expense is recognized for common stock, warrants, or stock options issued for services rendered by non-employees based on the estimated fair value of the security exchanged.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following table illustrates the effect on net loss and loss per share if compensation cost for all outstanding and unvested stock options and other stock-based employee compensation awards had been determined based on their fair values at the grant date, consistent with the method prescribed by SFAS No. 123:

	For the Three Months Ended March 31,
	2003	2002
Net Loss
As reported	$(1,811,000)	$(2,998,000)
Stock-based compensation on expense determined under the fair value method	(854,000)	(1,598,000)

Pro forma	$(2,665,000)	$(4,596,00)

Loss per share—basic and diluted
As reported	$(0.02)	$(0.11)
Pro Forma	$(0.03)	$(0.17)

SFAS No. 123 requires the use of option pricing models that were not developed for use in valuing employee stock options. The Black-Scholes option-pricing model was developed for use in estimating the fair value of short-lived exchange traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options. The fair value of the options were determined using the Black-Scholes option pricing model with the following assumptions: expected volatility of 80%, risk free interest rate ranges of 4.3% to 4.86%, expected life of 3.5 years and no expected dividend yield.

Because additional stock options are expected to be granted each year, the pro forma disclosures above are not representative of pro forma effects on financial results for future years.

Recent Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 nullifies EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when it is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Under SFAS No. 146, an entity may not restate its previously issued financial statements. The adoption of SFAS No. 146 did not have a material impact on the Company’s consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123.” SFAS No. 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to that statement’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provision of SFAS No. 123 and APB No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

policies about the method of accounting for stock-based compensation and the effects of the method on reported net income and earnings per share in annual and interim financial statements. The transition and disclosure provisions of this statement are effective for financial statements for fiscal years ending after December 15, 2002. The Company has continued to use the intrinsic value method of accounting for stock-based compensation in accordance with APB Opinion No. 25. The Company made the disclosures required by SFAS No. 148 in the consolidated financial statements for the first quarter of 2003. Accordingly, adoption of SFAS No. 148 did not impact the Company’s financial position or results of operations.

Reclassifications

Certain reclassifications have been made to the 2002 financial statements to conform to the 2003 presentation.

3. Bank Debt

On March 18, 2003, the Company renewed its loan facility with its bank. Availability under the new $2.5 million revolving loan facility (the “Facility”) is limited to an advance formula of up to 100% on the first $1.5 million of availability and 85% of eligible accounts receivable for amounts advanced in excess of $1.5 million up to $2.5 million. The Facility matures on April 30, 2004. The Facility is collateralized by all of the personal property of US SEARCH, tangible and intangible. The Company is required to maintain a certificate of deposit with the bank of $450,000, which is classified as restricted cash in the accompanying balance sheet. The Facility bears interest at prime plus 1.50% on the first $1.5 million and prime plus 2.50% on amounts above $1.5 million up to $2.5 million. The bank will receive a 7-year warrant to purchase common stock at an exercise price per share equal to the closing price of such common stock on the last trading day preceding the date of consummation of the merger (see Note 7) such that the product of such number of shares multiplied by such exercise price equals $25,000. The company will have to meet certain operating performance, minimum EBITDA and Debt/Tangible Net Worth covenants on a monthly basis. The Company was in compliance with or had received a bank waiver of covenants at March 31, 2003 and expects the same at April 30, 2003.

4. Commitments and Contingencies

Strategic Alliance Commitments

The Company has several cancelable and non-cancelable distribution and marketing agreements with various Internet companies. The terms of these agreements provide for varying levels of exclusivity and minimum and maximum fees payable based on the number of banners, buttons and text links displayed on affiliate web sites. At March 31, 2003, the minimum non-cancelable payments due under these agreements are approximately $2,475,000 for the remainder of 2003, and approximately $550,000 for 2004.

The Company has entered into an agreement with a supplier of online public records data. At March 31, 2003, the non-cancelable payments under this agreement are $483,000 due in 2003.

Legal Proceedings

In May 2001, ChoicePoint, Inc., the successor entity to DBT Online, Inc., our former data supplier, served the Company with a complaint filed in Palm Beach County, Florida alleging breach of contract, fraudulent misrepresentation, unjust enrichment, quantum meruit and breach of the implied covenant of good faith and fair dealing. ChoicePoint sought approximately $1.5 million relating to disputed invoices, as well as interest and attorneys’ fees. The Company removed this action to the United States District Court for the Southern District of

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Florida. The United States District Court for the Southern District of Florida ordered the matter to arbitration. In arbitration the Company alleged that ChoicePoint breached the contract by providing inferior data. The arbitration was concluded in April 2002 and in June 2002 the arbitrator found that ChoicePoint had provided inferior data and awarded the Company a credit of $297,671 to be deducted from invoices of $1,418,731. ChoicePoint filed a motion to confirm the Arbitration Award and the Company filed a motion to modify and correct the Arbitration Award to provide additional credits because of a calculation error by the Arbitrator. The Company is awaiting rulings on these motions. The Company has paid ChoicePoint $300,000 of the award. At March 31, 2003 the Company has approximately $780,000 accrued for this liability in accounts payable.

On June 25, 2002, a complaint seeking $434,000 in damages was filed against Professional Resource Screening, Inc. in Superior Court of California, county of Contra Costa, styled Wood Warren & Co. v. Professional Resource Screening, Inc., No. C02-01816, alleging breach of an oral agreement relating to fees for investment banking services in connection with the merger of Professional Resource Screening and US SEARCH, negligent misrepresentation, promissory estoppel, equitable estoppel and quantum meruit. Plaintiff Wood Warren admits that there was no written contract for investment banking services between Wood Warren and Professional Resource Screening in effect at the time of the merger. Professional Resource Screening denies that there was any oral agreement. Although it is too early to predict the outcome, the Company believes it has meritorious defenses to plaintiff’s claims.

From time to time, the Company has been party to other litigation and administrative proceedings relating to claims arising in the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

5. Related Party Transactions

A director of the Company is a partner at a law firm that provides legal services to the Company. The Company incurred legal fees of $241,000 and $25,000 to the law firm during the three months years ended March 31, 2003 and 2002, respectively. As of March 31, 2003 and December 31, 2002, liabilities of $1,039,000 and $819,000, respectively, are due to the law firm.

A director of the Company is a partner at a consulting firm that provides consulting services to the Company. During the three months ended March 31, 2003 and March 31, 2002, this firm provided no consulting services. As of March 31, 2003 and December 31, 2002, $138,000 and $138,000 were due to this consulting firm.

An executive vice president of the Company is on the Board of Advisors of a web traffic monitoring service, and is the owner of 20,000 options to purchase stock at an exercise price of $0.90 per share in this entity. During the three-month periods ended March 31, 2003 and 2002, the Company incurred costs of $12,000 and $0, respectively, to this entity for web traffic monitoring services. At March 31, 2003 and December 31, 2002, liabilities of $5,000 and $4,200, respectively, are due to this entity.

6. Segment Information

As of March 31, 2003, the Company has organized its operations into two business segments: large business services and consumer-focused services. The business segments disclosed in this Form 10-Q are based on this organizational structure and information reviewed by the Company’s management to evaluate the segment results. A description of the types of services provided by each reportable segment is as follows:

Large Business Services. Through this segment, the Company provides large businesses, government agencies and other large employers with a variety of employment screening, background check and risk

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

mitigation products and services via an online, web-based system that enables instant ordering and prompt delivery of results. The Company’s employment screening products include social security number traces, federal and state felony and misdemeanor record searches, employment and education verification, and credit histories. The Company also provides character reference checks and drug screening via third party providers. In addition, the Company offers a Management Services program that provides customers with an outsourced solution to background investigations, which includes analysis of developed investigation data, management of Fair Credit Reporting Act communications, legal compliance, and direct applicant contact.

Consumer-Focused Services. Through this segment, the Company provides consumer clients and small and medium sized businesses with a single, comprehensive access point to a broad range of information to assist them in locating individuals or to learn more information about people in their lives or with whom they do business. The consumer clients can obtain public information including addresses, aliases, phone numbers, property ownership, court records, professional license verification, corporate affiliations and death record information. The Company also offers nanny and contractor background check services for consumers and employment screening for small businesses.

Segment information is presented in accordance with SFAS 131, Disclosures about Segments of an Enterprise and Related Information. This standard is based on a management approach, which requires segmentation based upon the Company’s internal organization and disclosure of revenue and operating results based upon internal accounting methods. The Company’s financial reporting systems present various data for management to run the business, including internal operating profit and loss statements prepared on a basis not necessarily in conformity with U.S. generally accepted accounting principles. The Company uses shared-resources, including its IT infrastructure, for both segments. During the quarter ended March 31, 2003, the Company allocated certain shared service costs related to IT, human resources, general and administrative and depreciation to the large business services segment for management reporting purposes. The comparative segment information for 2002 has been presented on a consistent basis with the 2003 information.

Management evaluates segment performance based on segment operating profit or loss. Selected financial information about the Company’s operations by segment for the three months ended March 31, 2003 and 2002 are as follows:

For The Three Months Ended March 31, 2003	Consumer-focused Services	Large Business Services	Consolidated
Revenue	$5,706,000	$2,373,000	$8,079,000
Operating Loss	552,000	1,027,000	1,579,000
Depreciation and Amortization	451,000	281,000	732,000
Interest Expense	124,000	106,000	230,000
Total expenditures on long lived assets	$686,000	$10,000	$696,000

For The Three Months Ended March 31, 2002
Revenue	$4,781,000	$1,882,000	$6,663,000
Operating Loss	1,093,000	983,000	2,076,000
Depreciation and Amortization	380,000	450,000	830,000
Interest Expense	611,000	324,000	935,000
Total expenditures on long lived assets	$505,000	$—	$505,000

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

7. Pending Merger

The First American Corporation, a leading diversified provider of business information and related products and services, and US Search have signed a definitive agreement to merge their background screening businesses and form a new company that will apply for listing on the NASDAQ National Market System. The Agreement and Plan of Merger (pending merger agreement) dated as of December 13, 2002, sets forth the terms and conditions of the mergers. Among other things, the pending merger agreement restricts the business conduct of the parties before the closing of the merger, contains representations and warranties of the parties to the agreement, prohibits US SEARCH from soliciting competing offers and provides for adjustments of the exchange ratio in certain circumstances. Under certain specified terms in the merger agreement either First American or US Search may terminate the merger agreement, however, the agreement provides for the payment of a termination fee of $2,800,000 by US Search if the merger agreement is terminated for certain reasons. The parties have agreed to pay all of their own expenses relating to the mergers, including the fees and expenses of their financial advisers.

The merger, which will combine US Search’s services with First American’s Screening Information group, (FAST), is scheduled to close during the second quarter of 2003. The combination of these businesses will create a new publicly held company that will be named First Advantage Corporation. First Advantage will be approximately 80 percent owned by The First American Corporation, with the remainder owned by the shareholders of US Search.

Completion of the merger is subject to customary closing conditions that include, among other things, receipt of required approvals from a majority of the outstanding shares of US SEARCH common stock, and receipt of required regulatory approvals. Only holders of record of US SEARCH common stock at the close of business on the record date of May 1, 2003 are entitled to vote. The transaction, while expected to close in the second quarter of calendar year 2003, may not be completed if any of the aforementioned conditions are not satisfied.

Pequot Private Equity Fund II has entered into a voting agreement with First American, pursuant to which Pequot has agreed to vote the Company’s shares of common stock held by it in favor of the merger. Accordingly, approval of the merger by the stockholders of US SEARCH is assured as long as the voting agreement remains in effect and the parties perform their obligations thereunder.

On March 31, 2003, US SEARCH received a written notice from The First American Corporation, which alleged that US SEARCH had breached the merger agreement. The notice of breach concerned US SEARCH’s award of bonuses to certain executive officers of US SEARCH for services performed in 2002. Representatives of US SEARCH and First American discussed the concerns raised in First American’s notice and reached agreement as to how and when such bonuses will be paid during the pendency of the merger agreement. On April 1, 2003, US SEARCH and First American entered into a letter agreement relating to such bonuses and pursuant to which First American formally withdrew its notice of breach.

The Subordinated Secured Promissory Note

In connection with the merger agreement, on January 15, 2003, First American loaned the Company $1.4 million pursuant to a subordinated secured promissory note. The note matures on June 30, 2003 and bears interest at a rate equal to the lesser of 10.0% and the prime rate plus 4.75%. If an event of default occurs under the note, all principal and accrued interest will become immediately due and payable and the interest rate will increase to the lesser of 10.0% and the prime rate plus 6.75%.

Report of Independent Accountants

To the Board of Directors and Stockholder of

The FAST division:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in stockholder’s equity and of cash flows present fairly, in all material respects, the financial position of the FAST division (the “Company”), a wholly-owned division of The First American Corporation, at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 6 to the combined financial statements, during the year ended December 31, 2002, the Company changed its method of accounting for goodwill and other intangible assets.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Los Angeles, CA

April 3, 2003

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

COMBINED BALANCE SHEETS

	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$6,513,108	$1,286,913
Accounts receivable (less allowance for doubtful accounts of $788,390 and $716,846 in 2002 and 2001, respectively)	13,826,944	6,890,955
Income taxes receivable	—	1,346,938
Prepaid expenses and other current assets	1,332,186	426,089

Total current assets	21,672,238	9,950,895
Property and equipment, net	12,534,476	8,637,811
Goodwill, net	112,618,228	36,707,812
Other intangible assets, net	10,606,428	2,448,702
Database development costs, net	6,225,564	4,389,341
Other assets	349,646	149,164

Total assets	$164,006,580	$62,283,725

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$3,047,348	$1,662,149
Accrued liabilities	7,814,401	3,064,014
Income taxes payable	1,576,400	—
Current portion of long-term debt and capital leases	539,406	1,213,405

Total current liabilities	12,977,555	5,939,568
Long-term debt and capital leases, net of current portion	650,906	1,158,713
Deferred taxes	4,188,593	1,828,080
Other liabilities	287,430	282,259

Total liabilities	18,104,484	9,208,620

Commitments and contingencies (Note 11)

Stockholder’s equity:
Common stock	—	—
Contributed capital	141,490,043	51,365,363
Retained earnings	4,412,053	1,709,742

Total stockholder’s equity	145,902,096	53,075,105

Total liabilities and stockholder’s equity	$164,006,580	$62,283,725

The accompanying notes are an integral part of these combined financial statements

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

COMBINED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Service revenues	$100,924,598	$49,167,057	$38,582,074
Cost of service revenues	45,418,967	14,615,322	11,128,306

Gross margin	55,505,631	34,551,735	27,453,768
Selling, general, and administrative expenses	51,004,721	35,007,605	26,856,220

Income (loss) from operations	4,500,910	(455,870)	597,548

Interest (expense) income:
Interest expense	(228,559)	(241,686)	(312,991)
Interest income	59,102	59,349	32,296

Total interest (expense), net	(169,457)	(182,337)	(280,695)

Income (loss) before provision (benefit) for income tax	4,331,453	(638,207)	316,853
Provision (benefit) for income tax	1,629,142	(58,898)	266,338

Net income (loss)	$2,702,311	$(579,309)	$50,515

The accompanying notes are an integral part of these combined financial statements

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

For the Years Ended December 31, 2002, 2001 and 2000

	Common Stock Amount	Contributed Capital	Retained Earnings	Total
Balance, December 31, 1999	—	$10,151,618	$2,238,536	$12,390,154
Net income	—	—	50,515	50,515
Contribution from Parent—cash	—	3,012,725	—	3,012,725
Contribution from Parent—operations	—	3,038,372	—	3,038,372

Balance, December 31, 2000	—	16,202,715	2,289,051	18,491,766
Net loss	—	—	(579,309)	(579,309)
Contribution from Parent—cash	—	4,779,830	—	4,779,830
Contribution from Parent—operations	—	30,382,818	—	30,382,818

Balance, December 31, 2001	—	51,365,363	1,709,742	53,075,105
Net income	—	—	2,702,311	2,702,311
Contribution from Parent—cash	—	5,666,581	—	5,666,581
Contribution from Parent—operations	—	84,458,099	—	84,458,099

Balance, December 31, 2002	—	$141,490,043	$4,412,053	$145,902,096

The accompanying notes are an integral part of these combined financial statements

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

COMBINED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$2,702,311	$(579,309)	$50,515
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,096,105	2,491,233	2,175,301
Bad debt expense	266,048	281,299	215,274
Deferred income taxes	52,742	1,000,150	404,724
Change in operating assets and liabilities:
Accounts receivable	(7,202,037)	(1,739,783)	(2,330,374)
Prepaid expenses and other current assets	(906,097)	(14,806)	(207,275)
Other assets	(200,482)	558,034	(645,707)
Accounts payable	1,385,199	590,253	884,227
Accrued liabilities	4,750,387	566,553	944,951
Income taxes	5,231,109	(744,990)	(112,053)
Other liabilities	5,171	61,893	172,985

Net cash provided by operating activities	10,180,456	2,470,527	1,552,568

Cash flows from investing activities:
Database development costs	(2,834,623)	(2,063,592)	(1,446,028)
Purchases of property and equipment	(6,604,413)	(5,002,094)	(3,272,136)

Net cash used in investing activities	(9,439,036)	(7,065,686)	(4,718,164)

Cash flows from financing activities:
Proceeds from issuance of term notes	—	—	3,454,328
Repayments of term notes	(1,181,806)	(1,775,020)	(2,508,062)
Capital contributions from Parent	5,666,581	4,779,830	3,012,725

Net cash provided by financing activities	4,484,775	3,004,810	3,958,991

Increase (decrease) in cash and cash equivalents	5,226,195	(1,590,349)	793,395
Cash and cash equivalents at beginning of year	1,286,913	2,877,262	2,083,867

Cash and cash equivalents at end of year	$6,513,108	$1,286,913	$2,877,262

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$—	$175,049	$118,077

Cash paid for interest	$116,047	$168,164	$423,932

Non-cash investing and financing activities:
Term notes issued related to business acquisition	$—	$—	$1,500,000

Operations contributed by Parent	$84,458,099	$30,382,818	$3,038,372

The accompanying notes are an integral part of these combined financial statements.

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

NOTES TO COMBINED FINANCIAL STATEMENTS

For the Years Ended December 31, 2002, 2001 and 2000

1. Organization and Nature of Business

The FAST Division (the “Company”), through its individual companies, is engaged in the business of providing business information and related products and services. The principal businesses include tenant screening, employee background checking, occupational health services and motor vehicle reports. The Company is a wholly-owned division of The First American Corporation (the “Parent”). The operating subsidiaries include HireCheck, Inc., First American Registry, Inc., Substance Abuse Management, Inc., American Driving Records, Inc., Employee Health Programs, Inc., and SafeRent, Inc. Each entity has only been included in the combined financial statements from the date of acquisition by the Parent, if the acquisition date was subsequent to January 1, 2000.

As discussed in Note 10, the Parent has contributed certain operations relating to businesses acquired and has also forgiven certain amounts owed by the Company in connection with the acquisitions and funding of operations of the Company. These amounts have been treated as additional paid in capital in the accompanying financial statements. In addition, the Parent and certain affiliates provide legal, financial, technology and other administrative services to the Company. The cost of these services is included in selling, general and administrative expenses. In the opinion of management, the costs allocated to the Company for these services are reasonable.

The following is a summary of the Company’s net equity by operating subsidiary:

	2002	2001
HireCheck, Inc.	$10,321,528	$8,912,354
First American Registry, Inc.	14,881,740	12,821,066
Substance Abuse Management, Inc.	32,087,999	31,341,685
American Driving Records, Inc.	40,387,103	—
Employee Health Programs, Inc .	23,785,461	—
SafeRent, Inc.	24,438,265	—

	$145,902,096	$53,075,105

2. Significant Accounting Policies

Principles of Combination

The combined financial statements include the accounts of each operating subsidiary. All significant inter-company transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the statements. Actual results could differ from the estimates and assumptions used.

Fair Value of Financial Instruments

The carrying amount of the Company’s financial instruments at December 31, 2002 and 2001, which includes cash and cash equivalents and accounts receivable, approximates fair value because of the short maturity

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2001 and 2000

of those instruments. The Company considers the variable rate debt to be representative of current market rates and, accordingly, estimates that the recorded amounts approximate fair market value. Fair value estimates of the fixed rate debt were determined using discounted cash flow methods with a discount rate of 4.25% and 4.75%, which is the rate that similar instruments could be negotiated at December 31, 2002 and 2001, respectively.

The estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are summarized as follows:

	December 31, 2002		December 31, 2001
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Cash and cash equivalents	$6,513,108	$6,513,108	$1,286,913	$1,286,913
Accounts receivable	13,826,944	13,826,944	6,890,955	6,890,955
Long-term debt and capital leases	(1,190,312)	(1,290,014)	(2,372,118)	(2,471,802)

Cash Equivalents

The Company considers cash equivalents to be all short-term investments that have an initial maturity of 90 days or less.

Accounts Receivable

Accounts receivable are due from companies in a broad range of industries located throughout the United States. Credit is extended based on an evaluation of the customer’s financial condition, and generally, collateral is not required.

The allowance for all probable uncollectible receivables is based on a combination of historical data, cash payment trends, specific customer issues, write-off trends, general economic conditions and other factors. These factors are continuously monitored by management to arrive at the estimate for the amount of accounts receivable that may be ultimately uncollectible. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, the Company records a specific allowance for bad debts against amounts due, to reduce the net recognized receivable to the amount it reasonable believes will be collected. This analysis requires making significant estimates, and changes in facts and circumstances could result in material changes in the allowance for uncollectible receivables. Management believes that the allowance at December 31, 2002 is reasonably stated.

Property and Equipment

Property and equipment are recorded at cost. Furniture and equipment includes computer software acquired and developed for internal use. Software development costs are capitalized from the time technological feasibility is established until the software is ready for use.

The Company follows Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” SOP 98-1 requires the Company to capitalize interest costs incurred and certain payroll-related costs of employees directly associated with developing software in addition to incremental payments to third parties. The adoption of SOP 98-1 did not have a material effect on the Company’s financial condition or results of operations.

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2001 and 2000

Depreciation on leasehold improvements is computed on the straight-line method over the life of the related lease, ranging from 3 to 10 years. Depreciation on data processing equipment and furniture and equipment is computed using the straight-line method over their estimated useful lives ranging from 3 to 10 years. Capitalized software costs are amortized using the straight-line method over estimated useful lives of 3 to 5 years.

Database Development Costs

Database development costs represent the cost to develop the proprietary databases of information for customer usage. The costs are capitalized from the time technological feasibility is established until the information is ready for use. These costs are amortized using the straight-line method over estimated useful life of 7 years.

Goodwill and Other Intangible Assets

In 2001 and 2000, goodwill recognized in business combinations consummated prior to June 30, 2001, was amortized over its estimated useful life of 25 years. Other intangibles, which include customer lists and covenants not to compete, are amortized over their estimated useful lives, ranging from 3 to 20 years. The Company periodically evaluates the amortization period assigned to each intangible asset to ensure that there have not been any events or circumstances that warrant revised estimates of useful lives.

In June 2001, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”). This statement addresses financial accounting and reporting for business combinations and supercedes APB Opinion No. 16, “Business Combinations”. All business combinations in the scope of SFAS 141 are to be accounted for using the purchase method of accounting. The provisions of SFAS 141 apply to all business combinations initiated or closed after June 30, 2001. The adoption of SFAS 141 did not have a material effect on the Company’s financial condition or results of operations.

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). This statement addresses financial accounting and reporting for goodwill and other intangible assets. In accordance with the provisions of SFAS 142, goodwill is no longer amortized but is rather tested annually for impairment. The Company has selected September 30 as the annual valuation date to test goodwill for impairment.

The following table presents the results of operations on a comparable basis, after adjustment for goodwill amortization for the years ending December 31:

	2002	2001	2000
Net income (loss), as reported	$2,702,311	$(579,309)	$50,515
Goodwill amortization	—	353,392	179,582

Net income (loss), as adjusted	$2,702,311	$(225,917)	$230,097

Income Taxes

Taxes are based on income for financial reporting purposes and include deferred taxes applicable to temporary differences between the financial statement carrying amount and the tax basis of certain of the

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2001 and 2000

Company’s assets and liabilities. The tax provision for the FAST Division has been calculated on a separate return basis. The Company’s income tax returns are filed either as a separate company basis or as part of the consolidated income tax returns of the Parent, depending on when an operating subsidiary was acquired and the rules of the jurisdiction. The Company has a tax sharing arrangement with the Parent whereby the Company will fund any tax liabilities due related to its operations and the Parent will repay any refunds received related to the Company’s operations.

Impairment of Long-Lived Assets

Effective January 1, 2002, the Company adopted SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinuance of operations. SFAS 144 superseded Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed of and APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The adoption of this standard did not have a significant impact on financial position or results of operations of the Company.

Relating to long-lived assets to be held and used, an asset (or group of assets) will be considered impaired when the expected undiscounted cash flows from use and disposition are less than the asset’s carrying value. The amount of any impairment charge will be based on the difference between the carrying and fair value of the asset. The determination of fair values considers quoted market prices, if available, and prices for similar assets and the results of other valuation techniques.

For assets to be sold, an asset (or group of assets) that meets the criteria established by FAS 144 for classification of assets held for sale will be carried at the lower of carrying amount or fair value less cost to sell.

Revenue Recognition

Revenue is recognized at the time of delivery, as the Company has no significant ongoing obligation after delivery.

Comprehensive Income

Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”), governs the financial statement presentation of changes in stockholders’ equity resulting from non-owner sources. Comprehensive income includes all changes in equity except those resulting from investments by owners and distribution to owners. For the years ended December 31, 2002, 2001 and 2000, the Company had no items of comprehensive income (loss) other than net (losses) income; therefore, a separate statement of comprehensive income (loss) has not been presented for these periods.

New Accounting Pronouncements

In July 2001, the FASB issued SFAS 143 “Accounting for Asset Retirement Obligations”, which requires that companies recognize a liability for retirement obligations of long lived assets in the period the liability occurs. This pronouncement is effective for fiscal years beginning after June 15, 2002. The Company does not anticipate any significant impact on our financial results from adoption of this standard.

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2001 and 2000

In June 2002, the FASB issued SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities”. This pronouncement addresses financial accounting and reporting for costs associated with exit or disposal activities not covered under SFAS 144 and also nullifies EITF 94-3. This pronouncement is effective for activities initiated after December 31, 2002. The Company does not anticipate any significant impact on financial results from adoption of this standard.

3. Acquisitions

In October 2002, the Parent acquired Employee Health Programs, Inc. and in November 2002, acquired SafeRent, Inc. for a total purchase price of approximately $47 million and contributed both of the operations to the Company. In January 2002, the Parent acquired American Driving Records, Inc. for approximately $40 million and contributed those operations to the Company.

In August 2001, the Parent acquired the stock of Substance Abuse Management, Inc. for approximately $30 million and contributed the operations to the Company. In December 2000, the Parent acquired the stock of Pretiem Corporation for approximately $2.5 million and contributed the operations to the Company. In August 2000, the Parent acquired the stock of Factual Business Information, Inc. (FBI) for a total of $2.25 million and contributed the operations to the Company. Approximately $750,000 of the purchase price of FBI was in cash and the Company issued a note for the remaining $1.5 million. In applying the purchase method of accounting, the Parent undertook a comprehensive review of the acquired entities to ensure that all identifiable assets and liabilities are properly recorded at their fair value. In determining fair value, the Company utilizes a variety of valuation techniques including discounted cash flow analysis and outside appraisals to the extent necessary given materiality and complexity. All excess purchase price is appropriately recorded as goodwill. The acquisitions were completed based on management’s consideration of the acquired companies’ past and expected future performance as well as the potential strategic fit of the acquired companies with the long-term goals of the Parent for its screening division. The expected long-term growth, market position of each acquired company and expected synergies to be generated by inclusion of each acquired company within the division are the primary factors which gave rise to acquisition prices which resulted in the recognition of goodwill. The useful lives for all assets recorded in purchase accounting are based on market conditions, contractual terms and other appropriate factors. The allocation of the purchase price of the acquisitions were as follows:

	2002				2001
	ADR	EHP	SafeRent	Total	Total
Goodwill	$35,497,422	$19,408,659	$20,901,318	$75,807,399	$27,224,023
Customer list	3,300,000	3,500,000	1,100,000	7,900,000	2,500,802
Noncompete agreements	—	500,000	100,000	600,000	—
Other assets	8,540,196	2,872,691	3,767,579	15,180,466	4,417,920
Liabilities	(7,337,618)	(3,281,350)	(1,868,897)	(12,487,865)	(4,142,745)

Total Purchase Price	$40,000,000	$23,000,000	$24,000,000	$87,000,000	$30,000,000

Pro forma results of operations assuming the acquisitions were consummated on January 1, 2000 is as follows:

	2002	2001	2000
Service revenues	$124,886,860	$116,572,859	$104,253,799

Net loss	$(491,402)	$(1,898,253)	$(1,991,444)

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2001 and 2000

4. Property and Equipment

As of December 31, 2002 and 2001, property and equipment is as follows:

	2002	2001
Furniture and equipment	$2,632,030	$2,274,454
Data processing equipment	3,935,927	3,022,127
Construction in process	—	907,154
Capitalized software	11,416,362	5,166,128
Leasehold improvements	853,779	804,478

	18,838,098	12,174,341
Less accumulated depreciation	(6,303,622)	(3,536,530)

Property and equipment, net	$12,534,476	$8,637,811

Deprecation and amortization expense was $2,707,748, $1,304,959 and $1,380,803 for the years ended December 31, 2002, 2001 and 2000, respectively, and is included in selling, general and administrative expenses.

The capitalized cost of equipment under capital leases, which is included in data processing equipment in the accompanying consolidated balance sheets, was as follows at December 31:

	2002	2001
Property and equipment	$619,269	$619,269
Less accumulated depreciation	(464,019)	(398,105)

	$155,250	$221,164

5. Database Development Costs

Database development costs for the year ended December 31, 2002 and 2001 are as follows:

	2002	2001
Eviction data	$7,873,056	$6,083,035
Criminal Data	1,044,602	—
Less accumulated amortization	(2,692,094)	(1,693,694)

Database development costs	$6,225,564	$4,389,341

Amortization expense of $998,400, $743,976 and $556,583 for the years ended December 31, 2002, 2001 and 2000, respectively, is included in selling, general and administrative expenses.

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2001 and 2000

6. Goodwill and Intangible Assets

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). This statement addresses financial accounting and reporting for goodwill and other intangibles and supercedes Accounting Principles Board Opinion No. 17, “Intangible Assets.” SFAS 142 addresses how goodwill and other intangible assets should be accounted for in the financial statements. Pursuant to SFAS 142, the Company’s goodwill and intangible assets that have indefinite lives will not be amortized but rather will be tested at least annually for impairment. SFAS 142 requires that goodwill and other intangible assets be allocated to various reporting units, which are either operating segments or one reporting unit below the operating segment. The Company’s reporting units for purposes of applying the provisions of SFAS 142 are pre-employment and drug screening, tenant screening and motor vehicle reporting.

The SFAS 142 impairment testing process includes two phases. The first phase (Test 1) compares the fair value of each reporting unit to its book value. The fair value of each reporting unit is determined by using discounted cash flow analysis, market approach valuations and third-party valuation advisors. If the fair value of the reporting unit exceeds its book value, the goodwill is not considered impaired and no additional analysis is required. However, if the book value is greater than the fair value, a second test (Test 2) must be completed to determine if the fair value of the goodwill exceeds the book value of the goodwill. The fair value of the goodwill is determined by discounted cash flow analysis and appraised values. If the fair value is less than the book value, an impairment is considered to exist and, in the initial year of adoption, will be recorded as a cumulative effect of a change in accounting principle.

The Company has $10.6 million of intangible assets, included in “Other intangible assets” at December 31, 2002, with definite lives ranging from 3 to 20 years. These assets, comprised primarily of customer lists and non-compete agreements, are being amortized in a manner consistent with periods prior to adoption of SFAS 142.

In accordance with the adoption of SFAS 142, the Company completed the transitional goodwill impairment test for all reporting units and determined that each reporting unit had a fair value in excess of carrying value, therefore, no goodwill impairment was recorded. The annual test for impairment was again performed (using the September 30 valuation date) and the results were the same. Each reporting unit had a fair value in excess of carrying value and no goodwill impairment was recorded.

Goodwill and other intangible assets for the year ended December 31, 2002 and 2001 are as follows:

	2002	2001
Goodwill	$113,425,193	$37,514,777
Less accumulated amortization	(806,965)	(806,965)

Goodwill, net	$112,618,228	$36,707,812

Intangible assets:
Customer Lists	$10,448,485	$2,500,802
Noncompete agreements	875,000	275,000

	11,323,485	2,775,802
Less accumulated amortization	(717,057)	(327,100)

Intangible assets, net	$10,606,428	$2,448,702

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2001 and 2000

Goodwill amortization expense was $0, $353,392 and $179,582 for the years ended December 31, 2002, 2001 and 2000, respectively, and is included in selling, general and administrative expenses. Other intangible asset amortization of $389,957, $88,906 and $58,333 for the years ended December 31, 2002, 2001 and 2000, respectively, is included in selling, general, and administrative expenses. Intangible asset amortization over the next five years is expected to be as follows:

Year ending December 31,
2003	$952,462
2004	952,462
2005	921,879
2006	752,462
2007	752,462
Thereafter	6,274,701

$10,606,428

The changes in the carrying amount of goodwill is as follows for the year ending December 31, 2002:

2002
Balance, at beginning of year	$36,707,812
Acquisitions	75,807,399
Other adjustments	103,017

Balance, at end of year	$112,618,228

7. Debt

Long-term debt consists of the following at December 31:

	2002	2001
Term note:
Interest rate of 8%, principal and interest payments monthly of $30,415, matures September 2005	$898,273	$1,179,070
Term note with related party:
Interest at prime ( 4.25% and 4.75% at December 31, 2002 and 2001, respectively) principal payments annually at $750,000 interest quarterly, matures April 2003	110,870	860,870
Capital leases:
Various interest rates and maturities through 2006	181,169	332,178

	1,190,312	2,372,118
Less current portion of long-term debt	539,406	1,213,405

	$650,906	$1,158,713

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2001 and 2000

Aggregate maturities of long-term borrowings over the next four years are as follows:

Year ending December 31,
2003	$539,406
2004	370,272
2005	278,151
2006	2,483

Total	$1,190,312

8. Income Taxes

Income taxes are summarized as follows:

	2002	2001	2000
Current:
Federal	$1,035,783	$(1,070,394)	(151,266)
State	540,617	11,346	12,880

	1,576,400	(1,059,048)	(138,386)

Deferred:
Federal	170,818	954,737	$317,317
State	(118,076)	45,413	87,407

	52,742	1,000,150	404,724

	$1,629,142	$(58,898)	$266,338

Income taxes differ from the amounts computed by applying the federal income tax rate of 35.0%. A reconciliation of this difference is as follows:

	2002	2001	2000
Taxes calculated at federal rate	$1,516,008	$(223,372)	$110,899
Amortization expense	—	93,705	52,859
State taxes, net of federal benefit	274,652	36,894	65,187
Exclusion of certain meals and entertainment expenses	73,782	29,860	34,433
Other items, net	(235,300)	4,015	2,960

	$1,629,142	$(58,898)	$266,338

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2001 and 2000

The primary components of temporary differences that give rise to the Company’s net deferred tax (liability) assets are as follows:

	2002	2001
Deferred tax assets:
Federal net operating loss carryforwards	$5,198,627	$—
State net operating loss carryforwards	387,188	231,998
State tax	—	56,923
Bad debt reserves	291,625	237,746
Accrued expenses and loss reserves	810,894	207,368
Less: valuation allowance	(5,198,627)	—

	1,489,707	734,035
Deferred tax liabilities:
Depreciable and amortizable assets	6,021,650	2,553,200
Other	(343,350)	8,915

	5,678,300	2,562,115

Net deferred tax liability	$(4,188,593)	$(1,828,080)

As of December 31, 2002, the companies have federal and state net operating losses of approximately $14.8 million and $22 million, respectively. The net operating losses were generated by a subsidiary prior to its acquisition by the Company in the amount of $14.9 million federal and $15.1 million state. The use of these acquired net operating losses is subject to limitations imposed by the Internal Revenue Code and state jurisdictions. The net operating losses begin to expire at various times beginning in 2008. Management’s assessment is that the character and nature of the future taxable income may not allow the Company to realize certain tax benefits of net operating losses within the prescribed carryforward periods. Accordingly, an appropriate valuation allowance has been made. To the extent that the acquired net operating losses are used to offset future taxable income, an adjustment to the goodwill will be recorded.

9. Employee Benefits

Employees of the Company are included in the benefit plans of the Parent. Employees of the Company are eligible to participate in The First American Corporation 401(k) Savings Plan (the Savings Plan), which is available to substantially all employees. The Savings Plan allows for employee-elective contributions up to the maximum deductible amount as determined by the Internal Revenue Code. The Company makes contributions to the Savings Plan based on profitability, as well as contributions of the participants. The Company’s expense related to the Savings Plan amounted to $652,401, $163,261 and $106,288 for the years ended December 31, 2002, 2001 and 2000, respectively.

Employees of the Company are also included as part of the Parent’s pension plan. The Company charged to expense payments to the pension plan of approximately $228,000, $136,000 and $106,000 for the years ended December 31, 2002, 2001 and 2000, respectively. This defined benefit plan covers substantially all of the Company’s employees. The actuarial present value of accumulated plan benefits and net assets available for benefits to the Company’s employees under this plan is not readily available.

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2001 and 2000

10. Related Parties

The Parent and certain affiliates provide legal, financial, technology and other administrative services to the Company. The Company recognized $1,564,785, $1,377,746 and $1,860,390 in selling, general and administrative expense in 2002, 2001 and 2000, respectively relating to these services. The amounts allocated to the Company are based on reasonable assumptions (primarily usage, time incurred and number of employees) as to the proportion of the services used by the Company in relation to the actual costs incurred by the Parent and affiliates in providing the services.

The Parent has contributed certain operations relating to businesses acquired and has also forgiven certain amounts owed by the Company in connection with the acquisitions and in the funding of operations of the Company. Net assets, in connection with acquisitions, contributed to the Company by the Parent totaled $84,458,099, $30,382,818 and $3,038,372 in 2002, 2001 and 2000, respectively. These amounts have been treated as additional paid in capital in the accompanying financial statements.

Amounts contributed to the Company by the Parent to fund operations are as follows:

	2002	2001	2000
Allocated selling, general & administrative expenses	$1,564,785	$1,377,746	$1,860,390
Cash advances	2,776,000	1,085,000	1,580,000
Other, net	1,325,796	2,317,084	(427,665)

	$5,666,581	$4,779,830	$3,012,725

These amounts have been treated as additional paid in capital in the accompanying financial statements. Historically, the Parent has not charged any interest to the Company on intercompany balances.

11. Commitments and Contingencies

Operating Leases

The Company leases certain office facilities, automobiles and equipment under operating leases, which, for the most part, are renewable. The majority of these leases also provide that the Company will pay insurance and taxes. Rent expense under operating leases was $2,859,642, $1,868,573 and $880,433 for the years ended December 31, 2002, 2001 and 2000, respectively.

Future minimum rental payments under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2002, are as follows:

Year ending December 31,
2003	$2,814,951
2004	1,847,416
2005	1,467,544
2006	1,029,671
2007	850,179
Thereafter	136,321

$8,146,082

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2001 and 2000

Litigation

The Company is involved in numerous routine legal proceedings related to its operations. While the ultimate disposition of each proceeding is not determinable, the Company does not believe that any of such proceedings will have a material adverse effect on its financial condition, results of operations or cash flows.

12. Pending Merger

An Agreement and Plan of Merger dated as of December 13, 2002 has been entered into by and among The First American Corporation, US SEARCH, First Advantage Corporation (“First Advantage”) and Stockholm Seven Merger Corp. (the “Merger Agreement”). Pursuant to the Merger Agreement, First Advantage, a newly-formed holding company, will acquire US SEARCH and the six subsidiaries of First American that comprise the FAST division, each via reverse triangular merger. In connection with the transactions contemplated by the Merger Agreement, the stockholders of US SEARCH will receive shares of First Advantage Class A common stock representing approximately 20% of the outstanding equity of First Advantage, and First American will receive shares of First Advantage Class B common stock representing approximately 80% of First Advantage. The Class A common stock will have one vote per share and the Class B common stock will have ten votes per share on matters presented to the First Advantage stockholders for a vote.

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

COMBINED BALANCE SHEETS

	March 31, 2003 (unaudited)	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$6,681,152	$6,513,108
Accounts receivable (less allowance for doubtful accounts of $828,496 and $788,390 in 2003 and 2002, respectively)	15,971,654	13,826,944
Prepaid expenses and other current assets	1,254,206	1,332,186

Total current assets	23,907,012	21,672,238
Property and equipment, net	11,944,993	12,534,476
Goodwill, net	112,448,491	112,618,228
Intangible assets, net	10,356,541	10,606,428
Database development costs, net	6,509,161	6,225,564
Other assets	171,571	349,646

Total assets	$165,337,769	$164,006,580

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$2,407,377	$3,047,348
Accrued liabilities	8,573,519	7,814,401
Income taxes payable	1,634,340	1,576,400
Current portion of long-term debt and capital leases	441,991	539,406

Total current liabilities	13,057,227	12,977,555
Long-term debt and capital leases, net of current portion	521,141	650,906
Deferred taxes	4,429,254	4,188,593
Other liabilities	377,573	287,430

Total liabilities	18,385,195	18,104,484

Commitments and contingencies:

Stockholder’s equity:
Common stock	—	—
Contributed capital	142,144,701	141,490,043
Retained earnings	4,807,873	4,412,053

Total stockholder’s equity	146,952,574	145,902,096

Total liabilities and stockholder’s equity	$165,337,769	$164,006,580

The accompanying notes are an integral part of these combined financial statements

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

COMBINED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2003 and 2002

	For the Three Months Ended March 31,
	2003 (unaudited)	2002 (unaudited)
Service revenues	$31,540,656	$22,647,238
Cost of service revenues	13,818,968	10,287,766

Gross margin	17,721,688	12,359,472
Selling, general, and administrative expenses	17,019,184	11,120,361

Income from operations	702,504	1,239,111)

Interest (expense) income:
Interest expense	(18,809)	(16,250)
Interest income	10,726	24,339

Total interest (expense) income, net	(8,083)	8,089)

Income before provision for income tax	694,421	1,247,200)
Provision for income tax	298,601	469,109)

Net income	$395,820	$778,091)

The accompanying notes are an integral part of these combined financial statements

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

For the Three Months Ended March 31, 2003 (unaudited)

	Common Stock Amount	Contributed Capital	Retained Earnings	Total
Balance, December 31, 2002	—	$141,490,043	$4,412,053	$145,902,096
Net income	—	—	395,820	395,820
Contribution from Parent—cash	—	654,658	—	654,658

Balance, March 31, 2003	—	142,144,701	4,807,873	146,952,574

The accompanying notes are an integral part of these combined financial statements

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

COMBINED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2003 and 2002

	For the Three Months Ended March 31,
	2003	2002
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$395,820	$778,091)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,947,938	830,483
Change in operating assets and liabilities:
Accounts receivable	(2,144,710)	(2,720,900)
Prepaid expenses and other current assets	77,980)	(585,468)
Other assets	178,075	280,971
Accounts payable	(639,971)	461,582
Accrued liabilities	759,118	1,730,549
Income taxes	298,601	2,610,943)
Other liabilities	90,143	365,547

Net cash provided by operating activities	962,994	3,751,798

Cash flows from investing activities:
Database development costs	(590,242)	(775,093))
Purchases of property and equipment	(632,186)	(2,535,703))

Net cash used in investing activities	(1,222,428)	(3,310,796))

Cash flows from financing activities:
Repayments of term notes	(227,180)	(73,031))
Net contributions from Parent	654,658	3,545,623

Net cash provided by financing activities	427,478	3,472,592

Increase in cash and cash equivalents	168,044	3,913,594)
Cash and cash equivalents at beginning of period	6,513,108	1,286,913

Cash and cash equivalents at end of period	$6,681,152	$5,200,507

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$—	$—

Cash paid for interest	$18,809	$29,072

Non-cash investing and financing activities:

Operations contributed by Parent	$—	$30,435,736

The accompanying notes are an integral part of these combined financial statements.

THE FAST DIVISION

(a wholly-owned division of The First American Corporation)

NOTES TO COMBINED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2003 and 2002 (Unaudited)

1. Organization and Nature of Business

The FAST Division (the “Company”), through its individual companies, is engaged in the business of providing business information and related products and services. The principal businesses include tenant screening, employee background checking, occupational health services and motor vehicle reports. The Company is a wholly-owned division of The First American Corporation (the “Parent”). The operating subsidiaries include HireCheck, Inc., First American Registry, Inc., Substance Abuse Management, Inc., American Driving Records, Inc., Employee Health Programs, Inc., and SafeRent, Inc. Each entity has only been included in the combined financial statements from the date of acquisition by the Parent, if the acquisition date was subsequent to January 1, 2000.

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

For further information, refer to the consolidated financial statements and notes thereto for the year ended December 31, 2002 included in this Prospectus.

Operating results for the three months ended March 31, 2003 and 2002 are not necessarily indicative of the results that may be expected for the entire fiscal year.

2. Acquisitions

In October 2002, the Parent acquired Employee Health Programs, Inc. and in November 2002, acquired SafeRent, Inc. for a total purchase price of approximately $47 million and contributed both of the operations to the Company. In January 2002, the Parent acquired American Driving Records, Inc. for approximately $40 million and contributed those operations to the Company.

Pro Forma results of operation assuming the acquisitions were consummated on January 1, 2002 is as follows:

For the Three Months Ended March 31, 2002

Service revenues	$28,995,288

Net (loss)	(198,965)

3. Related Parties

The Parent and certain affiliates provide legal, financial, technology and other administrative services to the Company. The Company recognized $321,807 and $361,813 in selling, general and administrative expense for the three months ended March 31, 2003 and 2002, respectively relating to these services. The amounts allocated to the Company are based on reasonable assumptions (primarily usage, time incurred and number of employees) as to the proportion of the services used by the Company in relation to the actual costs incurred by the Parent and affiliates in providing the services.

The Parent has contributed certain operations relating to businesses acquired and has also forgiven certain amounts owed by the Company in connection with the acquisitions and in the funding of operations of the

Company. Net assets, in connection with acquisitions, contributed to the Company by the Parent totaled $30,435,736 for the three months ended March 31, 2002. These amounts have been treated as additional paid in capital in the accompanying financial statements.

4. Subsequent Merger

On June 5, 2003, First Advantage Corporation (“First Advantage”) acquired US SEARCH and the six subsidiaries of First American that formerly comprised the FAST division, each via reverse triangular merger. In connection with the transactions contemplated by the Merger Agreement, the stockholders of US SEARCH received shares of First Advantage Class A common stock representing approximately 20% of the outstanding equity of First Advantage, and First American received shares of First Advantage Class B common stock representing approximately 80% of First Advantage. The Class A common stock will have one vote per share and the Class B common stock will have ten votes per share on matters presented to the First Advantage stockholders for a vote.

SAFERENT, INC.

BALANCE SHEETS

	September 30, 2002	December 31, 2001
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,972,427	$8,869,112
Short-term investments	50,000	50,000
Accounts receivable, net of allowance for doubtful accounts of $36,942 and $26,803, respectively	1,587,112	1,351,424
Prepaid expenses and other current assets	260,662	130,110

Total current assets	8,870,201	10,400,646
Property and equipment, net of accumulated depreciation of $1,101,951 and $738,929, respectively	595,298	917,785
Deposits	24,755	24,350
Software and other intangible assets, net of accumulated amortization of $2,227,735 and $1,439,086, respectively	989,201	1,756,626

Total assets	$10,479,455	$13,099,407

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$511,439	$604,900
Accrued expenses	558,537	847,315

Total current liabilities	1,069,976	1,452,215
Commitments and contingencies (Note 3)
Series C Mandatorily Redeemable Convertible Preferred Stock, $.001 par value, 8,650,000 shares authorized; 6,473,770 shares issued and outstanding at September 30, 2002 and December 31, 2001; liquidation preference of $58,911,307	18,651,424	17,595,737

Owners’ equity:
Series A convertible preferred stock, $.001 par value, 1,858,493 shares authorized issued and outstanding; liquidation preference of $2,174,437	2,174,437	2,174,437
Series B convertible preferred stock, $.001 par value, 1,459,897 shares authorized; 1,450,462 shares issued and outstanding; liquidation preference of $7,687,449	7,687,449	7,687,449
Common stock, $0.001 par value, 25,000,000 authorized; 1,859,222 shares issued and outstanding, respectively	1,859	1,859
Paid in capital	(2,282,095)	(2,282,095)
Options and warrants	1,024,924	1,042,924
Deferred compensation	—	(35,272)
Accumulated deficit	(17,848,519)	(14,537,847)

Total owners’ equity	(9,241,945)	(5,948,545)

Total liabilities and owners’ equity	$10,479,455	$13,099,407

The accompanying notes are an integral part of these financial statements

SAFERENT, INC.

STATEMENTS OF OPERATIONS

For the Nine Months Ended September 30, 2002 and 2001

	2002	2001
	(unaudited)
Service revenues	$9,221,836	$7,104,126
Cost of service revenues	1,924,480	2,388,818

Gross margin	7,297,356	4,715,308
Selling, general, and administrative expenses	8,921,744	8,990,825

Loss from operations	(1,624,388)	(4,275,517)
Accretion of mandatory feature of preferred stock	(1,055,687)	—
Other expense, net	(630,597)	(944,314)

Income before provisions for income tax	(3,310,672)	(5,219,831)
Provision for income tax (Note 4)	—	—

Net loss	$(3,310,672)	$(5,219,831)

The accompanying notes are an integral part of these financial statements

SAFERENT, INC.

STATEMENTS OF CHANGES IN OWNERS’ EQUITY

For the Nine Months Ended September 30, 2002 (Unaudited)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Paid in Capital	Options and Warrants	Deferred Compensation	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2001	1,858,493	$2,174,437	1,450,462	$7,687,449	1,859,222	$1,859	$(2,282,095)	$1,042,924	$(35,272)	$(14,537,847)	$(5,948,545)
Net loss	—	—	—	—	—	—	—	—	—	(3,310,672)	(3,310,672)
Amortization	—	—	—	—	—	—	—	—	35,272	—	35,272
Warrants issued	—	—	—	—	—	—	—	(18,000)	—	—	(18,000)

Balance, September 30, 2002	1,858,493	$2,174,437	1,450,462	$7,687,449	1,859,222	$1,859	$(2,282,095)	$1,024,924	$—	$(17,848,519)	$(9,241,945)

The accompanying notes are an integral part of these financial statements

SAFERENT, INC.

STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2002 and 2001

	2002	2001
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(3,310,672)	$(5,219,831)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,183,809	994,207
Warrants issued to customers	(18,000)	(29,939)
Provision for bad debt	—	(808)
Amortization of deferred compensation	35,272	59,000
Accretion of mandatory feature of preferred stock	1,055,687	—
Non-cash interest expense	—	854,612
Change in operating assets and liabilities:
Accounts receivable, prepaids and other assets	(366,645)	(986,306)
Accounts payable and other liabilities	(382,239)	(398,193)

Net cash used in operating activities	(1,802,788)	(4,727,258)

Cash flows from investing activities:
Purchases of software, property and equipment	(93,897)	(667,979)

Net cash used in investing activities	(93,897)	(667,979)

Cash flows from financing activities:
Proceeds from borrowings	—	1,899,000
Payments on borrowings	—	(5,149,000)
Proceeds from issuance of stock	—	16,604,306

Net cash provided by financing activities	—	13,354,306

Net (decrease) increase in cash and cash equivalents	(1,896,685)	7,959,069
Cash and cash equivalents at beginning of year	8,869,112	2,056,967

Cash and cash equivalents at end of year	$6,972,427	$10,016,036

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$12,127

Supplemental disclosures of non-cash activities:
Warrants issued for services relating to debt financing	$—	$37,520

Warrants issued in conjunction with the Convertible Notes	$—	$211,394

Conversion of convertible notes and accrued interest to Series C preferred stock	$—	$4,581,382

The accompanying notes are an integral part of these financial statements

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2002 and 2001 (Unaudited)

1. Organization, Nature of Business and Basis of Presentation

SAFERENT, LLC (“LLC”) was formed in October 1998, as a Colorado limited liability company, by three members; SafeRent Investment, LLC (“SRI”), Archstone Financial Services, Inc. (“Archstone”), and Linda Bush (collectively, the “Members”). The Company converted to a Delaware limited liability company on May 6, 1999. On April 14, 2000, the LLC entered into the Conversion Plan and Agreement with the Members to convert the LLC to SafeRent, Inc. (the “Company”), a Delaware corporation, and dissolve the LLC. As a result of the conversion, fifty percent of the units held by each Member were converted into Series A Preferred Stock on the basis of one share of Series A Preferred Stock for each unit, and fifty percent of the units held by each Member were converted into Common Stock of the Company, on the basis of one share of Common Stock for each unit.

The Company was created to provide services to multi-family property owners and managers throughout the United States. The Company developed an Internet-based tool for managing the credit risk associated with multi-family housing applicants whereby the Company earns a fee each time one of its customers screens an applicant utilizing the Company’s system. The Company has also begun the process of developing other products to increase the operational efficiency of property managers and owners.

The accompanying unaudited financial statements of the Company have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

For further information, refer to the financial statements and notes thereto for the year ended December 31, 2001 included in this prospectus.

Operating results for the nine months ended September 30, 2002 and 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year.

2. New Accounting Pronouncements

In June 2002, the FASB issued SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities”. This pronouncement addresses financial accounting and reporting for costs associated with exit or disposal activities not covered under SFAS 144 and also nullifies EITF 94-3. This pronouncement is effective for activities initiated after December 31, 2002. The Company does not anticipate any significant impact on our financial results from adoption of this standard.

3. Commitments and Contingencies

During 2001, in connection with the Series C Offering, the Company added a liquidation bonus clause for certain employees who have invested in the Company, which will pay the employee a maximum bonus equal to the cash investment times five, upon the occurrence of a liquidation event, as defined. The bonus will not be paid if the employee is terminated for cause or leaves voluntarily prior to the liquidation event. The bonus will not be recorded or accrued until a liquidation event is imminent. As of September 30, 2002, the bonus amount, if triggered, was approximately $963,000.

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

4. Income Taxes

The Company has not recorded a benefit for income taxes due to recurring net operating losses.

5. Subsequent Events

During November 2002, the Company was purchased by The First American Corporation pursuant to a stock purchase agreement.

Set forth below is a copy of a report previously issued by Arthur Andersen LLP and has not been reissued by Arthur Andersen LLP.

The balance sheet and related statements of operations, owners’ equity and cash flows of SafeRent as of December 31, 2001 and for the year then ended were audited by Arthur Andersen LLP. However, such financial statements have subsequently been restated for the classification and accounting for certain mandatorily redeemable preferred stock and, consequently, such financial statements are presented on an unaudited basis. Such restatement resulted in:

•	The following changes to the balance sheet: (a) reclassification of the balance of $17,595,737 out of owners’ equity and into the mezzanine section of the balance sheet and (b) a new subtotal for owners’ (deficit)/equity of ($5,948,545).

•	The following changes to the statements of operations: (a) inclusion of the accretion of $763,935 related to the mandatorily redeemable preferred stock as a component of other income (expense) and (b) revised net loss of ($7,919,500).

•	The following changes to owners’ equity: (a) elimination of the line item reflecting the accretion on the mandatorily redeemable preferred stock and (b) restatement of the net loss for the year ended December 31, 2001 to the amount previously noted.

•	The following changes to the statement of cash flows: (a) restatement of the net loss amount shown for the year ended December 31, 2001 and (b) inclusion of the accretion as a separate component of cash flows from operations.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

    SAFERENT, INC.:

We have audited the accompanying balance sheets of SAFERENT, INC. (a Delaware corporation) as of December 31, 2001 and 2000, and the related statements of operations, owners’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SAFERENT, INC., as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/  ARTHUR ANDERSEN LLP

Denver, Colorado,

March 8, 2002.

SAFERENT, INC.

BALANCE SHEETS

	As of December 31,
	2001	2000
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,869,112	$2,056,967
Short-term investments	50,000	50,000
Accounts receivable, net of allowance of $26,803 and $7,611, respectively	1,351,424	613,439
Prepaid expenses	119,773	267,635
Other current assets	10,337	38,574

Total current assets	10,400,646	3,026,615
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $738,929 and $277,350, respectively	917,785	1,024,573
OTHER ASSETS:
Deposits	24,350	19,962
Software and other intangible assets, net of accumulated amortization of $1,439,086 and $503,498, respectively	1,756,626	1,940,141

Total assets	$13,099,407	$6,011,291

LIABILITIES AND OWNERS’ EQUITY
CURRENT LIABILITIES:
Convertible notes to owners, net of discount	$—	$2,668,473
Accounts payable	604,900	911,154
Accrued employee expenses	616,019	228,717
Accrued interest	—	21,983
Other accrued expenses	231,296	244,716

Total current liabilities	1,452,215	4,075,043

COMMITMENTS AND CONTINGENCIES
Series C mandatorily redeemable convertible preferred stock, $0.001 par value, 8,650,000 shares authorized; 6,473,770 shares issued and outstanding at December 31, 2001; liquidation preference of $58,911,307	17,595,737	—

OWNERS’ EQUITY (Notes 1 and 6):
Series A convertible preferred stock, $0.001 par value. 1,858,493 shares authorized, issued and outstanding; liquidation preference of $2,174,437	2,174,437	2,174,437
Series B convertible preferred stock, $0.001 par value. 1,459,897 shares authorized; 1,450,462 shares issued and outstanding: liquidation preference of $7,687,449	7,687,449	7,687,449
Common stock, $0.001 par value, 25,000,000 authorized; 1,859,222 and 1,858,493 shares issued and outstanding, respectively	1,859	1,858
Paid-in capital	(2,282,095)	(2,759,631)
Options and warrants	1,042,924	746,482
Deferred compensation	(35,272)	—
Accumulated deficit	(14,537,847)	(5,914,347)

Total owners’ (deficit) equity	(5,948,545)	1,936,248

Total liabilities and owners’ equity	$13,099,407	$6,011,291

The accompanying notes are an integral part of these balance sheets.

SAFERENT, INC.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2001	2000
	(unaudited)
Net sales	$9,466,190	$4,763,055

Operating expenses:
Data acquisition costs	3,026,784	2,573,718
General and administrative	7,056,550	6,084,290
Sales and marketing	5,657,042	3,263,650

Total operating expenses	15,740,376	11,921,658

Operating loss	(6,274,186)	(7,158,503)

Other income (expense):
Interest income	196,359	93,503
Interest expense	(1,077,738)	(111,861)
Accretion of mandatory feature of preferred stock	(763,935)	—
Loss on disposal of property and intangible assets	—	(385,257)

Total other (expense)	(1,645,314)	(403,615)
Income tax provision (Note 7)	—	—

Net loss	$(7,919,500)	$(7,562,218)

The accompanying notes are an integral part of these statements.

SAFERENT, INC.

STATEMENTS OF OWNERS’ EQUITY

For the years ended December 31, 2001 (unaudited) and 2000

	Members’ Capital		Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Paid-in Capital	Options and Warrants	Deferred Compensation	Accumulated Deficit	Total
	Units	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCES, December 31, 1999	3,614,085	$3,614,085	—	$—	—	$—	—	$—	$—	$—	$—	$(3,060,174)	$553,911
Members’ contributions	102,901	720,303	—	—	—	—	—	—	—	—	—	—	720,303
Net loss from January 1, 2000 through April 13, 2000	—	—	—	—	—	—	—	—	—	—	—	(1,647,871)	(1,647,871)
Adjustment to reclassify undistributed losses to paid-in-capital upon termination of limited liability company status and to record conversion of Members’ Capital	(3.716,986)	(4,334,388)	1,858,493	2,174,437	—	—	1,858,493	1,858	(2,549,952)	—	—	4,708,045	—
Issuance of Series B preferred stock for cash on April 17, 2000 at $5.30 per share	—	—	—	—	1,450,462	7,687,449	—	—	(194,679)	—	—	—	7,492,770
Issuance of warrant to an investment banking firm in exchange for services related to the Series B preferred offering	—	—	—	—	—	—	—	—	(15,000)	15,000	—	—	—
Issuance of warrant to lender related to debt financing	—	—	—	—	—	—	—	—	—	38,770	—	—	38,770
Issuance of warrants to customers	—	—	—	—	—	—	—	—	—	63,325	—		63,325
Issuance of warrants in conjunction with Convertible Notes payable to owners	—	—	—	—	—	—	—	—	—	629,387	—	—	629,387
Net loss from April 14, 2000 through December 31, 2000	—	—	—	—	—	—	—	—	—	—	—	(5,914,347)	(5,914,347)

BALANCES, December 31, 2000	—	—	1,858,493	2,174,437	1,450,462	7,687,449	1,858,493	1,858	(2,759,631)	746,482	—	(5,914,347)	1,936,248
Issuance of warrants in conjunction with Convertible Notes payable to owners	—	—	—	—	—	—	—	—	—	211,394	—	—	211,394
Issuance of Series C preferred stock for cash in 2001 at $2.60 per share	—	—	—	—	—	—	—	—	(228,087)	—	—	—	(228,087)
Exercise of employee stock options	—	—	—	—	—	—	729	1	1,623	—	—	—	1,624
Issuance of warrants to lender related to debt financing	—	—	—	—	—	—	—	—	—	37,520	—	—	37,520
Issuance of warrants to customers	—	—	—	—	—	—	—	—	—	(49,260)	—	—	(49,260)
Deferred compensation	—	—	—	—	—	—	—	—	—	96,788	(96,788)	—	—
Amortization of deferred compensation for non-employee options	—	—	—	—	—	—	—	—	—	—	61,516	—	61,516
Deemed dividend for additional shares issuable under anti-dilution provisions at fair value	—	—	—	—	—	—	—	—	704,000	—	—	(704,000)	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(7,919,500)	(7,919,500)

BALANCES, December 31, 2001	—	—	1,858,493	$2,174,437	1,450,462	$7,687,449	1,859,222	$1,859	$(2,282,095)	$1,042,924	$(35,272)	$(14,537,847)	$(5,948,545)

SAFERENT, INC.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2001	2000
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,919,500)	$(7,562,218)
Adjustments to reconcile net loss to net cash used in operating activities—
Depreciation and amortization	1,397,167	802,707
Loss on disposal of assets	—	385,257
Warrants issued to customers	(49,260)	63,325
Provision for bad debt	19,192	7,611
Amortization of deferred compensation	61,516	—
Accretion of mandatory feature of preferred stock	763,935	—
Non-cash interest expense	1,087,593	60,860
Changes in operating assets and liabilities—
Accounts receivable, prepaids and other assets	(611,236)	(642,888)
Accounts payable and other liabilities	45,645	983,957

Net cash used in operating activities	(5,204,948)	(5,901,389)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(354,791)	(1,071,880)
Purchases of software and other intangibles	(301,804)	(332,836)
Cost of software developed for internal use	(450,269)	(1,785,265)
Purchases of short-term investments	—	(50,000)

Net cash used in investing activities	(1,106,864)	(3,239,981)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable to related party	—	200,000
Payments on note payable to related party	—	(265,920)
Proceeds from borrowings	—	1,115,000
Payments on borrowings	—	(1,115,000)
Proceeds from convertible notes to owners	1,100,000	3,250,000
Borrowing on line of credit	799,000	300,000
Payments on line of credit	(799,000)	(300,000)
Payment of consulting fee note payable to related party	—	(300,000)
Capital contributions from owners	—	720,303
Proceeds from exercise of options	2,661	—
Proceeds from sale of Series B preferred stock	—	7,687,449
Proceeds from sale of Series C preferred stock	12,249,383	—
Preferred stock offering costs	(228,087)	(194,679)

Net cash provided by financing activities	13,123,957	11,097,153

NET INCREASE IN CASH AND CASH EQUIVALENTS	6,812,145	1,955,783
CASH AND CASH EQUIVALENTS, beginning of year	2,056,967	101,184

CASH AND CASH EQUIVALENTS, end of year	$8,869,112	$2,056,967

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$12,127	$42,070

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Warrants issued for services related to debt financing	$37,520	$38,770

Warrants issued in conjunction with the Convertible Notes	$211,394	$629,387

Conversion of convertible notes and accrued interest to Series C preferred stock	$4,581,382	$—

The accompanying notes are an integral part of these statements.

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2001 and 2000

1. Organization and Operations

SAFERENT, LLC (“LLC”) was formed in October 1998, as a Colorado limited liability company, by three members; SafeRent Investment, LLC (“SRI”), Archstone Financial Services, Inc. (“Archstone”), and Linda Bush (collectively, the “Members”). The Company converted to a Delaware limited liability company on May 6, 1999. On April 14, 2000, the LLC entered into the Conversion Plan and Agreement with the Members to convert the LLC to SafeRent, Inc. (the “Company”), a Delaware corporation, and dissolve the LLC. As a result of the conversion, fifty percent of the units held by each Member were converted into Series A Preferred Stock on the basis of one share of Series A Preferred Stock for each unit, and fifty percent of the units held by each Member were converted into Common Stock of the Company, on the basis of one share of Common Stock for each unit (Note 6).

The Company was created to provide services to multi-family property owners and managers throughout the United States. The Company developed an Internet-based tool for managing the credit risk associated with multi-family housing applicants whereby the Company earns a fee each time one of its customers screens an applicant utilizing the Company’s system. The Company has also begun the process of developing other products to increase the operational efficiency of property managers and owners.

Risks and Uncertainties

The Company is subject to various risks and uncertainties frequently encountered by companies in the new and rapidly evolving market for Internet-based products and services. Such risks and uncertainties include, but are not limited to, its limited operating history, an evolving business model, the need for additional capital until the Company is able to generate positive cash flow, and the management of rapid growth. To address these risks, the Company must, among other things, maintain and increase its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology, provide superior customer service, attract, retain and motivate qualified personnel and obtain sufficient capital.

The Company has not yet achieved profitability and expects to incur net losses through at least 2002. The Company incurred net losses of $7,155,565 and $7,562,218 for the years ended December 31, 2001 and 2000, respectively. The Company had a working capital surplus of $8,948,431 as of December 31, 2001 and a working capital deficit of $1,048,428 as of December 31, 2000. The Company has not generated sufficient revenue to cover the substantial amounts spent to create, launch and enhance its technology and services. If the Company’s revenue does not increase substantially, the Company may never become profitable. Even if the Company does achieve profitability in the future, it may not sustain or increase its profitability.

The Company has historically funded its operations through capital contributions and issuance of preferred stock.

Member’s Equity

During 2000, the Members made capital contributions to the Company in the form of cash in exchange for membership units in the LLC.

2. Summary of Significant Accounting Policies

The balance sheet and the related statements of operations, owners’ equity and cash flows of SafeRent as of December 31, 2001 and for the year then ended were audited by Arthur Andersen LLP. However, such financial statements have subsequently been restated for the classification and accounting of certain mandatorily redeemable preferred stock and, consequently, such financial statements are presented on an unaudited basis.

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

Such restatement resulted in:

•	The following changes to the balance sheet: (a) reclassification of the balance of $17,595,737 out of owners’ equity and into the mezzanine section of the balance sheet and (b) a new subtotal for owners’ (deficit)/equity of ($5,948,545).

•	The following changes to the statements of operations: (a) inclusion of the accretion of $763,935 related to the mandatorily redeemable preferred stock as a component of other income (expense) and (b) revised net loss of ($7,919,500).

•	The following changes to owners’ equity: (a) elimination of the line item reflecting the accretion on the mandatorily redeemable preferred stock and (b) restatement of the net loss for the year ended December 31, 2001 to the amount previously noted.

•	The following changes to the statement of cash flows: (a) restatement of the net loss amount shown for the year ended December 31, 2001 and (b) inclusion of the accretion as a separate component of cash flows from operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. The Company maintains its cash balances in the form of bank demand deposits with financial institutions that management believes are creditworthy. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. The Company has no significant financial instruments with off-balance sheet risk of accounting loss, such as foreign exchange contracts, option contracts or other foreign currency hedging arrangements.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Short-Term Investments

The Company held short-term investments totaling $50,000 as of December 31, 2001 and 2000, in the form of certificate of deposits with original maturity dates of four months. The investments are considered trading securities and are reported at fair value with any unrealized gains and losses included in earnings.

FIRST ADVANTAGE CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION—(Continued)

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is indicated when the carrying amount of the assets is greater than amounts recoverable from future undiscounted cash flows. Due to the high level of uncertainty associated with any entity dependent upon technology for the delivery of its services, it is reasonably possible that an analysis of the Company’s long-lived assets at a future date would indicate that they are impaired.

Revenue Recognition

The Company generates revenue from applicant screening and related services. The Company recognizes revenue when there is persuasive evidence of an arrangement, when the service has been delivered, which is generally at the time the service is transacted via the Internet, when collection is probable, and the fee is fixed or determinable. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

In addition, the Company has contingent revenue which is dependent upon certain cost savings guaranteed to certain customers (Note 10). The Company recognizes the contingent revenue when management believes the achievement of the specified target that triggers the contingency is probable of being earned. Currently, this revenue is recognized at the same time as the other revenue arrangements.

Software Development Costs

On March 4, 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). SOP 98-1 establishes standards for the capitalization of costs related to internal use software. In general, costs incurred during the development state are capitalized, and costs incurred during the preliminary project (planning stage) and post-implementation (operation) stages are expensed. For the years ended December 31, 2001 and 2000, the Company capitalized $450,269 and $1,785,265, respectively, related to software development costs incurred during the development stage. These costs are classified as software and other intangibles in the accompanying financial statements. Costs incurred to develop software are amortized using the straight-line method over three years.

Income Taxes

The Company was originally formed as a limited liability company. Accordingly, no income tax provision is made in the financial statements as of and through April 13, 2000, as any income or loss is included in the tax returns of the Members. Upon incorporation on April 14, 2000, the Company is a C-Corporation for federal and state income tax reporting purposes and adopted Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using current tax rates. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. Net deferred tax assets are reduced by a valuation allowance if it is likely that all or a portion of the net deferred tax asset will not be realized.

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

Stock-Based Compensation

The Company accounts for stock-based compensation under the provisions of Accounting Principles Board Opinion No. 25 (“APB No. 25”) and related interpretations. Accordingly, no expense is generally recorded for grants of stock or stock equivalents with an exercise price or issue price equal to or greater than the fair value of the underlying security on the date of grant. The Company has adopted the disclosure provisions of SFAS No. 123 “Accounting for Stock-Based Compensation” for grants to employees. The Company applies SFAS No. 123 and related interpretations to grants of equity-based instruments to non-employees.

Comprehensive Income

Comprehensive income includes all changes in equity during a period from non-owner sources. For the years ended December 31, 2001 and 2000, the Company has not had any transactions that are required to be reported as adjustments to reported net loss to determine comprehensive income (loss).

Advertising Costs

The Company expenses advertising costs as incurred. For the years ended December 31, 2001 and 2000, the Company incurred $269,994 and $157,169, respectively, of advertising costs.

Recently Issued Accounting Pronouncements

In June 2001, SFAS No. 142, “Goodwill and Other Intangible Assets,” was issued and requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead be reviewed annually for impairment using a fair-value based approach. Intangible assets that have a finite life will continue to be amortized over their respective estimated useful lives. SFAS No. 142 is effective for all fiscal years beginning after December 15, 2001, with early application permitted. Management believes adoption will not have a material impact on the Company’s financial statements.

In June 2001, SFAS No. 143, “Accounting for Asset Retirement Obligations,” was issued. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and is effective for fiscal years beginning after June 15, 2002. Management believes adoption will not have a material impact on the Company’s financial statements.

The Financial Accounting Standards Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” dated August 2001, which supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and it broadens the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and management believes adoption of will not have a material impact on the Company’s financial statements.

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

3. Property and Equipment

As of December 31, 2001 and 2000, property and equipment consisted of the following:

	2001	2000
Computer equipment	$1,579,460	$1,239,698
Furniture and fixtures	77,254	62,225

	1,656,714	1,301,923
Less—accumulated depreciation	(738,929)	(277,350)

Property and equipment, net	$917,785	$1,024,573

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based on an estimated useful life of three to five years. Maintenance and repairs are expensed as incurred. Depreciation expense was $461,579 and $254,336, respectively, for the years ended December 31, 2001 and 2000.

4. Software and Other Intangible Assets

As of December 31, 2001 and 2000, software and other intangible assets consisted of the following:

	2001	2000
Purchased Software	$695,092	$393,288
Applicant Screening Development Software	810,749	750,973
Customer Care System Software	535,632	345,139
Collections Development Software	97,471	97,471
Application Platform Development	964,850	764,850
Criminal Search Development Software	83,826	83,826
Patent	8,092	8,092

	3,195,712	2,443,639
Less—accumulated amortization	(1,439,086)	(503,498)

Software and other intangible assets, net	$1,756,626	$1,940,141

Software and other intangible assets are recorded at cost. In general, costs incurred during the development stage are capitalized, and costs incurred during the preliminary project (planning stage) and post-implementation (operation) stages are expensed. Once placed in service, amortization is computed using the straight-line method of accounting based on an estimated useful life of three years. Amortization expense was $935,588 and $548,371, respectively, for the years ended December 31, 2001 and 2000.

5. Notes Payable

Related Party

During 2000, the Company has a financing arrangement with Archstone, who agreed to provide financing based on a percentage of current accounts receivable. The aggregate principal balance outstanding inclusive of accrued interest, could not exceed the lesser of $750,000 or 70% of the then current accounts receivable balance due to the Company. Principal was due and payable on or before December 31, 2000 plus interest at the rate of 18%.

The note was secured by the current balance of customer receivables. The outstanding principal and interest totaling $269,779 was paid during 2000. The interest paid on this note for the year ended December 31, 2000 was $3,859.

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

At December 31, 1999, the Company had a note payable to Archstone in the amount of $300,000 with interest at the rate of 8%. The balance represents consideration for the performance of certain services for the benefit of the Company in the amount of $25,000 per month for the period beginning January 1, 1999 through December 31, 1999. During 2000, the Company paid the outstanding principal and interest totaling $320,285.

On February 17, 2000 and March 1, 2000, the Company entered into several Subordinated Convertible Term Note Agreements (“Notes”) with three related parties at various amounts totaling $1,115,000. The Notes accrued interest at 12% and matured on July 1, 2000. The Notes were convertible at the option of the holder into units of the Company at a conversion price equal to the lesser of (a) $7.00 or (b) the Unit Value as defined in the Operating Agreement. All outstanding principal and interest totaling $1,128,471 was paid during the year ended December 31, 2000, prior to any conversions.

Convertible Notes to Owners—Related Party

In December 2000, the Company entered into the Convertible Note and Warrant Purchase Agreement (“Convertible Notes”) with certain existing stockholders to purchase up to the aggregate principal amount of $6,000,000 of the Company’s unsecured, convertible promissory notes and warrants to purchase preferred stock of the Company. As of December 31, 2000, the Company had issued $3,250,000 in Convertible Notes. In January 2001, the Company issued an additional $1,100,000 in Convertible Notes. The Convertible Notes accrued interest at 12%, and matured on the earlier of June 30, 2001 or the date of the Next Equity Financing, as defined below. Upon the closing of the Next Equity Financing, all of the outstanding principal and accrued interest was to be converted into shares of the Company’s Next Equity Financing. The number of shares of equity securities to be issued upon such conversion was to be equal to the quotient obtained by dividing (i) the amount of the principal and interest on the Convertible Notes being converted by (ii) the price per share of the equity securities in the Next Equity Financing. If the Next Equity Financing was not consummated by June 30, 2001, the Convertible Notes were then convertible, at the option of the Holder, into the Company’s Series B Convertible Preferred Stock (“Series B Preferred Stock”). The price per share of such equity securities would have been the then effective conversion price of the Series B Preferred Stock. In June 2001, the Company consummated the Next Equity Financing and the Convertible Notes totaling $4,581,382, including $231,382 of accrued non-cash interest, were converted into Series C Mandatorily Redeemable Preferred Stock (Note 6).

In connection with the issuance of the Convertible Notes, the purchasers received a warrant to purchase preferred stock (the “Warrants”), with an exercise price equal to the purchase price per share of the preferred stock issued in the next round of financing in which the Company receives at least $5,000,000 (or some lesser amount if approved in writing by the holders) (“Next Equity Financing”). The number of shares is determined based on a formula. If the Next Equity Financing were not completed by June 30, 2001, the Warrants would have been exercisable for shares of Series B Preferred Stock at its then effective conversion price. In June 2001, the Company consummated the Next Equity Financing (“Series C Offering”) and the Warrants exercise price was determined to be $2.60 and the number of shares of Series C Mandatorily Redeemable Preferred Stock which can be purchased with the Warrants totaled 669,238.

The Company allocated $629,387 and $211,394 of the Convertible Notes proceeds to the Warrants issued in December 2000 and January 2001, respectively, and recorded a debt discount. The debt discounts are amortized to interest expense over the term of the Convertible Notes using the effective interest method. For the years ended December 31, 2001 and 2000, the Company recorded $792,921 and $47,860, respectively, of non-cash interest expense using an effective annual interest rate equal to approximately 44%.

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

Loan and Security Agreement

On August 25, 2000, the Company entered into a Loan and Security Agreement with Silicon Valley Bank (“Loan Agreement”). Under the Loan Agreement, the Company had a $1,000,000 line of credit and a $750,000 equipment line. The line of credit accrued interest at prime plus 1.25%. The equipment line accrued interest at the 3 year US treasury note plus 3.25% and the Company could borrow up to a maximum of six loans (with a minimum defined amount) prior to February 25, 2001, with maturity of the individual loans occurring 36 months from the date the loan is drawn. During 2000, the Company borrowed $300,000 on the line of credit and paid $301,254, including $1,254 in interest. During 2001, the Company borrowed $799,000 on the line of credit and paid $811,122, including $12,122 in interest. The line of credit matured in August 2001.

In March 2001, the Company entered into a $500,000 bridge loan with Silicon Valley Bank (“Bridge Loan”). The Bridge Loan accrued interest at prime plus 1.50% and matured at the earlier of 60 days from funding the Bridge Loan or June 30, 2001. During the year ended December 31, 2001, the Company did not borrow under the Bridge Loan. In connection with the Bridge Loan, the Company issued a warrant (Note 6) which was accounted for as deferred financing costs and amortized to interest expense.

6. Owners’ Equity and Mandatorily Redeemable Convertible Preferred Stock

Initial Formation

The Company was initially formed by the three Members. On April 14, 2000, the LLC entered into the Conversion Plan and Agreement with the Members to convert the LLC to a corporation. As a result of the conversion, fifty percent of the units held by each Member was converted into Series A Convertible Preferred Stock and fifty percent of the units held by each Member was converted into Common Stock, each on a one for one basis per unit.

Convertible Preferred Stock

In April 2000, the Company authorized the issuance of up to 3,658,493 shares of Preferred Stock with a par value of $0.001 per share. Of these authorized shares, 1,858,493 shares were designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”) and 1,800,000 shares were designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”). On August 31, 2000, the Company amended the amount of authorized Preferred Shares to 3,350,612, of which 1,858,493 were designated as Series A Preferred Stock and 1,492,119 shares were designated as Series B Preferred Stock.

Series A Preferred Stock

As a result of the Conversion Plan and Agreement, fifty percent of the Members’ units were converted into 1,858,493 shares of Series A Preferred Stock.

Each share of the Series A Preferred Stock is convertible to Common Stock at a conversion price of $1.17 per shares (“Series A Conversion Rate”) for purchases of an optional or automatic conversion, subject to certain adjustments, including anti-dilution provisions. All outstanding shares of Series A Preferred Stock convert at the option of the holder or automatically convert to Common Stock immediately prior to the closing of a Qualified Public Offering (defined as a firm commitment underwritten public offering of the shares of Common Stock pursuant to a registration statement filed under the Securities Act of 1933, with aggregate offering proceeds of not

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

less than $25 million) or upon written consent of the holders of at least seventy percent of the then-outstanding shares of the Series A Preferred Stock.

In the event of a liquidation of the Company, the holders of Series A Preferred Stock are entitled to a liquidation preference of $1.17 per share, subject to adjustments as defined, plus an eight percent cumulative annual preferential return.

The holders of Series A Preferred Stock are entitled to a dividend when and if declared by the Board of Directors, as well as in an amount equal to, on an as-if converted basis, any dividends or distributions declared or paid on any Common Stock.

Each of the Series A Preferred Stock votes equally with common stockholders as a single class, and is entitled to the number of votes equal to the number of shares of Common Stock into which the Series A Preferred Stock is convertible.

Series B Preferred Stock

In April 2000, the Company issued 1,450,462 shares of Series B Preferred Stock with a par value of $0.001 and purchase price of $5.30 per share. Total proceeds were $7,492,770, net of offering costs totaling $194,679.

Each share of the Series B Preferred Stock is convertible to Common Stock at a conversion price of $5.30 per share (“Series B Conversion Rate”) for purposes of an optional or automatic conversion, subject to certain adjustments, including anti-dilution provisions. Upon the issuance of the Series C Mandatorily Redeemable Preferred Stock the conversion price was adjusted to $3.859 due to the anti-dilution provisions. All outstanding shares of Series B Preferred Stock convert at the option of the holder or automatically convert to Common Stock immediately prior to the closing of a Qualified Public Offering or upon written consent of the holders of at least seventy percent of the then-outstanding shares of the Series B Preferred Stock.

In the event of a liquidation of the Company, the holders of Series B Preferred Stock are entitled to a liquidation preference of $5.30 per shares, subject to adjustments as defined, plus an eight percent cumulative annual preferential return. If the assets and funds of the Company available for distribution are insufficient to perform the payment to the Series A Preferred and Series B Preferred holders of the full preferential amount, then the assets and funds will be distributed ratable among the Series A Preferred and Series B Preferred holders.

The holders of Series B Preferred Stock are entitled to a dividend when and if declared by the Board of Directors, as well as in an amount equal to, on an as-if converted basis, any dividends or distributions declared or paid on any Common Stock.

Each share of Series B Preferred Stock votes equally with common stockholders as a single class, and is entitled to the number of votes equal to the number of shares of Common Stock into which the Series B Preferred Stock is convertible.

The restated certificate of incorporation contains certain protective provisions regarding significant business decisions affecting the Company’s future operations such as to take any action that increases the number of authorized shares of Series A Preferred Stock and Series B Preferred Stock, or materially changes the preferences, rights, and privileges; authorize or issue any class or series of stock having any preference or

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

priority over Series A Preferred Stock and Series B Preferred Stock; liquidation of the Company or enter into a merger or asset sale; or increase the cumulative number of shares of Common Stock authorized for issuance to employees, directors or consultants pursuant to stock option plans.

Series C Mandatorily Redeemable Convertible Preferred Stock

On June 1, 2001 and July 31, 2001, the Company consummated two Series C Offerings and issued 6,473,371 shares of Series C Mandatorily Redeemable Preferred Stock (“Series C Preferred Stock”) with a par value of $0.001 and purchase price of $2.60 per share. Of the 6,473,371 shares issued, 1,762,070 shares were issued in connection with the conversion of the Convertible Notes (Note 5). Total cash consideration amounted to $12,021,296, net of issuance costs of $228,087.

In conjunction with the closing of the Series C Offering, the Company authorized the issuance of 25,000,000 shares of Common Stock, par value $0.001 and 11,968,390 shares of Preferred Stock, par value $0.001 per share. Of these authorized shares, 1,858,493 shares were designated as Series A Preferred Stock, 1,459,897 shares were designated as Series B Preferred Stock and 8,650,000 shares were designated as Series C Preferred Stock.

As a result of the issuance of the Series C Preferred Stock, the Series B Conversion Rate was adjusted to $3.859 because of the anti-dilution provisions, which if converted to common stock, would result in the issuance of an additional 541,615 shares of Common Stock. The Company recorded an increase to paid-in-capital and a deemed dividend totaling $704,000 for the additional shares to be issued upon conversion.

Each share of Series C Preferred Stock is convertible to Common Stock at a conversion price of $2.60 per share for purposes of an optional or automatic conversion, subject to certain adjustments, including anti-dilution provisions. All outstanding shares of Series C Preferred Stock convert at the option of the holder or automatically convert to Common Stock immediately prior to the closing of a Qualified Public Offering or upon written consent of the holders of at least seventy percent of the then-outstanding shares of the Series C Preferred Stock.

In the event of liquidation of the Company, the holders of Series C Preferred Stock shall be entitled to receive, on a pari passu basis, in preference to the holders of the Series A Preferred Stock, Series B Preferred Stock and Common Stock, 3.5 times the sum of the Series C Preferred Stock purchase price plus declared but unpaid dividends. After the payment of the preferences to the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the remaining assets shall be distributed ratably to the holders of the Common Stock and Series C Preferred Stock on an as-if-converted basis until the holders of the Series C Preferred Stock have received an aggregate per share amount equal to 5.0 times the Series C Preferred Stock purchase price; after that, all remaining assets shall be distributed ratably to the holders of the Common Stock.

The holders of Series C Preferred Stock are entitled to a dividend when and if declared by the Board of Directors, as well as in an amount equal to, on an as-if-converted basis, any dividends or distributions declared or paid on any Common Stock.

The Series C Preferred Stock held by electing shareholders shall be redeemable at any time after the fifth anniversary of the Series C Offering if at least fifty percent of the then-outstanding shares of Series C Preferred Stock elect in writing to redeem the shares or at any time on or after the 15th day following an event of default, as defined. The Series C Preferred Stock shall be redeemable at the Series C Redemption Price defined as the greater of (i) the Series C Preferred Stock purchase price of $2.60 plus an 8% cumulative annual return,

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

compounded annually, plus all unpaid dividends or (ii) the fair market value of the Series C Preferred Stock on the Series C Redemption date. The difference between the proceeds of the Series C Offering and the Series C Redemption Price is being accreted over the period from the date of issuance to the earliest possible redemption date, which is currently in 2006. During the year ended December 31, 2001, the Company recognized accretion of $763,935. The accretion is reflected as a charge against accumulated deficit in the accompanying statement of owners’ equity.

Each share of Series C Preferred Stock votes equally with common stockholders as a single class, and is entitled to the number of votes equal to the number of shares of Common Stock into which the Series C Preferred Stock is convertible.

The restated certificate of incorporation contains certain protective provisions regarding significant business decisions affecting the Company’s future operations such as to take action that increases the number of authorized shares of Series C Preferred Stock; alters or changes the rights, preferences or privileges; redeems or repurchases shares of capital stock of the Company unless the shares of Series C Preferred Stock are first redeemed or repurchased; authorizes or issues any classes or series of stock having any preference or priority over Series C Preferred Stock; increases or decreases the number of directors; dissolves the Company or enters into a merger or asset sale; or increases the cumulative number of shares of Common Stock authorized for issuance to employees, directors or consultants pursuant to stock option plans.

Potential Retroactive Charge for Beneficial Conversion Feature

The Company believes the Series A, Series B and Series C Preferred stocks (“Preferred Stock”) were issued at fair value. Consequently, the financial statements do not reflect a reduction to income available to common stockholders that would be required by accounting principles generally accepted in the United States for any deemed beneficial conversion feature (“BCF”) implicit in the terms of the Preferred Stock. However, if the Company makes a Qualified Public Offering or private sale of its common stock, or equivalents, at a price greater than the conversion price per share of the Preferred Stock series within twelve months of the issuance of the Convertible Preferred Stock, the Securities and Exchange Commission (“SEC”) may assert, in connection with the Qualified Public Offering, that the Preferred Stock does not include a BCF. The SEC may require the BCF per preferred share to be measured by the excess of the Qualified Public Offering price, or value received from subsequent sales of common stock, over the price received for the Preferred Stock. If so required, the financial statements would be restated to increase paid-in capital for the aggregate amount of the BCF, and reduce retained earnings (accumulated deficit) for a deemed dividend, also equivalent to the amount assigned to the BCF. The deemed dividend would then be reflected as an increase to the net loss attributable to common stockholders for purposes of calculating loss per share of Common Stock.

Stock Warrants Issued for Services

In August 2000, the Company entered into a warrant agreement with a lender to purchase 9,435 shares of the Company’s Series B Preferred Stock at an exercise price of $5.30. The warrant expires in whole or in part at any time ten years from the date of issuance. The warrant was determined to have a value of $38,770 using the Black-Scholes option pricing model and the following weighted average assumptions: risk-free interest rate of 5.73%, expected life of ten years, expected volatility of 65%, and no expected dividend yield. The fair value of the warrant was recorded as debt issuance costs, included in other current assets in the accompanying balance sheets. The debt issuance costs were amortized to interest expenses over the life of the related debt facility. During the year ended December 31, 2001 and 2000, the Company recorded $25,770 and $13,000 of

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

non-cash interest expense related to the warrant. The original warrant agreement contained anti-dilution provisions such that, when the Company issued the Series C Preferred Stock, the lender was allocated an additional 3,523 shares of Series B Preferred Stock. The additional shares were determined to have a value of $14,404 using the Black-Scholes option pricing model and the following weighted average assumptions: risk-free interest rate of 5.42%, expected life of ten years, expected volatility of 65%, and no expected dividend yield. The fair value of the warrant was recorded as debt issuance costs and amortized to interest expense. During the year ended December 31, 2001, the Company recorded $14,404 of non-cash interest expense related to the additional shares.

In June 2000, the Company issued a warrant to an investment banking firm in exchange for services related to the Series B Preferred Stock offering, to purchase 13,208 shares of Company’s Common Stock at an exercise price of $5.30. The warrant expires in whole or in part at any time five years from the date of issuance. The warrant was determined to have a value of $15,000 using the Black-Scholes option pricing model and the following weighted average assumptions: risk-free interest rate of 6.18%, expected life of five years, expected volatility of 65%, and no expected dividend yield. The fair value of the warrant was recorded as a reduction to paid-in capital.

In April 2001, the Company issued a warrant to a lender to purchase 11,538 shares of the Company’s Series C Preferred Stock at an exercise price of $2.60. The warrant expires in whole or in part at any time ten years from the date of issuance. The warrant was determined to have a value of $23,116 using the Black-Scholes option pricing model and the following weighted average assumptions: risk-free interest rate of 5.35%, expected life of ten years, expected volatility of 65%, and no expected dividend yield. The fair value of the warrant was recorded as debt issuance costs and amortized to interest expense over the life of the related debt facility. During 2001, the Company recorded $23,116 of non-cash interest expense related to the warrant.

Options Issued to Non-employees

In 2001, the Company issued options to non-employees to acquire 38,5000 shares of common stock at an exercise price ranging from $2.65 to $5.30 and 10,000 shares of Series C Preferred Stock at an exercise price of $2.60. The options vest over a period of two years. The Company has computed the fair value of all options granted to non-employees using the Black-Scholes option pricing model and the following weighted average assumptions: risk-free interest rate ranging from 5.42% to 6.23%, expected life of ten years, expected volatility of 65%, and no expected dividend yield. The fair value of the options were recorded as deferred compensation in the accompanying statement of owners’ equity and will be amortized to compensation expense over the vesting period. During the year ended December 31, 2001, the Company recorded deferred compensation totaling $96,788 and recognized compensation expense totaling $61,516 for the vested options.

Warrant Program

During 2000, the Company began the SafeRent Warrant Program (“Warrant Program”) whereby 500,000 warrants were set aside to solidify strategic partnerships with certain customers. The Warrant Program began in mid-2000 and was offered to certain apartment management companies and real estate investment trusts, on a first-come, first-serve basis until all 500,000 warrants have been issued. The Company entered into Subscription Agreements with those customers to issues warrants if the customer was among the first to commit to roll out the SafeRent Applicant Screening Program (“Program”) throughout its portfolio by a certain date. Those customers who met these requirements received a warrant to purchase one-half of a share of the Company’s Common Stock for each apartment unit committed.

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

During 2000, under the Warrant Program, the Company issued five warrants to purchase a total of 165,303 shares of the Company’s Common Stock at a purchase price of $5.30 per share. Four of the warrants vest and become exercisable, in equal installments over a three-year period, as long as at the end of each such year, all of the customers’ properties associated with the property units committed to the Program have engaged in active, fee generating usage of the Program, during each of the 12 months of the preceding year. Any portion of the warrant which has not vested at the end of any one-year period, reverts back to the Company. All warrants terminate five years from the date of issuance.

The other warrant vests and becomes exercisable in equal installments over a three-year period, with 40% of the warrant vesting, at the end of each of the first and second years and 20% at the end of the third year, if all of the customers’ properties associated with the property units committed to the Program have engaged in active, fee generating usage of the Program during each of the 12 months of the preceding year. This warrant also terminates five years from the date of issuance.

Under the Emerging Issues Task Force (“EITF”) Issue 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, an interpretation of SFAS 123, these warrants will be remeasured at each reporting date until the warrants have vested. Their value will be determined using the Black-Scholes option pricing model. Accordingly, the values which are determined in future periods could differ substantially from the initial and interim values. For the year ended December 31, 2000, the warrants were valued at a total of $193,371, of which $63,325 has been recorded as a reduction of revenue.

During 2001, 72,243 of the 2000 warrants were cancelled and approximately $34,500 was recorded as an increase to revenues as of December 31, 2001 for the value of the cancelled warrants recorded as a reduction to revenue in the year ended December 31, 2000. Additionally, for the remaining 93,060 warrants issued in 2000 and outstanding as of December 31, 2001, the Company recorded an increase to revenues totaling approximately $26,400 because the fair market value of the common stock decreased during the year ended December 31, 2001.

During 2001, the Company issued seven additional warrants to purchase a total of 85,435 shares of the Company’s Common Stock at a purchase price of $5.30 per share. All of these warrants vest and become exercisable, in equal installments over a three-year period, as long as at the end of each such year, all of the customers’ properties associated with the property units committed to the Program have engaged in active, fee generating usage of the Program, during each of the 12 months of the preceding year. Any portion of the warrant which has not vested at the end of any one-year period, reverts back to the Company. All warrants terminate five years from the date of issuance.

The 85,435 warrants issued in 2001 were valued at approximately $29,700 as of December 31, 2001, which given the probability of the warrants being earned, resulted in a decrease to revenues of approximately $11,600.

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

7. Income Taxes

The provision for income taxes for the years ended December 31, 2001 and 2000 includes the following:

	2001	2000
Current—
Federal	$—	$—
State	—	—

Total current provision (benefit)	—	—

Deferred—
Federal	2,418,000	2,003,000
State	233,000	191,000
Valuation allowance	(2,651,000)	(2,194,000)

Total deferred provision (benefit)	—	—

Total provision	$—	$—

The effective rate differs from the statutory rate due to the impact of the following (expressed as a percentage of net loss before taxes):

	For the Year Ended December 31,
	2001	2000
Federal income tax benefit at statutory rate	(34.0)%	(34.0)%
State income tax benefit, net of federal tax effect	(3.30)	(3.30)
Effect of permanent difference	.25	.16
Valuation allowance, net change	37.05	37.14

Provision (benefit) for income taxes	—%	—%

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2001 and 2000 are as follows:

	2001	2000
Current deferred tax assets—
Bad debt allowance	$10,000	$3,000
Accrued expenses	42,000	10,000

	52,000	13,000
Valuation allowance	(52,000)	(13,000)

	$—	$—

Non-current deferred tax assets—
Intangibles	$193,000	$25,000
Capitalized start-up	42,000	64,000
Operating loss carryforward	4,669,000	2,204,000

	4,904,000	2,293,000

Non-current deferred tax liability—
Depreciation	(16,000)	(17,000)

Net non-current deferred tax assets	4,888,000	2,276,000
Valuation allowance	(4,888,000)	(2,276,000)

	$—	$—

A valuation allowance is required to be established for those deferred tax assets that, more likely than not, will not be realized. The above valuation allowance is recorded because of the recurring losses suffered by the Company.

For income tax reporting purposes, the Company has approximately $12,580,000 of net operating loss carryforwards that expire at various dates through 2020. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available to be used in any given year in the event of a significant change in ownership interests. Realization of net operating loss is dependent on generating sufficient taxable income prior to their expiration dates.

During 2001, the Company increased its valuation allowance by $2,651,000 due mainly to uncertainty relating to the realizability of the Company’s net operating loss carryforwards. The amount of the deferred tax assets considered realizable could be adjusted in the near term if future taxable income materializes.

8. Related Party Transactions

Accounts receivable of $189,108 and $119,717 as of December 31, 2001 and 2002, respectively, is due the Company from Archstone. Sales to Archstone amounted to $957,346 and $989,524, or 10% and 21% of net sales, for the years ended December 31, 2001 and 2000, respectively.

Accounts receivable of $47,005 as of December 31, 2000, is due the Company from AvalonBay Communities. Sales to AvalonBay Communities amount to $483,997, or 5% of net sales, for the year ended December 31, 2001.

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

9. Major Customers

A significant portion of the Company’s revenue is derived from a limited number of customers. To the extent that any significant customer uses less of the Company’s services or terminates its relationship with the Company, the Company’s revenues could decline substantially and have an adverse impact on its results of operations. For the years ended December 31, 2001 and 2000, the Company had two customers with sales greater than 10%. Customer A had sales totaling $1,785,583 and $2,401,802 for the years ended December 31, 2001 and 2000, respectively, of which $83,699 and $151,024 were included as accounts receivable as of December 31, 2001 and 2000, respectively, on the accompanying balance sheets. Customer B had sales totaling $957,346 and $989,524 for the years ended December 31, 2001 and 2000, respectively, of which $189,108 and $119,717 were included as accounts receivable as of December 31, 2001 and 2000, respectively, on the accompanying balance sheets.

10. Commitments and Contingencies

Leases

The Company leases office space and equipment under operating leases that expire at various dates through October 31, 2004. Rent expense under such leases totaled $187,046 and $167,933, respectively, for the years ended December 31, 2001 and 2000.

Future minimum payments under operating leases as of December 31, 2001 are as follows:

Years ending December 31—
2002	$191,060
2003	163,410
2004	6,070

Total	$360,540

Guarantee Agreements

During the years ended December 31, 2001 and 2000, the Company entered into Guarantee Agreements with three of its customers, whereby the Company has guaranteed cost savings equal to a pre-defined amount per applicant, if the customer uses the Company’s Applicant Screening Service over a period of twelve months. If the cost savings are not met, the Company will refund to the customer an amount, as defined in the agreement. The Company recognizes the contingent revenue when management believes the achievement of the specified target that triggers the contingency is probable of being earned.

Liquidation Bonus

During 2001, in connection with the Series C Offering, the Company added a liquidation bonus clause for certain employees who have invested in the Company, which will pay the employee a maximum bonus equal to the cash investment times five, upon the occurrence of a liquidation event, as defined. The bonus will not be paid if the employee is terminated for cause or leaves voluntarily prior to the liquidation event. The bonus will not be recorded or accrued until a liquidation event is imminent. As of December 31, 2001, the bonus amount, if triggered, was approximately $963,000.

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

Legal

The Company filed a lawsuit against three former employees and their current employer for misappropriation of trade secrets and breach of contract, among other claims. The defendants counterclaimed against the Company. The Company obtained a preliminary injunction prohibiting the defendants from disclosing the Company’s trade secrets and restricting the three former employees from contacting the Company’s customers for one year from the date of termination of their employment. The trial date is anticipated for early 2003. The Company intends to vigorously pursue its remedies.

The Company is also involved in various other legal actions arising in the ordinary course of business. While the outcome of any litigation is subject to uncertainty, management believes the outcome of such legal actions will not have a material adverse effect on the Company’s financial position or results of operations.

11. Profit-sharing Plan

The Company maintains a defined contribution 401(k) plan, covering substantially all full-time salaried employees with three months or more of service. Participants may defer from 1% to 20% of their compensation up to a maximum limit determined by law. Under the plan, the Company may, at its discretion, make matching contributions to the plan. If contributions are made, the Company matches 50% of the employee deferral up to the first 6% of the employee’s salary. Additionally, the Company can make other discretionary contributions. Participants are always fully vested in their contributions and allocated earnings thereof. Vesting in the Company’s contributions is based on a three-year vesting schedule. The Company made discretionary matching contributions to the plan during the years ended December 31, 2001 and 2000 totalling $99,199 and $54,744, respectively. The Company made no other discretionary contributions to the plan during the years ended December 31, 2001 and 2000.

12. Equity Incentive Plan

During 2000, the Company adopted the 2000 Stock Option Plan which provides for the granting of options to acquire Common Stock in the Company to selected employees, directors and consultants of the Company. The aggregate number of shares of Common Stock that may be issued under the plan is 1,009,820 shares, plus an automatic increase on the first day of the Company’s fiscal years beginning 2001 and ending in 2005 equal to the lesser of (i) 250,000 shares of Common Stock, (ii) one-and-one-half percent of the outstanding shares of Common Stock on the last day of the preceding fiscal year or (iii) such lesser number of shares as determined by the Board. The option exercise price is the fair market value on the date of grant, and the number of shares and grant date are determined at the discretion of the Board. Grantees vest in the options at the rate of 25% on the first anniversary date and the remainder of the option vests monthly over the next three years. Options granted under the plan are exercisable for a period not to exceed ten years from the option grant date.

During 2001, in connection with the Series C Offering, the Company modified the 2000 Stock Option Plan, effective June 1, 2001. The maximum number of shares of Common Stock and Series C Preferred Stock that may be issued under the Stock Option Plan is 1,297,162 shares of Common Stock and 1,012,971 shares of Series C Preferred Stock, plus an increase on the first day of the Company’s fiscal years beginning 2001 and ending in 2005 equal to the lesser of (i) 137,500 shares of Common Stock and 112,500 shares of Series C Preferred Stock, (ii) .825% of the outstanding shares of Common Stock and .675% of the outstanding shares of Series C Preferred Stock on the last day of the preceding fiscal year or (iii) such lesser number of shares as determined by the Board. The option exercise price is the fair market value on the date of grant, and the number of shares and grant

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

date are determined at the discretion of the Administrator. Grantees vest in the options at the rate of 25% on the first anniversary date and the remainder of the option vests monthly over the next three years. Options granted under the plan are exercisable for a period not to exceed ten years from the option grant date. Upon the closing of the Series C Offering, the Company issued Series C Preferred Stock options to all employees such that each employee’s total option grant included 55% of Common Stock options and 45% of Series C Preferred Stock options. All future options will be granted using the same proportion.

The Company has elected to account for the option plan under APB No. 25 and related interpretations. Since inception, employee options for Common Stock and Series C Preferred Stock have been granted with an exercise price equal to the estimated fair market value of the underlying Common Stock and Series C Preferred Stock, respectively. Accordingly, no compensation expense has been recognized for the options.

Had compensation expense for the options been determined based on the fair value of the options at the grant date consistent with the methodology prescribed under SFAS No. 123, the Company’s net loss would have been increased by $97,024 and $76,071 in 2001 and 2000, respectively. The fair value of the options was determined using the minimum value method and the following weighted-average assumptions:

	2001	2000
Risk-free interest rate	5.29%	5.85%
Volatility	0.00%	0.00%
Dividend yield	0-8%	0.00%
Expected term	5 years	5 years

A summary of options transactions during the years ended December 31, 2001 and 2000 are shown below:

	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 1999	196,000	$1.29

Granted	655,130	2.65
Exercised	—	—
Canceled	(48,063)	1.00

Outstanding at December 31, 2000	803,067	$2.42
Granted	1,524,483	2.31
Exercised	(1,128)	2.36
Canceled	(530,127)	2.56

Outstanding at December 31, 2001	1,796,295	$2.29

Exercisable at December 31, 2001	669,055	$2.38

Available for issuance at December 31, 2001	513,838

SAFERENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

A summary of options outstanding at December 31, 2001 is shown below:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
$1.00	66,250	7.03 years	$1.00	63,729	$1.00
$1.30	337,037	9.70 years	$1.30	16,763	$1.30
$2.00	57,500	7.41 years	$2.00	57,500	$2.00
$2.60	789,785	9.52 years	$2.60	270,278	$2.60
$2.65	545,723	8.61 years	$2.65	260,785	$2.65

	1,796,295	9.11 years	$2.29	669,055	$2.38

EMPLOYEE HEALTH PROGRAMS, INC.

BALANCE SHEETS

	September 30, 2002	December 31, 2001
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$637,338	$400
Accounts receivable:
Trade (less allowance for doubtful accounts of $97,627 and $60,000 in 2002 and 2001, respectively)	2,323,716	1,631,768
Trade note receivable	19,242	180,392
Prepaid expenses	37,623	22,016

Total current assets	3,017,919	1,834,576
Property and equipment, net	180,982	406,839
Other assets	20,422	20,422

Total assets	$3,219,323	$2,261,837

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,470,156	$144,175
Accrued liabilities	2,608,710	1,431,194
Current portion of long-term debt	—	13,098

Total current liabilities	4,078,866	1,588,467
Long-term debt, net of current portion	—	51,099

Total liabilities	4,078,866	1,639,566

Commitments and contingencies
Stockholders’ equity:
Note receivable from stockholder	—	(576,500)
Common stock; $1 par value; 10,000 shares authorized; 750 shares issued and outstanding at December 31, 2002 and 2001, respectively	750	750
Retained earnings	(860,293)	1,198,021

Total stockholders’ equity	(859,543)	622,271

Total liabilities and stockholders’ equity	$3,219,323	$2,261,837

The accompanying notes are an integral part of these financial statements

EMPLOYEE HEALTH PROGRAMS, INC.

STATEMENTS OF INCOME

For the Nine Months Ended September 30, 2002 and 2001

	For the Nine Months Ended September 30,
	2002	2001
	(unaudited)
Service revenues	$12,298,533	$10,871,500
Cost of service revenues	6,653,924	5,065,788

Gross margin	5,644,609	5,805,712
Selling, general and administrative expenses	7,121,460	5,145,447

Income from operations	(1,476,851)	660,265

Other (expense) income	(2,790)	(8,395)

Net (loss) income	$(1,479,641)	$651,870

The accompanying notes are an integral part of these financial statements

EMPLOYEE HEALTH PROGRAMS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2002 (Unaudited)

	Note Receivable From Stockholder	Common Stock		Retained Earnings	Total
		Shares	Amount
Balance, December 31, 2001	$(576,500)	750	$750	$1,198,021	$622,271
Net (loss)	—	—	—	(1,479,641)	(1,479,641)
Distribution to stockholder	—	—	—	(578,673)	(578,673)
Proceeds from note receivable	576,500	—	—	—	576,500

Balance, September 30, 2002	$—	750	$750	$(860,293)	$(859,543)

The accompanying notes are an integral part of these financial statements

EMPLOYEE HEALTH PROGRAMS, INC.

STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2002 and 2001

	For the Nine Months Ended September 30,
	2002	2001
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net (loss) income	$(1,479,641)	$651,870
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	126,000	108,000
Loss on sale of property and equipment	105,387	—
Change in operating assets and liabilities:
Accounts receivable	(691,948)	999,262
Prepaid expenses and other assets	(15,607)	1,117
Accounts payable	1,325,981	318,238
Accrued liabilities	1,177,516	356,161
Unearned revenue	—	(188,972)

Net cash provided by operating activities	547,688	2,245,676

Cash flows from investing activities:
Purchases of property and equipment	(5,530)	(94,593)
Collection of trade note receivable	161,150	—

Net cash provided by (used in) investing activities	155,620	(94,593)

Cash flows from financing activities:
Distribution to stockholder	(578,673)	(652,418)
Repayments on long-term notes	(64,197)	(1,033,651)
Issuance of note receivable, stockholder	—	(221,920)
Collection on note receivable, stockholder	576,500	—

Net cash used in financing activities	(66,370)	(1,907,989)

Increase in cash and cash equivalents	636,938	243,094
Cash and cash equivalents at beginning of year	400	400

Cash and cash equivalents at end of year	$637,338	$243,494

Supplemental disclosures of cash flow information:
Cash paid for interest	$334	$12,883

The accompanying notes are an integral part of these financial statements.

EMPLOYEE HEALTH PROGRAMS, INC.

NOTES TO FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2002 and 2001 (Unaudited)

1. Organization, Nature of Business and Basis of Presentation

Employee Health Programs, Inc. (the “Company”) is engaged in the business of providing drug testing and medical review services for federally mandated drug testing programs and private companies’ programs. The Company also provides services for employee assistance programs.

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

For further information, refer to the financial statements and notes thereto for the year ended December 31, 2001 included in this Prospectus.

Operating results for the nine months ended September 30, 2002 and 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year.

2. New Accounting Pronouncements

In June 2002, the FASB issued SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities”. This pronouncement addresses financial accounting and reporting for costs associated with exit or disposal activities not covered under SFAS 144 and also nullifies EITF 94-3. This pronouncement is effective for activities initiated after December 31, 2002. The Company does not anticipate any significant impact on our financial results from adoption of this standard.

3. Subsequent Events

During October 2002, the Company was purchased by The First American Corporation pursuant to a stock purchase agreement.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

Employee Health Programs, Inc.:

In our opinion, the accompanying balance sheets and the related statements of income, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Employee Health Programs, Inc. (the “Company”) at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Los Angeles, CA

December 6, 2002

EMPLOYEE HEALTH PROGRAMS, INC.

BALANCE SHEETS

December 31, 2001 and 2000

	2001	2000
ASSETS
Current assets:
Cash and cash equivalents	$400	$400
Accounts receivable:
Trade (less allowance for doubtful accounts of $60,000 and $75,000 in 2001 and 2000, respectively)	1,539,255	2,909,279
Related parties	92,513	36,231
Trade note receivable	180,392	—
Notes receivable from stockholders	—	52,169
Prepaid expenses	22,016	61,720

Total current assets	1,834,576	3,059,799
Property and equipment, net	406,839	348,167
Notes receivable from stockholders, net of current portion	—	1,448
Other assets	20,422	21,269

Total assets	$2,261,837	$3,430,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$144,175	$830,751
Accrued liabilities	1,431,194	842,587
Unearned revenue	—	188,972
Current portion of long-term debt	13,098	1,033,651

Total current liabilities	1,588,467	2,895,961
Long-term debt, net of current portion	51,099	—

Total liabilities	1,639,566	2,895,961

Commitments and contingencies (Note 8)
Stockholders’ equity:
Note receivable from stockholder	(576,500)	(576,500)
Common stock; $1 par value; 10,000 shares authorized; 750 shares issued and outstanding at December 31, 2001 and 2000, respectively	750	750
Additional paid in capital	—	—
Retained earnings	1,198,021	1,110,472

Total stockholders’ equity	622,271	534,722

Total liabilities and stockholders’ equity	$2,261,837	$3,430,683

The accompanying notes are an integral part of these financial statements.

EMPLOYEE HEALTH PROGRAMS, INC.

STATEMENTS OF INCOME

For the Years Ended December 31, 2001 and 2000

	2001	2000
Service revenues	$13,908,895	$13,465,092
Cost of service revenues	8,267,909	7,486,490

Gross margin	5,640,986	5,978,602
Selling, general, and administrative expenses	4,939,430	4,799,920

Income from operations	701,556	1,178,682

Other (expense) income:
Interest expense	(17,291)	(9,671)
Interest income	103,028	72,950
Other	256	(4,313)

Total other expense, net	85,993	58,966

Net income	$787,549	$1,237,648

The accompanying notes are an integral part of these financial statements.

EMPLOYEE HEALTH PROGRAMS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2001 and 2000

	Note Receivable From Stockholder	Common Stock		Additional Paid in Capital	Stock Subscription	Retained Earnings	Total
		Shares	Amount
Balance, December 31, 1999	$(576,500)	833	$833	$757,235	$(95,000)	$342,006	$428,574
Net income	—	—	—	—	—	1,237,648	1,237,648
Collection of stock subscription	—	—	—	—	95,000	—	95,000
Dividends	—	—	—	—	—	(650,000)	(650,000)
Repurchase of common stock	—	(166)	(166)	(1,333,652)	—	180,818	(1,153,000)
Issuance of shares	—	83	83	576,417	—	—	576,500

Balance, December 31, 2000	(576,500)	750	750	—	—	1,110,472	534,722
Net income	—	—	—	—	—	787,549	787,549
Dividends	—	—	—	—	—	(700,000)	(700,000)

Balance, December 31, 2001	$(576,500)	750	$750	$—	$—	$1,198,021	$622,271

The accompanying notes are an integral part of these financial statements.

EMPLOYEE HEALTH PROGRAMS, INC.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2001 and 2000

	2001	2000
Cash flows from operating activities:
Net income	$787,549	$1,237,648
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	183,921	134,075
Loss on sale of property and equipment	—	4,913
Change in operating assets and liabilities:
Accounts receivable	970,024	(657,048)
Accounts receivable, related parties	(56,282)	(36,231)
Prepaid expenses and other assets	40,551	(49,099)
Accounts payable	(686,576)	1,416
Accrued liabilities	588,607	433,161
Unearned revenue	(188,972)	53,585

Net cash provided by operating activities	1,638,822	1,122,420

Cash flows from investing activities:
Purchases of property and equipment	(169,268)	(141,816)
Repayments on trade note receivable	219,608	—
Repayments on notes receivable, stockholders	53,617	85,519
Advances for notes receivable, stockholders	—	(35,518)

Net cash provided by (used in) investing activities	103,957	(91,815)

Cash flows from financing activities:
Net (repayments) borrowings on line of credit	(1,033,651)	692,762
Dividends	(700,000)	(650,000)
Repayments on long-term notes	(9,128)	(14,967)
Repurchase of common stock	—	(1,153,000)
Collection on stock subscription receivable	—	95,000

Net cash used in financing activities	(1,742,779)	(1,030,205)

Decrease in cash and cash equivalents	—	400
Cash and cash equivalents at beginning of year	400	—

Cash and cash equivalents at end of year	$400	$400

Supplemental disclosures of cash flow information:
Cash paid for interest	$22,173	$4,779

Supplemental disclosures of non-cash activities:
Sale of common stock in exchange of note receivable	$—	$576,500

Conversion of accounts receivable to trade note receivable	$400,000	$—

Debt incurred for acquired property and equipment	$73,325	$—

The accompanying notes are an integral part of these financial statements.

EMPLOYEE HEALTH PROGRAMS, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2001 and 2000

1. Organization and Nature of Business

Employee Health Programs, Inc. (the “Company”) is engaged in the business of providing drug testing and medical review services for federally mandated drug testing programs and private companies’ programs. The Company also provides services for employee assistance programs.

2. Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the statements. Actual results could differ from the estimates and assumptions used.

Fair Value of Financial Instruments

The carrying amount of the Company’s financial instruments at December 31, 2001 and 2000, which includes cash and cash equivalents, accounts receivable, trade note receivable and notes receivable from stockholders, approximates fair value because of the short maturity of those instruments. The Company considers the variable rate and fixed rate debt to be representative of current market rates and, accordingly, estimates that the recorded amounts approximate fair market value.

Cash Equivalents

The Company considers cash equivalents to be all short-term investments that have an initial maturity of 90 days or less.

Accounts and Trade Note Receivable

Accounts receivable are due from companies in a broad range of industries located throughout the United States. Credit is extended based on an evaluation of the customer’s financial condition, and generally, collateral is not required. The Company establishes an allowance for doubtful accounts based upon the credit risk of specific customers, historical trends and other credit information. The Company conducts a major portion of its business with certain customers, each of which accounts for more than 10% of total revenues. For the years ended December 31, 2001 and 2000, two customers accounted for 29% and 30% of the total revenues, respectively. Accounts receivable from one customer amounted to 19% and 16% of total accounts receivable at December 31, 2001 and 2000, respectively.

During 2001, the Company converted certain accounts receivable from one customer to a trade note receivable. Trade note receivable of $180,392 is due as of December 31, 2001. Payments on this note of $16,667 plus interest at 10.5% are due monthly. The note matures in March 2003.

Property and Equipment

Property and equipment are recorded at cost. Property and equipment includes computer software acquired and developed for internal use and for use with the Company’s products. Software development costs are capitalized from the time technological feasibility is established until the software is ready for use.

EMPLOYEE HEALTH PROGRAMS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001 and 2000

Effective January 1, 1999, the Company adopted Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” SOP 98-1 requires the Company to capitalize interest costs incurred and certain payroll-related costs of employees directly associated with developing software in addition to incremental payments to third parties. The adoption of SOP 98-1 did not have a material effect on the Company’s financial condition or results of operations.

Depreciation on furniture and equipment and data processing equipment is computed using the straight-line method over estimated useful lives of 3 to 7 years. Capitalized software costs are amortized using the straight-line method over estimated useful live of 3 years. Leasehold improvements are amortized over 3 years.

Income Taxes

The Company has elected to be taxed under Section 1362 of the Internal Revenue Code as an S-Corporation; which provides that in lieu of corporation income taxes, the stockholders are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for income taxes has been included in these financial statements.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the estimated undiscounted future cash flows from the assets are less than the carrying value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell.

Stock-Based Compensation

The Company has elected to account for stock-based compensation under the intrinsic value method of accounting for stock-based compensation as provided under APB No. 25 and has disclosed pro forma net income amounts using the fair value-based method prescribed by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). The fair market value of the Company’s stock is based upon a valuation performed by an independent third party.

Revenue Recognition

Revenue is recognized at the time of delivery, as the Company has no significant ongoing obligation after delivery. Certain customers are billed in advance for administration services. These fees are recognized ratably over the period billed. Unrecognized service fees are reflected as unearned revenue in the accompanying financial statements.

New Accounting Pronouncements

In July 2001, the FASB issued SFAS 143 Accounting for Asset Retirement Obligations, which requires that companies recognize a liability for retirement obligations of long lived assets in the period the liability occurs. This pronouncement is effective for fiscal years beginning after June 15, 2002. We do not anticipate any significant impact on our financial results from adoption of this standard.

EMPLOYEE HEALTH PROGRAMS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001 and 2000

In August 2001, the FASB issued SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinuance of operations. SFAS 144 superseded Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed of and APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The provisions of SFAS 144 are effective in fiscal years beginning after December 15, 2001, with early adoption permitted and, in general, are to be applied prospectively. The Company does not anticipate any significant impact on financial results from adoption of this standard.

In June 2002, the FASB issued SFAS 146 Accounting for Costs Associated with Exit or Disposal Activities. This pronouncement addresses financial accounting and reporting for costs associated with exit or disposal activities not covered under SFAS 144 and also nullifies EITF 94-3. This pronouncement is effective for activities initiated after December 31, 2002. We do not anticipate any significant impact on our financial results from adoption of this standard.

3. Property and Equipment

As of December 31, 2001 and 2000, property and equipment is as follows:

	2001	2000
Furniture and equipment	$389,608	$247,083
Data processing equipment	395,826	374,938
Capitalized software	83,988	84,394
Leasehold improvements	93,009	43,151

	962,431	749,566
Less accumulated depreciation and amortization	(555,592)	(401,399)

Property and equipment, net	$406,839	$348,167

Deprecation and amortization expense was $183,921 and $134,075 as of December 31, 2001 and 2000, respectively, and is included in selling, general, and administrative expenses.

4. Long-Term Debt

The Company has a secured line of credit arrangement with a bank for $1,500,000 that expires July 31, 2002. Interest is charged at LIBOR rate plus 2.5% and is collateralized by the Company’s assets. The debt instrument contains certain financial covenants.

EMPLOYEE HEALTH PROGRAMS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001 and 2000

Long-term debt consists of the following at December 31, 2001 and 2000:

	2001	2000
Line of credit:
Interest at LIBOR plus 2.5% (9.3% and 4.6% at December 31, 2001 and 2000, respectively)	$—	$1,033,651
Term note:
Secured vehicle installment note, payable $1,504 including interest at a rate of 8.5%; maturing March 2006	64,197	—

	64,197	1,033,651
Less current portion of long-term debt	13,098	1,033,651

	$51,099	$—

Aggregate maturities of long-term borrowings over the next five years are as follows:

Year Ending December 31,
2002	$13,098
2003	14,256
2004	15,516
2005	15,424
2006	5,903

$64,197

5. Employee Benefits

The Company has a qualified defined contribution retirement plan that covers all eligible employees who have completed one year of service and attained age 21. The Company’s contribution is at the discretion of the Company’s Board of Directors. The participants’ interests in the discretionary contributions become fully vested after six years of eligible service. The Company did not make any contributions to the Plan during the years ended December 31, 2001 and 2000.

6. Stock Options

The Board of Directors granted to two directors options to purchase 23.196 shares. The directors can exercise the options at a price of $1 per share. The options will only vest upon a change in control of the Company.

The Company applies APB Opinion 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for the options. Under APB Opinion 25, when the exercise price of the Company’s stock options is less than the market price of the underlying stock on the date of grant, compensation cost is recognized. SFAS No. 123, “Accounting for Stock-Based Compensation” requires the Company to provide pro forma information regarding net income and net income per share as if compensation cost for the Company’s stock option plans and other stock awards had been determined in accordance with the fair value based method prescribed in SFAS No. 123. All stock options issued during 2001 were issued at less than market price.

EMPLOYEE HEALTH PROGRAMS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001 and 2000

The Company estimated the fair value of the stock options at the grant date by using the Black-Scholes option-pricing model. The fair value of the stock options was estimated at approximately $691,000. The assumptions used in determining fair value were as follows: estimated life of the grant is 5 years and the discount rate was 4.7%. No dividend yield or volatility were utilized in the calculation. No compensation expense has been recorded in these financial statements due to the vesting period being upon change of control. See Note 9 regarding subsequent sale of the Company.

A summary of the status of the stock option activity is presented below:

	Years Ended December 31, 2001
	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	—	$—
Granted	23.196	1.00

Outstanding at end of year (none exercisable)	23.196	$1.00

The following summarizes the outstanding and exercisable stock options at December 31, 2001:

	Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding (shares)	Weighted Average Remaining Contractual Life (years)	Number Exercisable (shares)	Weighted Average Remaining Contractual Life (years)
1.00	23	9.58	—	—

7. Related Parties

Management Fees

The Company provides certain administrative services to a limited liability company of which the majority stockholder of the Company is the owner. The affiliate was charged management fees by the Company totaling $42,000 and $36,000 for the years ended December 31, 2001 and 2000, respectively, which is included in operating revenues. Amounts owed to the Company by the affiliate for administrative services were $17,346 and $14,394 at December 31, 2001 and 2000, respectively.

EMPLOYEE HEALTH PROGRAMS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001 and 2000

Notes Receivable from Stockholders

Stockholders owed the Company the following amounts under separate note agreements at December 31, 2001 and 2000. Interest income from these notes totaled $55,217 and $23,038 for the years ended December 31, 2001 and 2000, respectively.

	2001	2000
Note receivable from stockholder, due in full December 31, 2001. Interest at 8%	$—	$35,518
Note receivable from stockholder, due in monthly installments of $1,458 with interest at 8%. Principal and any unpaid interest is due January 11, 2002; balance paid during 2001	—	18,099

	—	53,617
Less current portion	—	52,169

	$—	$1,448

	2001	2000
Note receivable from stockholder, annual interest only payments at 9.5% due on August 15 of each year. Principal is due on demand by the Company. Note is secured by 83.33 shares of common stock of the Company. Reflected as contra-equity	$576,500	$576,500

Automobile

During 2001, the Company purchased an automobile for approximately $75,000 which is being utilized by the majority stockholder. The Company issued a term note to finance the purchase of the automobile. At December 31, 2001, $64,197 is outstanding on this term note.

8. Commitments and Contingencies

Operating Leases

The Company leases certain office space under a seven year operating lease agreement that expires March 31, 2003. The Company has the right to extend the term of the lease for five years to March 31, 2008. The lease includes an escalation clause and payments for the Company’s share of common area expenses. Rent expense for the years ended December 31, 2001 and 2000 was $352,388 and $351,623, respectively. During the year ended December 31, 2000, the Company sublet office space on a month to month basis. Rental income related to the sublease of $0 and $61,872 was netted with rent expense in accompanying income statement for the years ended December 31, 2001 and 2000, respectively. Future minimum rental payments under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2001, are as follows:

Year Ending December 31,
2002	$409,192
2003	103,761
2004	8,496
2005	8,496
2006	2,124

$532,069

EMPLOYEE HEALTH PROGRAMS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001 and 2000

Litigation

The Company is involved in routine legal proceedings related to its operations. While the ultimate disposition of each proceeding is not determinable, the Company does not believe that any of such proceedings will have a material adverse effect on its financial condition, results of operations or cash flows.

9. Subsequent Event

For the quarter ended March 31, 2002, the Company was not in compliance with certain of its financial covenants related to the line of credit agreement. The Company obtained a waiver for this noncompliance and was not considered in default. There were no amounts owed under the line of credit as of December 31, 2001. The line of credit agreement expired on July 31, 2002.

During October 2002, the Company was purchased by The First American Corporation pursuant to a stock purchase agreement.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of

Substance Abuse Management, Inc.:

In our opinion, the accompanying balance sheet and the related statements of income, of changes in stockholder’s equity and of cash flows present fairly, in all material respects, the financial position of Substance Abuse Management, Inc. (the “Company”) at December 31, 2000, and the results of its operations and its cash flows for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Los Angeles, CA

December 6, 2002

SUBSTANCE ABUSE MANAGEMENT, INC.

BALANCE SHEET

December 31, 2000

2000
ASSETS
Current assets:
Cash and cash equivalents	$70,294
Accounts receivable (less allowance for doubtful accounts of $30,000)	2,647,381
Receivable from stockholder	319,595
Current portion of notes receivable	25,829
Prepaid expenses and other current assets	91,710

Total current assets	3,154,809
Property and equipment, net	1,978,640
Notes receivable, net of current portion	627,790
Loan receivable, stockholder	794,708
Other assets	30,877

Total assets	$6,586,824

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$3,229,470
Accrued liabilities	976,863
Current portion of long-term debt and capital leases	878,561
Deferred revenue	72,255

Total current liabilities	5,157,149
Long-term debt and capital leases, net of current portion	1,031,474

Total liabilities	6,188,623

Commitments and contingencies (Note 8)
Stockholder’s equity:
Common stock; no par value; 10,000 shares authorized; 9,000 shares issued and outstanding	94,771
Additional paid in capital	319,222
Accumulated deficit	(15,792)

Total stockholder’s equity	398,201

Total liabilities and stockholder’s equity	$6,586,824

The accompanying notes are an integral part of these financial statements.

SUBSTANCE ABUSE MANAGEMENT, INC.

INCOME STATEMENT

For the Year Ended December 31, 2000

2000
Service revenues	$19,450,202
Cost of service revenues	9,932,346

Gross margin	9,517,856
Selling, general, and administrative expenses	8,938,355

Income from operations	579,501

Other (expense) income:
Interest expense	(300,345)
Interest income	98,935
Miscellaneous income, net	(8,309)

Total other expense, net	(209,719)

Net income	$369,782

The accompanying notes are an integral part of these financial statements.

SUBSTANCE ABUSE MANAGEMENT, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Year Ended December 31, 2000

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, December 31, 1999	9,000	$94,771	$319,222	$(385,574)	$28,419
Net income	—	—	—	369,782	369,782

Balance, December 31, 2000	9,000	$94,771	$319,222	$(15,792)	$398,201

The accompanying notes are an integral part of these financial statements.

SUBSTANCE ABUSE MANAGEMENT, INC.

STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2000

Cash flows from operating activities:
Net income	$369,782
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	277,052
Bad debt expense	16,116
Loss on sale of property	8,309
Change in operating assets and liabilities:
Receivables	(117,307)
Prepaid expenses and other assets	61,411
Accounts payable	145,286
Accrued liabilities	124,576
Deferred revenue	(4,230)

Net cash provided by operating activities	880,995

Cash flows from investing activities:
Purchases of property and equipment	(80,783)
Proceeds from sale of property	1,600
Net notes receivable repayments	26,105
Net loan receivable, stockholder advances	(61,347)

Net cash used in investing activities	(114,425)

Cash flows from financing activities:
Net repayments under line of credit	(153,179)
Repayments of notes and capital leases	(141,109)
Repayment of bank overdraft	(404,832)

Net cash used in financing activities	(699,120)

Increase in cash and cash equivalents	67,450
Cash and cash equivalents at beginning of year	2,844

Cash and cash equivalents at end of year	$70,294

Supplemental disclosures of cash flow information:
Cash paid for interest	$264,831

The accompanying notes are an integral part of these financial statements.

SUBSTANCE ABUSE MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2000

1. Organization and Nature of Business

Substance Abuse Management, Inc. (the “Company”) is engaged in the business of providing business information and related products and services related to drug testing management.

2. Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the statements. Actual results could differ from the estimates and assumptions used.

Fair Value of Financial Instruments

The carrying amount of the Company’s financial instruments at December 31, 2000, which includes cash and cash equivalents, accounts receivable, loan receivable from stockholder and notes receivable due on demand, approximates fair value because of the short maturity of those instruments. The Company considers the variable rate and fixed rate debt due on demand to be representative of current market rates and, accordingly, estimates that the recorded amounts approximate fair market value. The estimated fair values of the Company’s financial instruments were determined using discounted cash flow methods with a discount rate of 9.5%, which is the rate that similar instruments could be negotiated at December 31, 2000. Financial instruments, none of which are held for trading purposes, are summarized as follows:

	December 31, 2000
	Carrying Amount	Estimated Fair Value
Cash	$70,294	$70,294
Accounts receivable	2,647,381	2,647,381
Receivable from stockholder	319,595	319,595
Notes receivable	653,619	596,727
Loan receivable from stockholder	794,708	794,708
Long-term debt and capital leases	(1,910,035)	(1,815,434)

Cash Equivalents

The Company considers cash equivalents to be all short-term investments that have an initial maturity of 90 days or less.

Accounts Receivable

Accounts receivable are due from companies in a broad range of industries located throughout the United States. Credit is extended based on an evaluation of the customer’s financial condition, and generally, collateral is not required. The Company establishes an allowance for doubtful accounts based upon the credit risk of specific customers, historical trends and other credit information.

SUBSTANCE ABUSE MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2000

Property and Equipment

Property and equipment are recorded at cost. Depreciation on furniture and equipment is computed using the straight-line method over estimated useful lives of 3 to 10 years. Leasehold improvements are depreciated over the shorter of the estimated useful life or the life of the lease.

Income Taxes

The Company, with the consent of its stockholder, has elected under the Internal Revenue Code to be treated as an S corporation. In lieu of corporation income taxes, the stockholder of an S corporation is taxed on the Company’s taxable income; therefore, no provision or liability for income taxes has been included in the financial statements for 2000.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the estimated undiscounted future cash flows from the assets are less than the carrying value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell.

Revenue Recognition

Revenue is recognized at the time the ordered test results are delivered to the customer, as the Company has no significant ongoing obligation after delivery. Certain customers are billed annually for administrative fees. These fees are recognized ratably over the period. Unrecognized administrative fees are reflected as deferred revenue in the accompanying financial statements.

Comprehensive Income

Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income”, governs the financial statement presentation of changes in stockholder’s equity resulting from non-owner sources. Comprehensive income includes all changes in equity except those resulting from investments by owners and distribution to owners. For the year ended December 31, 2000, the Company had no items of comprehensive income (loss) other than net income; therefore, a separate statement of comprehensive income (loss) has not been presented for this period.

New Accounting Pronouncements

On July 20, 2001, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”). This statement addresses financial accounting and reporting for business combinations and supercedes APB Opinion No. 16, “Business Combinations”. All business combinations in the scope of SFAS 141 are to be accounted for using the purchase method of accounting. The provisions of SFAS 141 apply to all business combinations initiated or closed after June 30, 2001.

On July 20, 2001, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). This statement addresses

SUBSTANCE ABUSE MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2000

financial accounting and reporting for business combinations and supercedes APB Opinion No. 17, “Intangible Assets”. SFAS 142 addresses how goodwill and other intangible assets should be accounted for in the financial statements. Goodwill and intangible assets that have indefinite lives will not be amortized, but rather will be tested at least annually for impairment. Intangible assets that have finite lives will continue to be amortized over their useful lives, but without restraint of an arbitrary ceiling. The provisions of SFAS 142 are required to be applied starting with fiscal years beginning after December 15, 2001, and apply to all goodwill and other intangible assets recognized in the financial statements at that date. Goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to non-amortization and amortization provisions of SFAS 142.

In July 2001, the FASB issued SFAS 143 “Accounting for Asset Retirement Obligations” (“SFAS 143”), which requires that companies recognize a liability for retirement obligations of long lived assets in the period the liability occurs. This pronouncement is effective for fiscal years beginning after June 15, 2002.

In August 2001, the FASB issued SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinuance of operations. SFAS 144 superseded Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed of and APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The provisions of SFAS 144 are effective in fiscal years beginning after December 15, 2001, with early adoption permitted and, in general, are to be applied prospectively. The Company does not anticipate any significant impact on financial results from adoption of this standard.

In June 2002, the FASB issued SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). This pronouncement addresses financial accounting and reporting for costs associated with exit or disposal activities not covered under SFAS 144 and also nullifies EITF 94-3. This pronouncement is effective for activities initiated after December 31, 2002.

Management of the Company anticipates that the adoption of SFAS 141, 142, 143, 144 or 146 will not have a material effect on the Company’s financial condition or results of operations.

3. Property and Equipment

As of December 31, 2000, property and equipment is as follows:

Furniture and equipment	$2,081,921
Leasehold improvements	1,412,225

3,494,146
Less accumulated depreciation and amortization	(1,515,506)

Property and equipment, net	$1,978,640

Depreciation expense was $277,052 for the year ending December 31, 2000 and is included in selling, general, and administrative expenses.

SUBSTANCE ABUSE MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2000

4. Notes Receivable and Loan Receivable from Stockholder

The Company has an unsecured note receivable from an unrelated entity, with a balance of $551,452 as of December 31, 2000. The note is due in monthly installments of $5,616, including interest at 8.0%, through April 2004. Accrued interest receivable on this note was $3,676 as of December 31, 2000.

The Company has an unsecured note receivable from an unrelated entity, with a balance of $94,167 as of December 31, 2000. The note is due in monthly installments of $959, including interest at 8.0%, through April 2004. Accrued interest receivable on this note was $628 as of December 31, 2000.

The Company has an unsecured $8,000 note receivable from an unrelated individual as of December 31, 2000. The note is due on demand and bears interest at 6%. Accrued interest receivable on the note was $1,010 as of December 31, 2000.

The Company has an unsecured loan receivable from its stockholder with a balance of $794,708 as of December 31, 2000. The loan is due on demand and bears interest at the applicable federal rate (6.24% for 2000) which is due annually. Interest income from the loan receivable was $45,762 in 2000. Prepaid expenses and other current assets includes $17,442 of accrued interest due from the stockholder as of December 31, 2000.

5. Long-Term Debt and Capital Leases

The Company has a $250,000 line of credit with a bank subject to renewal in April 2001. The line of credit bears interest at prime plus .75%, which is payable monthly. The line of credit is collateralized by a general business agreement on substantially all of the Company’s assets, and by the personal guarantee and assignment of life insurance of the Company’s stockholder. There was no balance outstanding on the line of credit as of December 31, 2000. The line of credit agreement contains certain restrictive covenants.

Long-term debt consists of the following at December 31, 2000:

Note payable to stockholder, unsecured, due on demand interest at applicable federal rate of 6.24%	$453,850
Notes payable to unrelated parties, unsecured, due on demand interest ranging from 6% to 15%	313,722
Term note:
Note payable to unrelated private investment company, due in monthly installments of $10,015, including interest at 8%, due in April 2004; secured by a debt subordination agreement, subordinate to the Company’s note payable, bank line of credit	983,366
Term note:
Note payable to unrelated financing company, due in monthly installments of $919, including interest at 7.5%, due in March 2003; secured by an automobile	22,753

1,773,691
Less current portion of long-term debt	820,275

$953,416

SUBSTANCE ABUSE MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2000

Aggregate maturities of long-term borrowings over the next five years are as follows:

Year Ending December 31,
2001	$820,275
2002	57,026
2003	53,228
2004	843,162

$1,773,691

The Company acquired office equipment under two lease agreements which expire in May 2001 and July 2003, respectively. The leases contain bargain purchase options; therefore, the leases are classified as capital leases. The leases are secured by the related office equipment.

A summary of the present value of future minimum lease payments is as follows:

Year Ending December 31,
2001	$70,723
2002	54,309
2003	31,681

Total minimum lease payments	156,713
Less amounts representing interest	20,369

Present value of net minimum capital lease payments	136,344
Current portion of obligations under capital leases	58,286

$78,058

6. Employee Benefits

The Company has a qualified profit sharing plan covering all eligible full time employees. Contributions to the plan are determined annually by the Board of Directors. Contributions in 2000 to the plan were $31,617 and are included in selling, general and administrative expenses.

7. Related Parties

The Company provides management services to an entity owned by its stockholder and a trust for which its stockholder is a beneficiary. Fees for these management services were $258,960 in 2000 and are included in service revenues. Amounts due from the entity were $319,595 as of December 31, 2000.

The Company leases office and other space from a stockholder. Monthly rent is approximately $25,000 and $2,400 for the office lease and other lease, respectively. The lease term on the office lease is for five years with a three year option and the other lease terminates in July 2001.

SUBSTANCE ABUSE MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2000

8. Commitments and Contingencies

Operating Leases

The Company leases certain office facilities, automobiles and equipment under operating leases, which, for the most part, are renewable. The majority of these leases also provide that the Company will pay insurance and taxes. Rent expense under operating leases was $930,455 for the year ended December 31, 2000.

Future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2000, are as follows:

Year Ending December 31,
2001	$426,013
2002	348,887
2003	311,418
2004	307,612
2005	300,000
Thereafter	700,000

$2,393,930

Exclusive License Agreement

The Company contracted with an outside party to develop “eSAMI Assets” for use in the operation of the eSAMI business as defined in the contract. Effective December 28, 2000, the Company assigned and transferred all of its right, title, and interest in the eSAMI Assets to Medical Management, LLC, a related entity owned 1% by the Company’s stockholder and 99% by a trust whose primary beneficiary is the Company’s stockholder, in exchange for Medical Management, LLC assuming the Company’s contractual obligations associated with the eSAMI.

In addition, effective December 28, 2000, the Company has an Exclusive License Agreement (the Agreement) with Medical Management, LLC to adapt and use eSAMI Assets as defined in the Agreement. License fees of $30,000 per month are payable from February 2001 through January 2006 to permit Medical Management, LLC to service the $1,500,000 contractual obligations associated with the eSAMI Assets.

A summary of future minimum license fee payments required under the Agreement as of December 31, 2000 follows:

Year Ending December 31,
2001	$330,000
2002	360,000
2003	360,000
2004	360,000
2005	360,000
Thereafter	30,000

$1,800,000

SUBSTANCE ABUSE MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2000

Litigation

The Company is involved in routine legal proceedings related to its operations. While the ultimate disposition of each proceeding is not determinable, the Company does not believe that any of such proceedings will have a material adverse effect on its financial condition, results of operations or cash flows.

9. Subsequent Event

During July of 2001, the Company was purchased by The First American Corporation pursuant to a stock purchase agreement.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of

American Driving Records, Inc.:

In our opinion, the accompanying balance sheets and the related statements of income, of changes in stockholder’s equity and of cash flows present fairly, in all material respects, the financial position of American Driving Records, Inc. (the “Company”) at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Los Angeles, CA

December 6, 2002

AMERICAN DRIVING RECORDS, INC.

BALANCE SHEETS

December 31, 2001 and 2000

	2001	2000
ASSETS
Current assets:
Cash and cash equivalents	$6,771,338	$5,953,813
Account receivable:
Trade (less allowance for doubtful accounts of $100,000 at December 31, 2001 and 2000)	3,088,940	2,864,558
Prepaid expenses and other current assets	255,820	214,359

Total current assets	10,116,098	9,032,730
Property and equipment, net	1,445,136	821,794
Intangible assets, net	—	15,000
Deferred taxes	76,962	146,531

Total assets	$11,638,196	$10,016,055

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accrued DMV fees	$1,806,065	$2,158,478
Accrued liabilities	455,229	267,162
Income taxes payable	536,081	1,117,978
Dividends payable	519,000	579,000
Deferred compensation	—	430,000

Total current liabilities	3,316,375	4,552,618
Deferred rent	87,777	64,472

Total Liabilities	3,404,152	4,617,090

Commitments and contingencies (Note 9)
Stockholder’s equity:
Common stock; 10,000 shares authorized; 1,620 and 1,770 shares issued and outstanding at December 31, 2001 and 2000, respectively	10,000	10,000
Retained earnings	8,224,044	5,388,965

Total stockholder’s equity	8,234,044	5,398,965

Total liabilities and stockholder’s equity	$11,638,196	$10,016,055

The accompanying notes are an integral part of these financial statements.

AMERICAN DRIVING RECORDS, INC.

INCOME STATEMENTS

For the Years Ended December 31, 2001 and 2000

	2001	2000
Service revenues	$32,433,182	$26,989,704
Cost of service revenues	23,175,779	19,245,305

Gross margin	9,257,403	7,744,399
Selling, general, and administrative expenses	4,599,361	3,786,879

Income for operations	4,658,042	3,957,520
Interest income	267,209	190,252

Income before provisions for income tax	4,925,251	4,147,772
Provision for income tax	2,007,672	1,691,447

Net income	$2,917,579	$2,456,325

The accompanying notes are an integral part of these financial statements.

AMERICAN DRIVING RECORDS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

For the Years Ended December 31, 2001 and 2000

	Common Stock		Retained Earnings	Total
	Shares	Amount
Balance, December 31, 1999	2,000	$10,000	$4,194,140	$4,204,140
Net income	—	—	2,456,325	2,456,325
Dividends	—	—	(1,135,000)	(1,135,000)
Stock redemption	(230)	—	(126,500)	(126,500)

Balance, December 31, 2000	1,770	10,000	5,388,965	5,398,965
Net income	—	—	2,917,579	2,917,579
Stock redemption	(150)	—	(82,500)	(82,500)

Balance, December 31, 2001	1,620	$10,000	$8,224,044	$8,234,044

The accompanying notes are an integral part of these financial statements.

AMERICAN DRIVING RECORDS, INC.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2001 and 2000

	2001	2000
Cash flows from operating activities:
Net income	$2,917,579	$2,456,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	296,712	186,351
Deferred taxes	65,959	(149,018)
Change in operating assets and liabilities:
Accounts receivable	(224,382)	(808,198)
Prepaid expenses and other current assets	(41,461)	(153,543)
Accrued DMV fees	(352,413)	925,463
Accrued income taxes	(578,287)	1,400,681
Accrued liabilities	188,067	(124,442)
Deferred compensation	(430,000)	—
Deferred rent	23,305	46,104

Net cash provided by operating activities	1,865,079	3,779,723

Cash flows from investing activities:
Purchase of property and equipment	(905,054)	(573,915)

Net cash used in investing activities	(905,054)	(573,915)

Cash flows from financing activities:
Dividend distribution payments	(60,000)	(556,000)
Stock redemption	(82,500)	(126,500)

Net cash used in financing activities	(142,500)	(682,500)

Increase in cash and cash equivalents	817,525	2,523,308
Cash and cash equivalents at beginning of year	5,953,813	3,430,505

Cash and cash equivalents at end of year	$6,771,338	$5,953,813

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$2,552,902	$407,892

The accompanying notes are an integral part of these financial statements.

AMERICAN DRIVING RECORDS, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2001 and 2000

1. Organization and Nature of Business

American Driving Records, Inc. (“The Company”) is a California corporation incorporated in 1989. The Company provides state motor vehicle records primarily to insurance and employment screening companies throughout the United States and Canada.

2. Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the statements. Actual results could differ from the estimates and assumptions used.

Fair Value of Financial Instruments

The carrying amount of the Company’s financial instruments at December 31, 2001 and 2000, which includes cash and cash equivalents and accounts receivable, approximates fair value due to the short maturity of those instruments.

Cash Equivalents

The Company considers cash equivalents to be all short-term investments that have an initial maturity of 90 days or less.

Accounts Receivable

Accounts receivable are due from companies in a broad range of industries located throughout the United States. Credit is extended based on an evaluation of the customer’s financial condition, and generally, collateral is not required. The Company establishes an allowance for doubtful accounts based upon the credit risk of specific customers, historical trends and other credit information.

Property and Equipment

Property and equipment are recorded at cost. Furniture and equipment includes computer software acquired and developed for internal use and for use with the Company’s products. Software development costs are capitalized from the time technological feasibility is established until the software is ready for use. Additions and betterments are capitalized, whereas maintenance and repairs are charged to operations as incurred.

Effective January 1, 1999, the Company adopted Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” SOP 98-1 requires the Company to capitalize interest costs incurred and certain payroll-related costs of employees directly associated with developing software in addition to incremental payments to third parties.

Depreciation on furniture and equipment is computed using the straight-line method over estimated useful lives of 3 to 10 years, respectively. Capitalized software costs are amortized using the straight-line method over estimated useful lives of generally 5 years.

AMERICAN DRIVING RECORDS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001 and 2000

Intangible Assets

Intangible assets are primarily related to covenants not to compete and are amortized over their contractual life of 5 years. The Company periodically evaluates the amortization period assigned to each intangible asset to ensure that there have not been any events or circumstances that warrant revised estimates of useful lives.

In June 2001, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”). This statement addresses financial accounting and reporting for business combinations and supercedes APB Opinion No. 16, “Business Combinations”. All business combinations in the scope of SFAS 141 are to be accounted for using the purchase method of accounting. The provisions of SFAS 141 apply to all business combinations initiated or closed after June 30, 2001. The adoption of SFAS 141 did not have a material effect on the Company’s financial condition or results of operations.

In June 2001, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). This statement addresses financial accounting and reporting for business combinations and supercedes APB Opinion No. 17, “Intangible Assets”. SFAS 142 addresses how goodwill and other intangible assets should be accounted for in the financial statements. Goodwill and intangible assets that have indefinite lives will not be amortized, but rather will be tested at least annually for impairment. Intangible assets that have finite lives will continue to be amortized over their useful lives, but without restraint of an arbitrary ceiling. The provisions of SFAS 142 are required to be applied starting with fiscal years beginning after December 15, 2001, and apply to all goodwill and other intangible assets recognized in the financial statements at that date. Goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to non-amortization and amortization provisions of SFAS 142. Management of the Company anticipates that the adoption of SFAS 142 will not have a material effect on the Company’s financial condition or results of operations.

Income Taxes

Taxes are based on income for financial reporting purposes and include deferred taxes applicable to temporary differences between the financial statement carrying amount and the tax basis of certain of the Company’s assets and liabilities.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the estimated undiscounted future cash flows from the assets are less than the carrying value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell.

Revenue Recognition

Revenues are recognized when the Company processes a motor vehicle record request on behalf of a customer and delivers the report to the customer.

Comprehensive Income

Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”), governs the financial statement presentation of changes in shareholders’ equity resulting from non-owner sources. Comprehensive income includes all changes in equity except those resulting from investments by owners and distribution to owners. For the years ended December 31, 2001 and 2000, the Company had no items of comprehensive income (loss) other than net income; therefore, a separate statement of comprehensive income (loss) has not been presented for these periods.

New Accounting Pronouncements

In July 2001, the FASB issued SFAS 143 Accounting for Asset Retirement Obligations, which requires that companies recognize a liability for retirement obligations of long lived assets in the period the liability occurs. This pronouncement is effective for fiscal years beginning after June 15, 2002. We do not anticipate any significant impact on our financial results from adoption of this standard.

In August 2001, the FASB issued SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinuance of operations. SFAS 144 superseded Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed of and APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The provisions of SFAS 144 are effective in fiscal years beginning after December 15, 2001, with early adoption permitted and, in general, are to be applied prospectively. The Company does not anticipate any significant impact on financial results from adoption of this standard.

In June 2002, the FASB issued SFAS 146 Accounting for Costs Associated with Exit or Disposal Activities. This pronouncement addresses financial accounting and reporting for costs associated with exit or disposal activities not covered under SFAS 144 and also nullifies EITF 94-3. This pronouncement is effective for activities initiated after December 31, 2002. We do not anticipate any significant impact on our financial results from adoption of this standard.

3. Property and Equipment

As of December 31, 2001 and 2000, property and equipment is as follows:

	2001	2000
Furniture and equipment	$99,507	$99,507
Data processing equipment	510,833	305,899
Software in process	388,827	52,260
Capitalized software	914,782	551,229

	1,913,949	1,008,895
Less accumulated depreciation and amortization	(468,813)	(187,101)

Property and equipment, net	$1,445,136	$821,794

Depreciation expense was $281,712 and $156,351 for the year ended December 31, 2001 and 2000, respectively, and is included in selling, general, and administrative expenses.

C-143

AMERICAN DRIVING RECORDS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001 and 2000

4. Intangible Assets

Intangible assets for the year ended December 31, 2001 and 2000 are as follows:

2000
Intangible assets:
Noncompete agreements	$150,000
Less accumulated amortization	(135,000)

Intangible assets, net	$15,000

Intangible asset amortization of $15,000 and $30,000 for the years ended December 31, 2001 and 2000, respectively is included in selling, general and administrative expenses. All non-compete agreements were fully amortized and written off during 2001.

5. Income Taxes

Income taxes are summarized as follows:

	2001	2000
Current:
Federal	$1,523,990	$1,469,349
State	417,723	371,116

	1,941,713	1,840,465
Deferred:
Federal	48,110	(144,868)
State	17,849	(4,150)

	65,959	(149,018)

	$2,007,672	$1,691,447

Income taxes differ from the amounts computed by applying the federal income tax rate of 35.0%. A reconciliation of this difference is as follows:

	2001	2000
Taxes calculated at federal rate	$1,723,838	$1,451,720
State taxes, net of federal benefit	283,122	238,528
Other items, net	712	1,199

	$2,007,672	$1,691,447

AMERICAN DRIVING RECORDS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001 and 2000

The primary components of temporary differences that give rise to the Company’s net deferred tax assets are as follows:

	2001	2000
Deferred tax assets:
Depreciable and amortized assets	$14,294	$17,904
State tax	151,187	128,627

	165,481	146,531
Deferred tax liabilities:
Accrued expenses	88,519	—

	88,519	—

Net deferred tax asset	$76,962	$146,531

6. Stock Redemption

In 1996 the Company agreed to purchase 1,000 shares of Company stock, which represented 50% of the outstanding shares of the Company, for $550,000. The redemption was effected over 5 years with a final payment in the amount of $82,500 in May 2001.

7. Employee Benefits

The Company sponsors a defined contribution 401(k) profit sharing plan. Participation in this plan is available to substantially all employees after completing an initial period of service. Employees may contribute a percentage of their pretax income. The Plan provides for discretionary Company contributions. Discretionary contributions aggregated $50,784 for the years ended December 31, 2001 and 2000.

8. Related Parties

The corporate office is leased from the sole stockholder. The lease expires in August of 2009 and provides for escalating monthly payments from $9,500 to $15,750.

Payments made to a corporation in India, which is owned by the stockholder were capitalized as software. Amounts capitalized during 2001 and 2000 were $199,680 and $52,260, respectively.

Directors fees to the sole stockholder of $75,000 are included in selling, general and administrative expenses for the year 2001. Total director’s fees paid to the sole stockholder in 2001 were $125,000, including fees accrued prior to fiscal 2000. No director’s fees to the sole stockholder were paid or accrued during 2000.

9. Commitments and Contingencies

Operating Leases

The Company leases office space at various locations. The office lease payments ranged from $1,056 to $9,500 during 2000 and 2001. In addition the Company has various equipment leases with the final maturity due in August of 2005. Monthly rental payments range from $150 to $209. Rent expense under operating leases was $313,255 and $183,249 for the years ended December 31, 2001 and 2000, respectively.

AMERICAN DRIVING RECORDS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001 and 2000

Future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2001, are as follows:

Year Ending December 31,
2002	$184,350
2003	202,058
2004	187,756
2005	195,085
2006	174,000
Thereafter	500,250

$1,443,499

Litigation

The Company is involved in routine legal proceedings related to its operations. While the ultimate disposition of each proceeding is not determinable, the Company does not believe that any of such proceedings will have a material adverse effect on its financial condition, results of operations or cash flows.

10. Subsequent Event

During January 2002, the Company was purchased by The First American Corporation pursuant to a stock purchase agreement.

4,000,000 SHARES OF CLASS A COMMON STOCK

PROSPECTUS

We have not authorized anyone to give you any information that differs from the information in this prospectus. If you receive any different information, you should not rely on it.

The delivery of this prospectus shall not, under any circumstances, create an implication that First Advantage Corporation is operating under the same conditions that it was operating under on the date of this prospectus. Do not assume that the information contained in this prospectus is correct at any time past the date indicated.

This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which it relates in any circumstances in which such offer or solicitation is unlawful.

DATED [            ], 2003

PART II

Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) provides for the power to indemnify any directors, officers, employees and agents and to purchase and maintain insurance with respect to liability arising out of their capacity or status as directors, officers, employees and agents. The indemnification provisions are not exclusive of any other rights to which directors and officers may be entitled under a corporation’s certificate of incorporation or bylaws, any agreement, a vote of stockholders or otherwise.

The Registrant’s certificate of incorporation provides that its directors will not be personally liable to the Registrant or its stockholders for damages for breach of any duty owed to the Registrant or its stockholders except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under section 174 of the DGCL regarding negligent or wilful unlawful payment of dividends and stock redemption; or

•	for any transaction from which a director derived an improper personal benefit.

The Bylaws of the Registrant provide that:

•	subject to applicable law and certain qualifications, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Registrant to the fullest extent permitted by the DGCL (but, in the case of any future amendment to the DGCL, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The right to indemnification described in this paragraph is a contract right and, to the extent not prohibited by applicable law, includes the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses.

•	the Registrant is permitted to secure insurance on behalf of any director, officer, employee or agent of the Registrant or another business entity for any expense, liability or loss, regardless of whether the DGCL would permit indemnification.

Pursuant to the Agreement and Plan of Merger, dated December 13, 2002, among the Registrant, US SEARCH.com Inc. and the other parties thereto, the Registrant has agreed to indemnify and hold harmless the then present and former officers, directors, employees and agents of US SEARCH and its subsidiaries (each, an “Indemnified Party”) in respect of acts or omissions occurring on or prior to the effective time of the mergers contemplated thereby to the extent provided under US SEARCH’s and its subsidiaries’ certificates of incorporation (or equivalent organizational documents) and bylaws or any indemnification agreement with US SEARCH’s and its subsidiaries’ officers and directors to which US SEARCH and/or its subsidiaries is a party, in each case in effect on the date of the merger agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The Registrant also agreed under the merger agreement that for a period of six years after the effective time of the mergers, the Registrant will use its reasonable best efforts to procure officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the effective time of the mergers covering each Indemnified Party previously covered by US SEARCH’s and/or its subsidiaries’ officers’ and directors’ liability insurance policy on terms substantially similar to those of such policy in effect on the date of the merger agreement (the “D&O Insurance”), provided that the Registrant shall not be required to maintain the D&O Insurance with respect to a specific officer or director if the premium for obtaining the D&O Insurance exceeds 200% of the amount per annum US SEARCH paid in fiscal year 2002 (the “Premium Limit”). If the Registrant is unable to obtain the D&O Insurance, it will obtain as much comparable insurance as possible for an annual premium equal to the Premium Limit. In the event the Registrant would be required to spend in excess of the Premium Limit per year to obtain the D&O Insurance, the Registrant will notify each Indemnified Party who would be covered thereby and permit any such Indemnified Party to pay the excess amount over the Premium Limit that may be necessary to maintain such D&O Insurance covering such Indemnified Party.

Present and future directors and officers of the Registrant are covered by a policy of liability insurance obtained by First American which insures against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 21. Exhibits and Financial Statements.

Exhibit Number	Description

3.1	First Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

4.1

Form of certificate representing shares of the Registrant’s Class A common stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 (file number 333-105847) filed June 5, 2003).

4.2

Form of certificate representing shares of the Registrant’s Class B common stock (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

4.3	Description of the Registrant’s capital stock in Article IV of the Registrant’s First Amended and Restated Certificate of Incorporation (included in Exhibit 3.1).

Exhibit Number	Description

4.4	Description of the Registrant’s Class A common stock, $.001 par value, contained in the Registrant’s Registration Statement on Form 8-A, filed May 12, 2003.

5.1	Form of opinion of White & Case LLP regarding the validity of the shares of Class A common stock being registered by the Registrant under this Registration Statement.

10.1

Stockholders Agreement, dated as of December 13, 2002, among The First American Corporation, Pequot Private Equity Fund II, L.P. and the Registrant (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

10.2	Standstill Agreement, dated as of June 5, 2003, between The First American Corporation and the Registrant.

10.3	Services Agreement, dated as of June 5, 2003, between The First American Corporation and the Registrant.

10.4

Lease Agreement, dated September 27, 2000, between Koger Equity, Inc. and HireCheck, Inc. (incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

10.5

First Amendment to Agreement and Plan of Merger, dated as of January 3, 2003, by and among US SEARCH, Professional Resource Screening, Irwin R. Pearlstein, David Pearlstein and Cheryl Pearlstein-Enos (incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

10.6

Second Amendment to Agreement and Plan of Merger, dated as of January 21, 2003, by and among US SEARCH, Professional Resource Screening, Irwin R. Pearlstein, David Pearlstein and Cheryl Pearlstein-Enos (incorporated by reference to Exhibit 10.8 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

10.7

Third Amendment to Agreement and Plan of Merger, dated as of April 30, 2003, by and among US SEARCH, Professional Resource Screening, Irwin R. Pearlstein, David Pearlstein and Cheryl Pearlstein-Enos (incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

23.1	Consent of PricewaterhouseCoopers LLP with respect to The First American Corporation Screening Technology Companies.

23.2	Consent of PricewaterhouseCoopers LLP with respect to US SEARCH.com Inc.

23.3	Consent of White & Case LLP (included in Exhibit 5.1 and incorporated herein by reference).

24.1	Power of Attorney.

Item 22. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during the period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(2) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(4) That every prospectus: (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(7) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on June 30, 2003.

FIRST ADVANTAGE CORPORATION

By:	/s/ JOHN LONG
John Long Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

Date: June 30, 2003	By:	/s/ JOHN LONG
John Long Chief Executive Officer

Date: June 30, 2003	By:	/s/ JOHN LAMSON
John Lamson Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

Date: June 30, 2003	By:	*
Parker Kennedy Chairman

Date: June 30, 2003	By:	*
John Long Director

Date: June 30, 2003	By:	*
J. David Chatham Director

Date: June 30, 2003	By:	*
Barry Connelly Director

Date: June 30, 2003	By:	*
Lawrence D. Lenihan, Jr.

Director

Date:	By:
Donald Nickelson Director

Date: June 30, 2003	By:	*
Donald Robert Director

Date: June 30, 2003	By:	*
David Walker Director

By:	/s/ Kenneth D. DeGiorgio
Kenneth D. DeGiorgio, Attorney-in-Fact

Item 21. Exhibits and Financial Statements.

Exhibit Number	Description

3.1	First Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

4.1

Form of certificate representing shares of the Registrant’s Class A common stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 (file number 333-105847) filed June 5, 2003).

4.2

Form of certificate representing shares of the Registrant’s Class B common stock (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

4.3	Description of the Registrant’s capital stock in Article IV of the Registrant’s First Amended and Restated Certificate of Incorporation (included in Exhibit 3.1).

4.4	Description of the Registrant’s Class A common stock, $.001 par value, contained in the Registrant’s Registration Statement on Form 8-A, filed May 12, 2003.

5.1	Form of opinion of White & Case LLP regarding the validity of the shares of Class A common stock being registered by the Registrant under this Registration Statement.

10.1

Stockholders Agreement, dated as of December 13, 2002, among The First American Corporation, Pequot Private Equity Fund II, L.P. and the Registrant (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

10.2	Standstill Agreement, dated as of June 5, 2003, between The First American Corporation and the Registrant.

10.3	Services Agreement, dated as of June 5, 2003, between The First American Corporation and the Registrant.

10.4

Lease Agreement, dated September 27, 2000, between Koger Equity, Inc. and HireCheck, Inc. (incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

10.5

First Amendment to Agreement and Plan of Merger, dated as of January 3, 2003, by and among US SEARCH, Professional Resource Screening, Irwin R. Pearlstein, David Pearlstein and Cheryl Pearlstein-Enos (incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

Exhibit Number	Description

10.6

Second Amendment to Agreement and Plan of Merger, dated as of January 21, 2003, by and among US SEARCH, Professional Resource Screening, Irwin R. Pearlstein, David Pearlstein and Cheryl Pearlstein-Enos (incorporated by reference to Exhibit 10.8 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

10.7

Third Amendment to Agreement and Plan of Merger, dated as of April 30, 2003, by and among US SEARCH, Professional Resource Screening, Irwin R. Pearlstein, David Pearlstein and Cheryl Pearlstein-Enos (incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

23.1	Consent of PricewaterhouseCoopers LLP with respect to The First American Corporation Screening Technology Companies.

23.2	Consent of PricewaterhouseCoopers LLP with respect to US SEARCH.com Inc.

23.3	Consent of White & Case LLP (included in Exhibit 5.1 and incorporated herein by reference).

24.1	Power of Attorney.